Exhibit 4.18

Amendment and Restatement Agreement

relating to an umbrella loan agreement dated 29 August 2006, as most recently amended and restated on 12 April 2010 and further amended on 22 October 2010 and 26 July 2011

Dated 1 August 2011

Baker & Spice Aviation Limited

(as Original Borrower)

Commercial Aviation Solutions Australia Pty. Ltd. as trustee for The Aviation Solutions Unit Trust

(as CASA)

Coronet Aviation Australia Pty. Ltd. as trustee for The Barcom Aviation Unit Trust

(as Coronet)

The Financial Institutions referred to herein

(as Senior Lenders)

The Financial Institutions referred to herein

(as Junior Lenders)

Bank of Scotland plc

(as Facility Agent)

Bank of Scotland plc

(as Security Trustee)

Bank of Scotland plc

(as Hedging Bank)

Contents

1	Definitions and interpretation	2

2	Amendment and Restatement	3

3	Confirmations	3

4	Change of Lease Manager	3

5	Representations and warranties	4

6	Undertakings	4

7	Costs and expenses	6

8	Governing law and jurisdiction	6

9	Finance Documents	6

Schedule 1 – Part A - The Senior Lenders		7

Schedule 1 – Part B - The Junior Lenders		8

Schedule 2 – Form of Comfort Letter		9

Schedule 3 – Form of Amended and Restated Umbrella Loan Agreement		11

Amendment and Restatement Agreement

Dated 1 August 2011

Between

(1)	Baker & Spice Aviation Limited, a limited liability company organised and existing under the laws of Ireland having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (the Original Borrower);

(2)	Commercial Aviation Solutions Australia Pty. Ltd. as trustee for The Aviation Solutions Unit Trust, a company incorporated and existing under applicable law of Australia, having its principal place of business at Level 9 South, 161 Collins Street, Melbourne, Victoria 3000, Australia (CASA);

(3)	Coronet Aviation Australia Pty. Ltd. as trustee for The Barcom Aviation Unit Trust, a company incorporated and existing under applicable law of Australia, having its principal place of business at Level 9 South, 161 Collins Street, Melbourne, Victoria 3000, Australia (Coronet, and together with the Original Borrower and CASA, the Borrowers);

(4)	The Financial Institutions named in Part A of Schedule 1 hereto (the Senior Lenders) and in Part B of Schedule 1 hereto (the Junior Lenders);

(5)	Bank of Scotland plc, incorporated under the Companies Act 1985 and having its registered office at The Mound, Edinburgh, EH1 1YZ, United Kingdom, in its capacity as facility agent of the Lenders (the Facility Agent which expression shall include its successors and assigns);

(6)	Bank of Scotland plc, incorporated under the Companies Act 1985 and having its registered office at The Mound, Edinburgh, EH1 1YZ, United Kingdom, in its capacity as facility agent of the Lenders (the Hedging Bank which expression shall include its successors and assigns); and

(7)	Bank of Scotland plc, incorporated under the Companies Act 1985 and having its registered office at The Mound, Edinburgh, EH1 1YZ, United Kingdom, in its capacity as security trustee for and on behalf of, amongst others, the Lenders (the Security Trustee which expression shall include its successors and assigns).

Recitals

A	This Agreement is supplemental to and amends an umbrella loan agreement dated 29 August 2006 among the Parties (as amended and restated on 5 December 2006, 12 June 2007 and 17 December 2007, further amended on 11 December 2008, further amended and restated on 12 April 2010 and further amended on 22 October 2010 and 26 July 2011) (the Umbrella Agreement) relating to the financing of aircraft.

B	It is proposed that FLY will purchase all of the beneficial ownership interests of Judbury, the ASU Trust and GAHFL (the Transaction) and that upon consummation of the Transaction GAAM will resign as Lease Manager and BBAM (US) and BBAM (Ireland) will be appointed as Lease Managers in their stead.

C	The Parties have agreed to enter into this Agreement to (i) amend and restate the Umbrella Agreement on the terms of this Agreement and (ii) provide for the consent of the Finance Parties to various matters relating to the Transaction.

It is agreed:

1	Definitions and interpretation

1.1	Definitions

Words and expressions defined in the Umbrella Agreement, as in effect on the date of this Agreement, shall have the same meanings in this Agreement. In addition, in this Agreement:

ASU Trust means The Aviation Solutions Unit Trust.

BBAM (Ireland) means BBAM Aviation Services Limited, a limited liability company incorporated under the laws of Ireland.

BBAM (US) means BBAM LLC, a limited liability company organised and existing under the laws of the State of Delaware.

Charges means:

(a)	the mortgage of deposit of money dated 1 February 2011 between the Original Borrower as mortgagor and the Security Trustee as mortgagee;

(b)	the fixed and floating charge dated 19 March 2007 between CASA as chargor and the Security Trustee as chargee; and

(c)	the fixed and floating charge dated 5 November 2007 between Coronet as chargor and the Security Trustee as chargee.

Completion Date means the date on which the Transaction is completed.

Confirmation means the confirmation referred to in Clause 6.2 (Confirmation) to be given by the Facility Agent.

December 2007 Amendment Agreement means the amendment and restatement agreement dated 17 December 2007 relating to the Umbrella Agreement and entered into among the Parties.

Effective Date means the later of:

(a)	the earliest date on which the Facility Agent has received all of the items set out in Clause 6.1.2 (Undertaking of the Borrowers); and

(b)	the Completion Date.

FLY means Fly Leasing Limited, an exempted company incorporated under the laws of Bermuda.

GAAM means Global Aviation Asset Management Pty Ltd as trustee for The Global Aviation Asset Management Unit Trust.

GAHFL means Global Aviation Holdings Fund Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and an indirect beneficial owner of the Original Borrower.

Judbury means Judbury Investments Pty Ltd, an indirect beneficial owner of The Barcom Aviation Unit Trust.

Lease Management Agreement means the management agreement(s) in a form reasonably satisfactory to the Facility Agent pursuant to which BBAM US and BBAM Ireland are to be appointed as Lease Managers.

Letter of Comfort means a letter of comfort in the form set out in Schedule 2.

Parties means the parties to this Agreement.

OB Share Charge means the Share Charge relating to the Original Borrower.

1.2	Interpretation

The principles of interpretation set out in clause 1.2 (Interpretation) of the Umbrella Agreement shall apply to this Agreement, insofar as they are relevant to it, as they apply to the Umbrella Agreement.

1.3	Third party rights

The provisions of clause 39 (Third party rights) of the Umbrella Agreement shall apply to this Agreement as they apply to the Umbrella Agreement.

2	Amendment and Restatement

Each Party:

(a)	agrees that with effect from the Effective Date, the Umbrella Agreement shall be amended and restated so as to take effect in the form set out in Schedule 3;

(b)	agrees that on and after the Effective Date, the amended and restated Umbrella Agreement set out in Schedule 3 shall be the Umbrella Agreement; and

(c)	consents and agrees to the amendments referred to in Clause 2(a).

3	Confirmations

Each Party confirms that, on and after the Effective Date:

(a)	the Umbrella Agreement as amended and restated by this Agreement, and the other Transaction Documents (including clause 4 (Lenders’ Payment Systems) of the December 2007 Amendment Agreement), remain in full force and effect; and

(b)	the Security Documents to which it is a party continue to secure all liabilities which are expressed to be secured by them.

4	Change of Lease Manager

4.1	Consent of Facility Agent

The Facility Agent consents, with effect from the Effective Date, to:

(a)	the appointment of BBAM (US) and BBAM (Ireland) as Lease Managers pursuant to the Lease Management Agreement following GAAM’s resignation as Lease Manager; and

(b)	the execution by any Borrower of the Lease Management Agreement.

4.2	Acknowledgement

The Borrowers acknowledge that any further change of Lease Manager will be subject to clause 15.4.1 (Lease managers) of the Umbrella Agreement.

5	Representations and warranties

5.1	Corporate Authorities

Each Party represents and warrants to the other Parties that it has full power and authority to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery, of this Agreement.

5.2	Representations of the Borrowers

5.2.1	The Borrowers each hereby represent and warrant to the Financing Parties on the date of this Agreement on the terms of the representations and warranties in clause 17.1 (Borrower’s Representations and Warranties) of the Umbrella Agreement.

5.2.2	The Borrowers each hereby further represent and warrant to the Financing Parties that upon consummation of the Transaction and, if later, the Effective Date:

(a)	FLY will be:

(i)	through its wholly owned subsidiaries Coral Aircraft Holdings Limited (an Irish company) and Opal Holdings Australia Pty Ltd (an Australian company), the sole beneficial owner of Judbury and the ASU Trust; and

(ii)	through Coral Aircraft Holdings Limited, the sole beneficial owner of GAHFL; and

(b)	the Subsidiaries of Judbury and GAHFL will be the same as at the date of this Agreement, save that GAAM and its wholly owned Subsidiary GAAM UK Pty Ltd will as of the Effective Date no longer be Subsidiaries of GAHFL.

6	Undertakings

6.1	Undertaking of the Borrowers

6.1.1	The Borrowers will procure that:

(a)	the Transaction is not consummated unless and until the Facility Agent has received all of the items set out in Clause 6.1.2; and

(b)	the Lease Management Agreement contains a provision whereby the lease management arrangements contained therein may be terminated upon the occurrence of an Event of Default and that such clause should not be amended without the Security Trustee’s consent.

6.1.2	On or before the Completion Date:

(a)	the Original Borrower shall pay to the Facility Agent (for the account of the Lenders) a work fee of two hundred and fifty thousand Dollars ($250,000);

(b)	the Original Borrower shall procure that FLY provides a duly executed Letter of Comfort to the Security Trustee;

(c)	the Original Borrower shall deliver or cause to be delivered to the Facility Agent a certified true copy of the Lease Management Agreement.

6.1.3	The Original Borrower will promptly and, in any event, within one (1) Business Day of such completion, notify the Facility Agent when completion of the Transaction has occurred.

6.1.4	Within five (5) Business Days of the Effective Date:

(a)	the Original Borrower shall procure that the company secretary and each director of the Original Borrower provides to the Security Trustee a signed and undated letter of resignation in the form set out in schedule 2 to the OB Share Charge and a signed and dated letter of authority in the form set out in the relevant part of schedule 3 to the OB Share Charge;

(b)	the Original Borrower shall deliver or cause to be delivered to the Facility Agent legal opinions (in form and substance satisfactory to the Facility Agent) of Matheson Ormsby Prentice at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland in respect of the due execution and delivery by the Original Borrower of this Agreement

(c)	CASA shall deliver or cause to be delivered to the Facility Agent a legal opinion (in form and substance satisfactory to the Facility Agent) of Mallesons Stephen Jacques at Level 61, Governor Phillip Tower, 1 Farrer Place, Sydney, NSW 2000, Australia in respect of the due execution and delivery by CASA of this Agreement; and

(d)	Coronet shall deliver or cause to be delivered to the Facility Agent a legal opinion (in form and substance satisfactory to the Facility Agent) of Mallesons Stephen Jacques at Level 61, Governor Phillip Tower, 1 Farrer Place, Sydney, NSW 2000, Australia in respect of the due execution and delivery by Coronet of this Agreement.

6.2	Confirmation

As soon as reasonably practical following satisfactory receipt of the items set out in Clause 6.1.2, the Facility Agent shall confirm such receipt to the other Parties.

6.3	Further assurances regarding the Charges

6.3.1	The Parties note that each Charge contains references to bank accounts in GAAM’s name. As a consequence of the change of Lease Manager as contemplated in Recital (B), it will be necessary to replace those accounts with accounts in the name of BBAM (Ireland) or BBAM (US) and to change the signatories to certain accounts subject to the security interests created pursuant to the Charges.

6.3.2	Each Party shall enter into such further documents, deeds or agreements and undertake such actions as is necessary or desirable to amend the Charges to reflect the matters referred to in Clause 6.3.1 and to maintain the effectiveness of the security interests created by the Charges following such amendment.

6.3.3	Each Borrower shall, if requested by the Facility Agent, deliver or cause to be delivered to the Facility Agent:

(a)	a legal opinion (in form and substance satisfactory to the Facility Agent) of legal counsel referred to in Clause 6.1.4(b) (in the case of the Original Borrower), 6.1.4(c) (in the case of CASA or Coronet) in respect of the due execution and delivery by that Borrower of any document, deed or agreement executed by that Borrower pursuant to Clause 6.3.2; and

(b)	a legal opinion (in form and substance satisfactory to the Facility Agent) of Mallesons Stephen Jacques at Level 61, Governor Phillip Tower, 1 Farrer Place, Sydney, NSW 2000, Australia in respect of the enforceability of the security interest created pursuant to any Charge executed by that Borrower which is amended pursuant to Clause 6.3.2.

7	Costs and expenses

The Original Borrower confirms that it shall be liable for all reasonable costs and expenses of the Finance Parties in relation to this Agreement (including with regard to any action required pursuant to Clause 6.3) in accordance with clause 8.5.2 (Expenses) of the Umbrella Facility, subject to any cap on legal fees agreed between the Facility Agent and the Original Borrower.

8	Governing law and jurisdiction

8.1	Governing Law

This Agreement, together with any non-contractual obligations arising from or connected with it, is governed by English law.

8.2	Enforcement

The provisions of clauses 36.2 (English Courts) to 36.6 (Non-Exclusive Submissions) (inclusive) of the Umbrella Agreement shall apply to this Agreement as they apply to the Umbrella Agreement.

9	Finance Documents

This Agreement is a Finance Document.

This Agreement has been executed as a deed by the Parties and is intended to be and is delivered by them as a deed on the date stated at the beginning of this Agreement.

Execution Pages

The Original Borrower

Signed and Delivered	)
for and on behalf of and as the deed of	)
Baker & Spice Aviation Limited	)
by:	)	Lawfully appointed attorney

Name of Attorney

in the presence of:

Witness Signature:

Witness Name:

Witness Address and Occupation:

CASA

Executed by the duly authorised attorney of	)
Commercial Aviation Solutions	)
Australia Pty. Ltd. as trustee for	)
The Aviation Solutions Unit Trust	)

Name of Attorney

in the presence of:

Witness Signature:

Witness Name:

Witness Address and Occupation:

Coronet

Executed by the duly authorised attorney of	)
Coronet Aviation Australia Pty. Ltd.	)
as trustee for The Barcom Aviation Unit Trust	)

Name of Attorney

in the presence of:

Witness Signature:

Witness Name:

Witness Address and Occupation:

The Facility Agent

Executed as a Deed by	)
Bank of Scotland plc	)
acting by:	)
in the presence of:	)

Signature:

Name:

Title:

The Security Trustee

Executed as a Deed by	)
Bank of Scotland plc	)
acting by:	)
in the presence of:	)

Signature:

Name:

Title:

The Junior Lenders

Executed as a Deed by	)
Bank of Scotland plc	)
acting by:	)
in the presence of:	)

Signature:

Name:

Title:

The Hedging Bank

Executed as a Deed by	)
Bank of Scotland plc	)
acting by:	)
in the presence of:	)

Signature:

Name:

Title:

The Senior Lenders

Executed as a Deed by	)
Bank of Scotland plc	)
acting by:	)
in the presence of:	)

Signature:

Name:

Title:

Executed as a Deed by	)
CommBank Europe Limited	)
acting by:	)
in the presence of:	)

Signature:

Name:

Title:

Executed as a Deed by	)
Commonwealth Bank of Australia	)
acting by:	)
in the presence of:	)

Signature:

Name:

Title:

Dated originally 29 August 2006

(as most recently amended and restated on 1 August 2011)

BAKER & SPICE AVIATION LIMITED

as Original Borrower

COMMERCIAL AVIATION SOLUTIONS AUSTRALIA PTY. LTD

as TRUSTEE FOR THE AVIATION SOLUTIONS UNIT TRUST

as a Borrower

CORONET AVIATION AUSTRALIA PTY. LTD

as TRUSTEE FOR THE BARCOM AVIATION UNIT TRUST

as a Borrower

THE FINANCIAL INSTITUTIONS REFERRED TO HEREIN

as Senior Lenders

THE FINANCIAL INSTITUTIONS REFERRED TO HEREIN

as Junior Lenders

BANK OF SCOTLAND PLC

as Facility Agent

BANK OF SCOTLAND PLC

as Security Trustee

and

BANK OF SCOTLAND PLC

as Hedging Bank

amended and restated umbrella loan agreement

relating to the financing of

certain aircraft more fully detailed herein

- i -

- ii -

THIS LOAN AGREEMENT is made as a deed originally on 29 August 2006 and most recently amended and restated on 1 August 2011 (this “Agreement”)

BETWEEN:

(1)	BAKER & SPICE AVIATION LIMITED, a limited liability company organised and existing under the laws of Ireland having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (the “Original Borrower”);

(2)	Commercial Aviation Solutions Australia Pty. Ltd. as trustee for The Aviation Solutions Unit Trust, a company incorporated and existing under applicable law of Australia, having its principal place of business at Level 9 South, 161 Collins Street, Melbourne, Victoria 3000, Australia (a “Borrower”);

(3)	Coronet Aviation Australia Pty. Ltd. as trustee for The Barcom Aviation Unit Trust, a company incorporated and existing under applicable law of Australia, having its principal place of business at Level 9 South, 161 Collins Street, Melbourne, Victoria 3000, Australia (a “Borrower”);

(4)	THE FINANCIAL INSTITUTIONS NAMED IN SCHEDULE 1 PART A HERETO (the “Original Senior Lenders”);

(5)	THE FINANCIAL INSTITUTIONS NAMED IN SCHEDULE 1 PART B HERETO (the “Original Junior Lenders”);

(6)	BANK OF SCOTLAND PLC whose head office is at The Mound, Edinburgh, EH1 1YZ in its capacity as facility agent of the Lenders (the “Facility Agent”);

(7)	BANK OF SCOTLAND PLC whose head office is at The Mound, Edinburgh, EH1 1YZ, in its capacity as security trustee for and on behalf of, amongst others, the Lenders (the “Security Trustee”); and

(8)	BANK OF SCOTLAND PLC whose head office is at The Mound, Edinburgh, EH1 1YZ, in its capacity as hedging bank (the “Hedging Bank”).

WHEREAS:

(A)	Pursuant to the Sale Agreements, each Borrower (as defined below) has agreed to purchase the relevant Aircraft (as defined below).

(B)	The Senior Lenders have, subject to the provisions of this Agreement, agreed to provide finance to the Original Borrower and any New Borrower (as defined below) for a portion of the purchase price of each of the Aircraft by means of the Senior Loans granted under this Agreement.

(C)	The Parties have, subject to the provisions of this Agreement, agreed to allow participation by the Junior Lenders in the financing of each of the Additional Aircraft by means of the Junior Loans granted under this Agreement.

(D)	In order to secure the Loans to be granted under this Agreement, the Original Borrower and/or any New Borrower will execute the Security Documents to which it is expressed to be a party.

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“2011 Amendment and Restatement Agreement” means the amendment and restatement agreement relating to this Agreement dated 1 August 2011 and entered into among the parties to this Agreement.

“2011 Restatement Date” means the date on which this Agreement was restated pursuant to the 2011 Amendment and Restatement Agreement.

“Accession Undertaking” means an accession undertaking substantially in the form of Schedule 10.

“Additional Aircraft” means the aircraft detailed in each Facility Supplement and as more particularly described in the relevant Lease Agreement.

“Additional Lease Agreement” means the lease agreements detailed in each Facility Supplement.

“Additional Facility” means the Additional Senior Facilities and the Additional Junior Facilities.

“Additional Junior Facility” means the junior facilities detailed in each Facility Supplement.

“Additional Junior Loan” means the junior loan, made or to be made, under the additional Junior Facility, or the principal amount outstanding of that loan.

“Additional Senior Facility” means the senior facilities detailed in each Facility Supplement.

“Additional Senior Loan” means the senior loans made, or to be made, under the relevant Additional Senior Facility, or the principal amount outstanding of that loan.

“Affected Person” has the meaning given to such term in Clause 13.4 (Exclusions to Indemnities and Increased Costs).

“Affiliates” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agents” means both of the Security Trustee and the Facility Agent and “Agent” means either one of them.

“Aircraft” means, as the context may require, any or all of Aircraft 28071, Aircraft 28072 and any Additional Aircraft.

“Aircraft 28071” means the Boeing 737-800 aircraft having manufacturer’s serial number 28071 and German Registration Mark D-ABAQ as more particularly described in the relevant Lease Agreement.

“Aircraft 28072” means the Boeing 737-800 aircraft having manufacturer’s serial number 28072 and German Registration Mark D-ABAR as more particularly described in the relevant Lease Agreement.

“Aircraft Documentation” for an Aircraft, has the meaning given to such term or any equivalent term in the relevant Lease Agreement.

“Aircraft Protocol” means the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, concluded in Cape Town, South Africa, on November 16, 2001 (using its English-language version).

“Airframe” means, for an Aircraft, the Aircraft together with all Parts relating to it, but excluding the Engines and the Aircraft Documentation.

“Airframe Manufacturer” means, in relation to the Original Aircraft, The Boeing Company, a Delaware corporation and, in relation to any Additional Aircraft, the aircraft manufacturer detailed in the relevant Facility Supplement.

“Applicable Circumstance” has the meaning given to such term in Clause 14.6 (Definitions).

“Applicable Law” includes, without limitation, (a) applicable laws, statutes, decrees, decree-laws, acts, codes, legislation, treaties, conventions and similar instruments and, in respect of any of the foregoing, any instrument passed in substitution therefor or for the purposes of consolidation thereof with any other instrument or instruments, in each case, as amended, modified, varied or supplemented from time to time, (b) applicable final judgments, orders, determinations or awards of any court from which there is no right of appeal or if there is a right of appeal such appeal is not prosecuted within the allowable time, and (c) applicable orders, guidelines, notices, guidance, rules and regulations of any state or government or any government entity having the force of law (or, if not having the force of law, in respect of which compliance in the relevant jurisdiction is customary by banks and financial institutions).

“Applicable Margin” means:

(a)	in respect of the Senior Loan 28071 and the Senior Loan 28072, for:

(i)	any Interest Period starting on any date before (but not on) the Extension Date, one point five five per cent. (1.55%) per annum; or

(ii)	any Interest Period starting on or after the Extension Date, three point seven five per cent (3.75%); and

(b)	in respect of any Additional Facility means the applicable margin detailed in the relevant Facility Supplement.

“Applicable Proceeds” means any and all amounts (other than (i) the indemnity amounts referred to in Clause 11.5 (Indemnity Payments), (ii) any amounts received pursuant to a distribution under Clause 11.2 (Application of Applicable Proceeds) or Clause 11.4 (Partial Loss Proceeds; Engines; Warranty Proceeds) or (iii) any amounts received by the Hedging Bank pursuant to Clause 11.12 (Scheduled Swap Payments prior to the occurrence of a Swap Event)) received by any Lender, the Facility Agent, the Security Trustee, a Receiver or the Hedging Bank pursuant to this Agreement or any other Transaction Document or in connection herewith or therewith whether by reason of the exercise of any powers hereunder or thereunder or otherwise.

“Approved Lease Agreement” means, for an Aircraft, a lease agreement (other than any Lease Agreement) between the Original Borrower and any lessee approved pursuant to Clause 6.4 (Remarketing).

“Assignee” has the meaning given to such term in Clause 19.3 (Assignments by Lenders).

“Available Commitment” means in respect of each Loan, in relation to a Lender at any time prior to the relevant Disbursement Date and save as otherwise provided herein, the amount set out opposite its name in Schedule 1 (The Senior Lenders) or Schedule 2 (The Junior Lenders) of each Facility Supplement.

“Basle Paper” means the paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988 and prepared by the Basle Committee on Banking Regulations and Supervision, as amended in November 1991.

“Basle II Paper” means the paper entitled “International Convergence of Capital Measurement and Capital Standards” dated June 2004 and prepared by the Basle Committee on Banking Supervision.

“BBAM (Ireland)” means BBAM Aviation Services Limited, a limited liability company incorporated under the laws of Ireland.

“BBAM (US)” means BBAM LLC, a limited liability company organised and existing under the laws of the State of Delaware.

“Bill of Sale” means, in respect of an Aircraft, the full warranty bill of sale in respect of such Aircraft dated the relevant Disbursement Date in favour of the relevant Borrower.

“Borrower” means, as the case may be, the Original Borrower or any New Borrower.

“Borrower Account Charge” means each account charge in respect of the relevant Borrower’s Dollar Rent Account, Borrower’s Non-Dollar Rent Account, Borrower’s Maintenance Reserve Account or relevant Borrower’s Collateral Account entered into, or to be entered into, as the context may require, between any Borrower and the Security Trustee.

“Borrower’s Collateral Account” means, in respect of a Borrower, the Dollar account held with Lloyds Banking Group plc (or any Affiliate thereof in the United Kingdom) specified as such by that relevant Borrower to the Facility Agent from time to time.

“Borrower’s Dollar Rent Account” means, in respect of an Aircraft, the Dollar account specified as such by the relevant Borrower to the Facility Agent from time to time.

“Borrower’s Maintenance Reserve Account” means, in respect of an Aircraft, the account specified on such by the relevant Borrower to the Facility Agent from time to time.

“Borrower’s Non-Dollar Rent Account” means, in respect of an Aircraft, any account denominated in a currency other than Dollars and specified as such by the relevant Borrower to the Facility Agent from time to time.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in London, Berlin, Hannover, New York and San Francisco.

“Cape Town Agreements” means the Cape Town Convention as supplemented by the Aircraft Protocol, and any protocols, regulations, rules, orders, agreements, instruments, amendments, supplements, revisions or otherwise that have been or are later be made in connection with the Cape Town Convention and/or the Aircraft Protocol by the Supervisory Authority or an appropriate “registry authority” (as defined in the Aircraft Protocol) or any other international or national body or authority (in each case, using the English-language version).

“Cape Town Convention” means the Convention on International Interests in Mobile Equipment, concluded in Cape Town, South Africa, on November 16, 2001 (using its English-language version).

“Change in Law” means, in each case after the date of this Agreement (i) the introduction, abolition, withdrawal or variation, of any Applicable Law, (ii) any change in the judicial or legislative interpretation of any Applicable Law or (iii) any change in the interpretation or application of, or any law, request, order, guideline, notice, guidance, statement of policy or practice, rule or regulation of the nature referred to in paragraph (c) of the definition of Applicable Law.

“Collateral” means:

(a)	all of the Collateral as defined in, and the subject of, each Security Assignment; and

(b)	all other property subject to any Liens created by the Security Documents.

“Commitment Termination Date” means, in respect of each Additional Facility, the date specified in the relevant Facility Supplement.

“Connected Party” has the meaning given to such term in Clause 15.3.6 (Adequacy of Collateral).

“Consolidated Text” means the consolidated text of the Cape Town Convention and the Aircraft Protocol attached to Resolution No. 1 of the Final Act of the Diplomatic Conference to adopt the Cape Town Convention and the Aircraft Protocol held at Cape Town from 29 October to 16 November, 2001; and in this Agreement, any reference to a provision or part of the Consolidated Text is a reference to the provision or part of the Cape Town Convention and/or the Aircraft Protocol from which it is derived, the Cape Town Convention and the Aircraft Protocol being read and interpreted together as a single instrument as required by Article 6(1) of the Cape Town Convention (in all cases, referring to the English language version).

“Contribution” means, as the context may require, in relation to a Lender and the Loans, the principal amount of the relevant Senior Loans owing to that Senior Lender or the principal amount of Junior Loans owing to that Junior Lender, at any relevant time.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Trustee.

“Delivery Date” means, for an Aircraft, the date on which the relevant Borrower shall obtain title to such Aircraft pursuant to the relevant Bill of Sale.

“Deregistration Power of Attorney” for an Aircraft, means any deregistration power of attorney given by a Lessee under the relevant Lease Agreement.

“Disbursement” has the meaning given to such term in Clause 3.1 (Application of the Loan).

“Disbursement Date” for a Loan, means the Delivery Date for the Aircraft to which such Loan relates.

“Dollars” and “$” mean the lawful currency for the time being of the United States of America and in respect of all payments to be made under this Agreement in Dollars, mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other Dollar funds as may at the relevant time be customary for the settlement in New York City of international banking transactions denominated in Dollars).

“Drawdown Notice” means, in respect of a Loan, a notice of drawdown in relation to such Loan substantially in the form of Schedule 4 (Form of Notice of Drawdown).

“Early Repayment Fee” means if a Loan is prepaid in accordance with Clause 5.6 (Prepayment-Voluntary) an amount in Dollars equal to the Applicable Margin that would have been payable by the relevant Borrower in the period from the date of such prepayment until 30 November 2008.

“Enforcement Action” means:

(a)	the taking of any steps to enforce or require the enforcement of any of the Collateral;

(b)	the making of any demand against any Borrower in relation to any guarantee, indemnity or other assurance against loss in respect of any Liabilities or exercising any right to require any Borrower to acquire any Liability;

(c)	the exercise of any right of set off against any Borrower in respect of any Liabilities;

(d)	the suing for, commencing or joining of any legal or arbitration proceedings against any Borrower to recover or in respect of any Liabilities;

(e)	the entering into of any composition, assignment or arrangement with any Borrower; or

(f)	the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer) in relation to, the winding up, dissolution, administration or reorganisation of any Borrower or any suspension of payments or moratorium of any indebtedness of any Borrower, or any analogous procedure or step in any jurisdiction.

“Engines” in relation to an Aircraft, has the meaning given to such term in the relevant Lease Agreement.

“Engine Manufacturer” means, in relation to the Original Aircraft, CFM, a company organised and existing under the laws of France and, in relation to any Additional Aircraft, the engine manufacturer detailed in the relevant Facility Supplement.

“Event of Default” means any of the events or circumstances described in Clause 18.1 (Events of Default).

“Event of Loss” for an Aircraft, has the meaning given to such term or any equivalent term in the relevant Lease Agreement.

“Excess Amount Lender” has the meaning given to such term in Clause 11.10.

“Existing Senior Loans” means, as the context may require, each of Senior Facility 28071 or Senior Facility 28072, or both.

“Expenses” means all losses, liabilities, costs, charges, expenses and outgoings of whatever nature (including, without limitation, Taxes, stamp duties, registration fees and insurance premiums but excluding management time) suffered, incurred or paid by the Security Trustee or any Receiver in connection with and pursuant to the exercise of the powers referred to in the Transaction Documents.

“Extension Conditions” for an Aircraft, are as follows:

(a)	such Aircraft shall not be operated and shall be stored, insured, maintained and registered in accordance with the provisions contained in the relevant Lease Agreement (as if the leasing of such Aircraft thereunder had not terminated) provided that, if at any time such Aircraft is grounded and stored, the relevant Borrower may substitute the insurance required under the relevant Lease Agreement with such insurance as normal industry practice dictates but which shall, at least, conform with the amounts of insurance (including the amount of Stipulated Loss Value) required under the relevant Lease Agreement whilst it is in storage; and

(b)	the Liens created in respect of such Aircraft pursuant to the Security Documents shall be preserved in accordance with the provisions contained in this Agreement and the Security Documents.

“Extension Date” means 28 February 2011.

“Facility” has the meaning given to such term in Clause 2.1 (Grant of the Facility).

“Facility Majority Senior Lenders” means at any time, a Senior Lender or Senior Lenders whose contributions aggregate at least fifty one per cent (51%) of the Senior Loans provided always that after the Senior Secured Obligations Discharge Date of each Senior Loan, the references to “Senior Lender” and “Senior Loan” herein shall mean “Junior Lender” and “Junior Loan” and provided always that after the Junior Secured Obligations Discharge Date of each Junior Loan, the term “Facility Majority Senior Lenders” shall be construed to mean the Hedging Bank.

“Facility Supplement” means, as the context may require, any or all of the facility supplements entered into in accordance with this Agreement substantially in the form of Schedule 7.

“Final Disposition” means any transfer of title of an Aircraft by the relevant Borrower to another person.

“Finance Documents” means this Agreement, each Facility Supplement (if any), each Hedging Agreement (if any), Accession Undertakings, the Security Documents, the FLY Comfort Letter and the Lessor Parent Letters and all other documents, instruments, deeds or agreements which may from time to time be agreed by the Borrowers and either Agent to be a Finance Document.

“Financed Aircraft” means, at any time, those Aircraft in respect of which any Loan is outstanding at that time.

“Financing Parties” means each of the Lenders, the Facility Agent, the Security Trustee and the Hedging Bank, and a “Financing Party” means any one of them.

“Fixed Rate” means the rate for the period after (and including) the relevant Fixed Rate Date (a) in relation to Senior Loan 28071 and Senior Loan 28072, fixed by the Facility Agent in consultation with the Original Borrower and (b) in the case of any Loan in respect of an Additional Facility, as specified in the relevant Facility Supplement, if any.

“Fixed Rate Date” means (a) in relation to Senior Loan 28071 and Senior Loan 28072, 28 February 2007 (before but not on the Extension Date) or 28 February 2011 (after the Extension Date) and (b) in the case of any Loan in respect of an Additional Facility, as specified in the relevant Facility Supplement, if any.

“Floating Rate Loans” means all Loans on which interest accrues on a floating rate basis.

“FLY” means Fly Leasing Limited, an exempted company incorporated under the laws of Bermuda.

“FLY Comfort Letter” means the letter given to the Financing Parties by FLY in the form of schedule 2 (Form of Comfort Letter) to the 2011 Amendment and Restatement Agreement.

“Group” means, in respect of the Original Borrower, the Original Borrower and its Affiliates, from time to time.

“Hedging Agreement” means, in relation to an Aircraft and the Lease Agreement for such Aircraft and subject to any more particular definition in the Facility Supplement relating to such Aircraft, a swap agreement entered into by the relevant Borrower and the Hedging Bank under which the Borrower pays to the Hedging Bank the amounts it is due to receive from the relevant Lessee under such Lease Agreement in the currency in which they are payable under the Lease Agreement and the Hedging Bank pays to the Borrower the Dollar equivalent (calculated at a predetermined exchange rate) of such amounts, such swap agreement to incorporate the terms of a 1992 ISDA Master Agreement (Multicurrency – Cross Border) executed by the Hedging Bank and such Borrower prior to the date of the swap agreement.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Increased Cost” has the meaning given to such term in Clause 13.2 (Increased Costs).

“Indemnitees” means each of the Security Trustee, the Facility Agent, the Lenders, the Hedging Bank and their respective successors, directors, officers, servants and agents and “Indemnitee” shall be construed accordingly.

“Interest Payment Date” means, for each Loan, each of the dates specified in column (1) of Schedule 6 (Senior Loan Repayment Schedule) of this Agreement, Schedule 3 (Senior Loan Repayment Schedule) or Schedule 4 (Junior Loan Repayment Schedule) of any Facility Supplement.

“Interest Period” means, for each Loan, each period for the calculation of interest in respect of such Loan ascertained in accordance with Clause 4 (Interest).

“International Registry” means the registration facilities set up under the Cape Town Agreements.

“Junior Lenders” means, as the context may require, any or all of the Original Junior Lenders or any New Junior Lender.

“Junior Loan” means, as the context may require, any or all of the Additional Junior Loans.

“Junior Secured Obligations Discharge Date” means the date of irrevocable receipt by either the Security Trustee or the Facility Agent of repayment in full of the Junior Loan or, as the context may require, the Junior Loans, together with all other amounts then due and payable to the relevant Junior Lenders under the Transaction Documents.

“Lease Agreement” means as the context may require, any or all of Lease Agreement 28071, Lease Agreement 28072 and any Additional Lease Agreement for so long as the leasing of the Aircraft thereunder has not terminated or any Approved Lease Agreement under which an Aircraft is being leased.

“Lease Agreement 28071” means the lease agreement (MSN 28071) dated 14 August 2001 between Joachim Hunold & Co. OHG and the Original Lessee in respect of Aircraft 28071 as novated and/or amended by (i) a lease novation and amendment agreement (MSN 28071) dated 31 October 2001 between Joachim Hunold & Co. OHG, Bellevue Aircraft Leasing Limited and the Original Lessee (ii) a letter agreement dated 17 July 2002 between Bellevue Aircraft Leasing Limited and the Original Lessee, (iii) a lease novation and amendment agreement no.2 (MSN 28071) dated 13 December 2002 between Bellevue Aircraft Leasing Limited, Rainier Aircraft Leasing (Ireland) Limited and the Original Lessee, (iv) a deed of novation and amendment dated 20 December 2005 between Rainier Aircraft Leasing (Ireland) Limited, ACG Acquisition Ireland

III Limited and the Original Lessee, (v) an amendment no.3 to lease agreement (MSN 28071) dated 14 June 2006 between ACG Acquisition Ireland III Limited and the Original Lessee, (vi) a revised amendment no.3 to lease agreement (MSN 28071) dated 17 July 2006 between ACG Acquisition Ireland III Limited and the Original Lessee (vii) a lease novation and amendment agreement (MSN 28071) dated 1 September 2006 between ACG Acquisition Ireland III Limited, the Original Borrower and the Original Lessee and (viii) an amendment no.4 to lease agreement dated 22 October 2010 between the Original Borrower and the Original Lessor.

“Lease Agreement 28072” means the lease agreement (MSN 28072) dated 14 August 2001 between Joachim Hunold & Co. OHG and the Original Lessee in respect of Aircraft 28072 as novated and/or amended by (i) a lease novation and amendment agreement (MSN 28072) dated 31 October 2001 between Joachim Hunold & Co. OHG, Bellevue Aircraft Leasing Limited and the Original Lessee, (ii) a letter agreement dated 17 July 2002 between Bellevue Aircraft Leasing Limited and the Original Lessee, (iii) a lease novation and amendment agreement no.2 (MSN 28072) dated 13 December 2002 between Bellevue Aircraft Leasing Limited, Rainier Aircraft Leasing (Ireland) Limited and the Original Lessee, (iv) a deed of novation and amendment dated 20 December 2005 between Rainier Aircraft Leasing (Ireland) Limited, ACG Acquisition Ireland III Limited and the Original Lessee, (v) an amendment no.3 to lease agreement (MSN 28072) dated 14 June 2006 between ACG Acquisition Ireland III Limited and the Original Lessee, (vi) a revised amendment no.3 to lease agreement (MSN 28072) dated 17 July 2006 between ACG Acquisition Ireland III Limited and the Original Lessee, (vii) a lease novation and amendment agreement (MSN 28072) dated 1 September 2006 between ACG Acquisition Ireland III Limited, the Original Borrower and the Original Lessee and (viii) an amendment no.4 to lease agreement dated 22 October 2010 between the Original Borrower and the Original Lessor.

“Lease Documents” means each Lease Agreement, each Bill of Sale, any Letter of Credit, any Deregistration Power of Attorney and each Lease Novation Agreement.

“Lease Event of Default” in respect of an Aircraft, has the meaning given to the term “Event of Default” or any equivalent term in the relevant Lease Agreement.

“Lease Manager” means the entity or entities which manage the Lease Agreements on behalf of the Borrowers, being BBAM (Ireland) and BBAM (US) as at the 2011 Restatement Date.

“Lease Novation Agreement” means, in relation to a Lease Agreement, the lease novation agreement which makes the relevant Borrower party to such Lease Agreement.

“Lease Termination Date” for an Aircraft, means the date on which the leasing of such Aircraft under the relevant Lease Agreement terminates following a Lease Termination Event.

“Lease Termination Event” for an Aircraft, means the occurrence of a Lease Event of Default for such Aircraft or any other event or circumstance (other than an Event of Loss) resulting in the termination of the leasing of such Aircraft under the relevant Lease Agreement.

“Lenders” means, as the context may require, any or all of the Senior Lenders and the Junior Lenders.

“Lending Office” means, in respect of a Lender, the office through which such Lender is acting at the date hereof or as specified in the relevant Transfer Certificate or, in each case, such other office as such Lender shall from time to time notify the relevant Borrower as its Lending Office.

“Lessee” means, as the context may require, the Original Lessee or any New Lessee.

“Lessor Parent” means GAHF (Ireland) Limited (formerly known as Mayfair Aviation Holdings Limited).

“Lessor Parent Letter” means the letter given to, or to be given to, as the case may be, the Financing Parties by the Lessor Parent in respect of any Borrower substantially in the form of Schedule 5 (Form of Lessor Parent Letter).

“Letter of Credit” means, in respect of an Aircraft, any letter of credit issued in accordance with the provisions of the relevant Lease Agreement.

“Liability” means, at any time, in respect of each Lender, the proportion which its Contribution bears to the aggregate of each relevant Loan as at such time (or, prior to any Disbursement Date, the proportion which its Available Commitment bears to the maximum aggregate amount available for drawing under this Agreement) and “Liabilities” shall be construed accordingly.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for dollars for the Interest Period or the LIBOR Calculation Period (as the case may be) of that Loan) the arithmetic mean (rounded upwards to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as or about 11.00am (London time) on the Quotation Day for the offering of deposits in dollars and for a period comparable to the Interest Period or the LIBOR Calculation Period (as the case may be) for that Loan.

“LIBOR Calculation Period” means the relevant period under which floating rents are reset under the relevant Lease Agreement.

“Lien” means any mortgage, pledge, lien, charge, encumbrance, hypothecation, lease, sublease, seizure, exercise of rights, security interest, judgment, writ, order or other claim or right of possession of any kind or nature whatsoever, however and wherever created or arising and whether or not consensual (including any agreement or arrangement to give or effect any of the foregoing and any conditional sale or other title retention agreement).

“Loan” means, as the context may require, any or all of the Senior Loans or the Junior Loans.

“London Business Day” means a day, other than a Saturday or Sunday, on which banks are open for the transaction of domestic and foreign exchange business in London.

“Losses” has the meaning given to such term in Clause 12.1 (General Indemnity) and the term “Loss” shall be construed accordingly.

“LTV Ratio” has the meaning given to such term in Clause 15.3.1 (Adequacy of Collateral).

“Majority Senior Lenders” means (i) if a Loan has not been advanced a Senior Lender or Senior Lenders whose Available Commitments aggregate at least fifty one per cent. (51%) of the aggregate Available Commitments of such Senior Loan (or if the Available Commitments have been reduced to zero, aggregated at least fifty one per cent. (51%) of the aggregate Available Commitments immediately prior to the reduction); and (ii) at any other time, a Senior Lender or Senior Lenders whose Contributions aggregate at least fifty one per cent. (51%) of such Loan provided always that after the Senior Secured Obligations Discharge Date, the references to “Senior Lender” and “Senior Loan” herein shall mean “Junior Lender” or “Junior Loan” and provided always that after the Junior Secured Obligations Discharge Date, the term “Majority Senior Lenders” shall be construed to mean the Hedging Bank.

“Market Value” means, in relation to an Aircraft, the market value of that Aircraft determined in accordance with Clause 15.3.2 (Adequacy of Collateral).

“Maturity Date” means in respect of Senior Facility 28071 or Senior Facility 28072, 31 October 2012 and in respect of any other Loan the maturity date detailed in the relevant Facility Supplement.

“Mitigation Period” has the meaning given to such term in Clause 33.1 (Mitigation).

“Mortgage” means, in respect of an Aircraft, any mortgage, pledge or other security interest over any Borrower’s interest in such Aircraft, including, without limitation, in the case of each Engine, any security transfer of title agreement (Sicherungsubereignungsvertrag) or other security interest, granted from time to time by the relevant Borrower in favour of the Security Trustee.

“New Borrower” means, in relation to any Additional Aircraft, the Borrower detailed in the relevant Facility Supplement and the relevant Accession Undertaking.

“New Junior Lender” means any lender designated as such in each Facility Supplement.

“New Lessee” means, in relation to any Additional Aircraft, the lessee detailed in the relevant Facility Supplement or any other lessee under an Approved Lease Agreement.

“New Senior Lender” means any lender designated as such in each Facility Supplement.

“Original Aircraft” means, as the context may require, either or both of Aircraft 28071 and Aircraft 28072.

“Original Borrower” means Baker & Spice Aviation Limited.

“Original Lessee” means Air Berlin PLC & Co. Luftverkehrs KG (formerly known as Air Berlin GmbH & Co. Luftverkehrs KG) or any other lessee under an Approved Lease Agreement.

“Parts” in relation to an Aircraft has the meaning given to such term in the relevant Lease Agreement.

“Permitted Liens” means any Lien:

(a)	created by or pursuant to any Finance Document; and/or

(b)	created by or subsisting with the prior written consent of the Facility Agent; and/or

(c)	in relation to any Aircraft, materialmen’s, mechanics’, workmen’s, repairmen’s, employees’ or other like Liens arising in the ordinary course of business securing amounts which are not overdue or which are being contested in good faith by appropriate proceedings which shall have effectively stayed any execution or other enforcement of such Liens, so long as such proceedings do not involve any material risk of the sale, forfeiture or loss of any Aircraft or, except as provided by applicable law, any interest therein; and/or

(d)	in relation to any Aircraft, Liens for Taxes or flight charges not yet due or being contested in good faith by appropriate proceedings which shall have effectively stayed any execution or other enforcement of such Liens, so long as such proceedings do not involve any risk of the sale, forfeiture or loss of any Aircraft or, except as provided by applicable law, any interest therein.

“Qualifying Lender” means a Lender beneficially entitled to the interest payable by the relevant Borrower:

(a)	which is licensed, pursuant to Section 9 of the Central Bank Act, 1971, to carry on banking business in Ireland and whose facility office is located in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3) of the Irish Taxes Consolidation Act, 1997 (the “TCA”); or

(b)	which is an authorised credit institution under the terms of the European Union Consolidation Directive (formerly the First European Union Banking Co-Ordination Directive and the Second European Union Banking Co-Ordination Directive) and has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and such financial institution is recognised by the Revenue Commissioners in Ireland as carrying on a bona fide banking business in Ireland for the purposes of Section 246(3) of the TCA and has its facility office located in Ireland; or

(c)	which is a company resident in a country with which Ireland has a double taxation treaty or resident in a member state of the European Communities (other than Ireland) provided such company does not provide its commitment through a branch or agency in Ireland; or

(d)	which is a body corporate which advances money in the ordinary course of a trade which includes the lending of money, provided that the interest is paid in Ireland, the interest is taken into account in computing the trading income of that Lender and which has complied with the notification requirements under section 246(5) TCA.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the London interbank market in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the London interbank market.

“Receiver” means and includes any administrative receiver and any other receiver and/or manager of the whole or any part of the undertaking and/or assets of the relevant mortgagor or assignor appointed under any of the Transaction Documents (and whether acting as agent for the relevant mortgagor or assignor or otherwise).

“Reference Banks” means the principal London offices of Bank of Scotland plc, Citibank, N.A., HSBC Bank plc, Barclays Bank PLC and The Royal Bank of Scotland plc.

“Release Letter” means, in respect of a Borrower, a release letter in relation such Borrower substantially in the form of Schedule 9 (Form of Release Letter).

“Relevant Event” means an Event of Default or any event which could, with the lapse of time, the giving of notice or the making of a determination or any combination thereof, become an Event of Default.

“Relevant Rate of Interest” means the rate of interest determined by the Facility Agent to be one point five per cent. (1.5%) per annum plus the Applicable Margin above LIBOR for the relevant period.

“Relevant Scheduled Swap Payment Date” means each Scheduled Swap Payment Date prior to the occurrence of a Swap Event under the corresponding Hedging Agreement.

“Remarketing Notice” has the meaning given to it in Clause 6.1.

“Remarketing Period” has the meaning given to it in Clause 6.2.

“Remarketing Start Date” has the meaning given to it in Clause 6.1.

“Rent” for an Aircraft, means any scheduled payment of rent payable by the relevant Lessee pursuant to the relevant Lease Agreement.

“Repayment Instalment” means, in relation to a Loan and for an Interest Payment Date, the amount specified in Schedule 6 (Senior Loan Repayment Schedule) of this Agreement and Schedules 3 (Senior Loan Repayment Schedule) and 4 (Junior Loan Repayment Schedule) of each Facility Supplement, as the case may be, opposite such Interest Payment Date.

“Retained Amounts” has the meaning given to such term in Clause 15.4.2 (Adequacy of Collateral).

“Sale Agreements” means the two (2) aircraft sale and purchase agreements pursuant to which the Original Borrower agreed to purchase the Original Aircraft and any additional sale and purchase agreement for any Additional Aircraft detailed in the relevant Facility Supplement.

“Scheduled Swap Payment” means in respect of each Hedging Agreement, each scheduled payment due to be made by the relevant Borrower to the Hedging Bank in accordance with that Hedging Agreement.

“Scheduled Swap Payment Date” means in respect of each Hedging Agreement, each scheduled payment date under that Hedging Agreement when a Scheduled Swap Payment is due to be made by the relevant Borrower to the Hedging Bank.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for dollars for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the relevant Borrower and the Lenders.

“Secured Obligations” means any and all moneys, liabilities and obligations which are now or at any time hereafter may be expressed to be due, owing or payable by any Borrower or the Lessor Parent to any Financing Party, actually or contingently, pursuant to this Agreement and/or any other Finance Document or as a consequence of any breach, non-performance, disclaimer or repudiation by any Borrower or the Lessor Parent (or by a liquidator, receiver, administrative receiver, administrator, examiner, or any similar officer in respect of any Borrower or the Lessor Parent) of any of its obligations under the Finance Documents including, without limitation, any obligation or liability to pay damages (and any and all such moneys, liabilities and obligations of any Borrower or the Lessor Parent shall form part of the Secured Obligations whether or not any Borrower is personally liable for the same and whether or not any recourse may be had with respect thereto against such Borrower or the Lessor Parent and/or its assets and (without limiting the generality, of the foregoing) notwithstanding the limited recourse provisions of Clause 14 (Security and Recourse) or any similar provisions in any other Finance Document).

“Secured Parties” means the Security Trustee, any Receiver or Delegate, the Facility Agent, each Lender and the Hedging Bank.

“Security Assignment” means, in respect of an Aircraft, the security assignment entered into, or to be entered into, as the context may require, between any Borrower and the Security Trustee in relation to such Aircraft.

“Security Documents” means the Mortgages, the Security Assignments, the Borrower Account Charges, the Share Charge and all other documents, instruments, deeds or agreements which may from time to time be executed in favour of the Security Trustee as security for the performance of the obligations of any Borrower or any Lessor Parent under the Transaction Documents.

“Security Period” means the period from the date of execution of this Agreement to the date when all the Secured Obligations have been satisfied in full.

“Selection Notice” means, in respect of an Additional Facility, a selection notice substantially in the form of Schedule 8.

“Seller” means the seller under each of the Sale Agreements as relevant.

“Senior Facility 28071” has the meaning given to such term in Clause 2.1 (Grant of the Facility).

“Senior Facility 28072” has the meaning given to such term in Clause 2.1 (Grant of the Facility).

“Senior Finance Parties” means, together, the Senior Lenders, the Facility Agent and the Security Trustee.

“Senior Lenders” means, as the context may require, any or all of the Original Senior Lenders or any New Senior Lenders.

“Senior Loan 28071” means a loan made, or to be made, under Senior Facility 28071 or the principal amount outstanding of that loan.

“Senior Loan 28072” means a loan made, or to be made, under Senior Facility 28072 or the principal amount outstanding of that loan.

“Senior Loans” means, as the context may require, any or all of the Senior Loan 28071, Senior Loan 28072 and each Additional Senior Loan.

“Senior Secured Obligations Discharge Date” means the date of irrevocable receipt by either the Security Trustee or the Facility Agent of repayment in full of the Senior Loan or, as the context may require, the Senior Loans, together with all other amounts then due and payable to the relevant Senior Finance Parties under the Transaction Documents.

“Share Charge” means any and all of the charges over the shares of the Borrowers entered into, or to be entered into, as the context may require, between the relevant Lessor Parent and the Security Trustee.

“State of Registration” means, in respect of the Original Aircraft, Germany and in respect of any Additional Aircraft, the state of registration so detailed in the relevant Facility Supplement or, in either case, such other jurisdictions as the Security Trustee may approve in writing.

“Stipulated Loss Value” for any Aircraft, has the meaning given to such term or any equivalent term in the relevant Lease Agreement.

“Subsidiary” means, in relation to the corporation concerned, a corporation in which it holds (directly or indirectly) for its benefit, but otherwise than by way of security alone, securities:

(a)	to which are attached more than fifty per cent. (50%) of the votes that may be cast to elect directors of such corporation; and

(b)	the votes attached to which are sufficient, if exercised, to elect a majority of the directors of that corporation.

“Swap Event” means in respect of each Hedging Agreement, either (a) an event of default (howsoever described) under that Hedging Agreement having occurred and continuing, or (b) the designation of an Early Termination Date (as defined in such Hedging Agreement) under that Hedging Agreement as a result of the occurrence of an event of default (howsoever described).

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature including, without limitation, any value added, stamp or registration or similar taxes at the rate applicable for the time being imposed by any national or local taxing authority or other agency or government together with interest thereon and penalties in respect thereof and “Tax” and “Taxation” shall be construed accordingly.

“Termination Proceeds” means, in respect of any Aircraft, any Applicable Proceeds that constitute (i) a prepayment in whole or in part of the Loan relating to such Aircraft pursuant to Clause 5.6 (Prepayment - Voluntary); (ii) a payment in respect of hull insurance following an Event of Loss of such Aircraft; (iii) any proceeds of sale of such Aircraft; and (iv) any amounts received by the Hedging Bank pursuant to a termination of the Hedging Agreement relating to such Aircraft.

“Transaction Documents” means each of the Finance Documents and the Lease Documents and all notices, acknowledgements, consents, certificates, instruments, deeds, charges and other documents and/or agreements issued or entered into or, as the case may be, to be issued or entered into pursuant to any of the foregoing.

“Transfer Amount” means in relation to a Loan an amount equal to the aggregate of the relevant Senior Loan, accrued interest on such Senior Loan (excluding any default interest accrued from the date of service of notice by the Junior Lenders requesting a transfer pursuant to Clause 31.1.1 of this Agreement) and all other amounts due and payable to the Senior Financing Parties under this Agreement in relation to such Senior Loan and all other amounts which would be due and payable if the Borrowers had repaid such Senior Loan on the date on which the transfer of the Senior Lenders’ rights is to take place under Clause 31.1.1 of this Agreement.

“Transfer Certificate” means a transfer certificate substantially in the form of Schedule 2 (Form of Transfer Certificate).

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

“Transferee” has the meaning given to such term in Clause 19.4 (Transfers by Lenders).

“Trust Property” means (i) the Transaction Documents and the security, powers, rights, titles, benefits and interests (both present and future) constituted by or conferred on the Security Trustee under or pursuant to the Transaction Documents and (ii) all moneys, property or other assets paid or transferred to or vested in the Security Trustee or received or recovered by the Security Trustee pursuant to, or in connection with, any of the Transaction Documents.

“Warranty Proceeds” means the proceeds of all claims made under, or any other monies paid in relation to any warranty or product agreement of any manufacturer or supplier of the Aircraft.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	references to Clauses and Schedules are to be construed as references to the Clauses of, and Schedules to, this Agreement and references to this Agreement include the Recitals and the Schedules;

(b)	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended, modified, restated, varied, novated, replaced or supplemented (including but not limited to, by any duly executed Facility Supplement) from time to time in accordance with the terms hereof or thereof;

(c)	words importing the plural shall include the singular and vice versa;

(d)	references to a person shall be construed as including, without limitation, references to an individual, firm, company, corporation or unincorporated body of persons;

(e)	any reference to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended; and

(f)	any reference to any person includes any successor in title to it and any assignee and/or transferee in accordance with their respective interests and in the case of a “Lender”, shall include its permitted Assignees and Transferees.

1.3	Headings

Clause headings and the table of Contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

2.	AMOUNT, EXCLUSION OF JOINT LIABILITY AND PURPOSE OF THE LOAN

2.1	Grant of the Facility

The Lenders severally agree, upon the terms and subject to the conditions of this Agreement, to grant to the relevant Borrower:

(a)	a senior loan facility in the amount of 25,350,000 Dollars (the “Senior Facility 28071”);

(b)	a senior loan facility in the amount of 25,350,000 Dollars (the “Senior Facility 28072”);

(c)	each Additional Senior Facility; and

(d)	each Additional Junior Facility,

and the Senior Facility 28071, the Senior Facility 28072, each Additional Senior Facility and each Additional Junior Facility together, the “Facility”.

2.2	Lender’s Obligations Several

The obligations under this Agreement of each Lender are several and not joint. Each of the Lenders is only responsible for that portion of the Loans specified opposite its name in Schedules 1 and 2 hereto and of the corresponding schedules of any Facility Supplement.

2.3	Purpose of the Loan

2.3.1	Senior Loan 28071 shall be made available only to finance the purchase of Aircraft 28071, provided that none of the Agents or the Lenders shall be obliged to concern themselves with such application.

2.3.2	Senior Loan 28072 shall be made available only to finance the purchase of Aircraft 28072, provided that none of the Agents or the Lenders shall be obliged to concern themselves with such application.

2.3.3	Any Loan in respect of an Additional Facility shall be made available only to finance the purchase of the Aircraft, as detailed in the relevant Facility Supplement, provided that none of the Agents or the Lenders shall be obliged to concern themselves with such application.

2.4	Facility Supplement

2.4.1	Upon receipt of a Selection Notice in accordance with the provisions of this Agreement, the Facility Agent shall consider its terms and enter into good faith negotiations with the Original Borrower to reach agreement on the terms and conditions of such relevant Additional Facility with fifteen (15) Business Days of such receipt, provided always that such agreement shall be within the sole discretion of the Facility Agent.

2.4.2	Upon confirmation of agreement reached as per Clause 2.4.1, the Facility Agent shall prepare a Facility Supplement for such Additional Facilities and shall procure that an execution version of a Facility Supplement is circulated to the relevant Borrower, the Security Trustee and each Lender not later than five (5) Business Day prior to the relevant Disbursement Date with a view to the parties thereto executing the same and each Lender hereby authorises the Facility Agent to execute the Facility Supplement on its behalf.

2.4.3	Notwithstanding any time periods detailed in this Clause 2.4, no Lender shall be under any obligation to fund any Additional Facility until the relevant conditions of Clause 22 (Conditions Precedent and Delayed Delivery) have been satisfied or waived in accordance with the terms thereof.

2.4.4	Each Facility Supplement shall, upon its execution, be supplemental to, and form part of, this Agreement.

2.5	No Partnership

This Agreement shall not and shall not be construed as to constitute a partnership between the parties or any of them.

3.	DISBURSEMENT OF THE LOANS

3.1	Application of the Loans

Subject to Clause 22 (Conditions Precedent and Delayed Delivery), one (1) Loan in respect of each Facility shall be made available by each of the relevant Lenders in their respective proportions by a single disbursement in relation to the relevant Aircraft in cash (each such disbursement herein called a “Disbursement”) by payment to the Seller on behalf and for the account of the relevant Borrower to partially satisfy the obligation of that Borrower to pay the purchase price under the relevant Sale Agreement.

3.2	Proportional Payments by the Lenders

All payments by the Lenders under this Agreement shall be effected in Dollars on the relevant date and, as far as practical, simultaneously in the proportions which each of the Lenders’ Available Commitment bears to the aggregate amount of the Available Commitments.

3.3	Reduction of Available Commitment

If a Lender’s Available Commitment is reduced in accordance with the terms hereof after the Facility Agent has received a Drawdown Notice in respect of a Loan and such reduction was not taken into account in the amount of such Loan requested in that Drawdown Notice, then the amount of such Loan shall be reduced accordingly.

3.4	Conditions Precedent

Promptly following receipt of the same, the Facility Agent shall confirm to each of the relevant Lenders that it has received from the relevant Borrower all the documents mentioned in Clause 22 (Conditions Precedent and Delayed Delivery) in form and substance satisfactory to it.

3.5	Availability of Loans

The Disbursements shall not be made after the Commitment Termination Date.

3.6	Cancellation of Available Commitments

Upon drawdown of each of the Loans in accordance with the terms of this Agreement any undrawn portion of the Available Commitments in relation to such Loan shall be automatically cancelled.

4.	INTEREST

4.1	Payment of Interest

4.1.1	The Borrower shall for each fixed rate Loan pay, on each Interest Payment Date, interest on the outstanding amount of such Loan in respect of each Interest Period for such Loan:

(a)	for the period from the Disbursement Date for such Loan to but excluding the relevant Fixed Rate Date (if any), in an amount equal to the sum of LIBOR for the LIBOR Calculation Period within which such Interest Period falls and the Applicable Margin; and

(b)	for the period after and including the relevant Fixed Rate Date (if any, or if there is no Fixed Rate Date, the Disbursement Date), at the Fixed Rate.

4.1.2	The Borrower shall for each floating rate Loan, pay, on each Interest Payment Date, interest on the outstanding amount of such Loan in respect of each Interest Period for each Loan in an amount of the sum of LIBOR and the Applicable Margin.

4.1.3	The Facility Agent will promptly notify the Lenders and the relevant Borrower of the determination of LIBOR for the relevant Loan.

4.2	Interest Periods

The initial Interest Period in respect of each Loan will commence on (and include) the relevant Disbursement Date and terminate on (and exclude) the next following Interest Payment Date and each subsequent Interest Period will commence on (and include) such Interest Payment Date and shall end on (and exclude) the next following Interest Payment Date.

4.3	Calculation of Interest

Interest payable under this Clause 4 (Interest), Clause 7 (Overdue Payments and Indemnification) and other payments of an annual nature under this Agreement shall accrue from day to day and be calculated on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed.

4.4	Absence of quotations

Subject to Clause 4.5 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

4.5	Market disruption

4.5.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period or LIBOR Calculation Period (as the case may be) then the rate of interest on each Lender’s share of that Loan for the Interest Period or LIBOR Calculation Period (as the case may be) shall be the percentage rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period or LIBOR Calculation Period (as the case may be), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select. Such Lender will consult with the Borrowers (if practicable) and in any event shall provide the Borrower with reasonable details of the basis on which such Lender has determined such costs of funding but without prejudice to its right to fund from whatever source it may reasonably select.

4.5.2	In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period or LIBOR Calculation Period (as the case may be) the Screen Rate is not available and two or fewer of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant Interest Period or LIBOR Calculation Period (as the case may be); or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period or LIBOR Calculation Period (as the case may be), the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 33.3 per cent of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

4.6	Alternative basis of interest or funding

4.6.1	If a Market Disruption Event occurs and the Facility Agent or a Borrower so requires, the Facility Agent and such Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

4.6.2	Any alternative basis agreed pursuant to Clause 4.6.1 shall, with the prior consent of all the Lenders and each Borrower, be binding on all Parties.

4.7	Non-application of Clauses 4.4 to 4.6

The provisions of Clauses 4.4, 4.5 and 4.6, shall not apply to any Loan which is outstanding as at 1 December 2007.

5.	REPAYMENT AND PREPAYMENT

5.1	Repayment of Loans

Subject to Clause 6.4 (Remarketing) the Borrower shall:

5.1.1	repay the principal amount of each Loan in consecutive instalments on each Interest Payment Date for such Loan in the amount of the Repayment Instalment applicable to such date; and

5.1.2	repay the outstanding amount of each Loan in a single instalment on the relevant Maturity Date.

5.2	Broken Funding Costs

In the case of any repayment of any Loan on any date other than on the dates (and in the amounts) provided for in Clause 5.1 (Repayment of Loans) (any such date being the “Applicable Date”), each Borrower shall pay upon first written demand to each of the relevant Lenders such amounts as the Facility Agent may certify as being the aggregate of:

(a)	if not paid on an Interest Payment Date, an amount equal to the amount (if any) by which (i) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the next succeeding Interest Payment Date exceeds (ii) the amount of interest which in the opinion of the Facility Agent would have been payable to the Facility Agent on such next Interest Payment Date in respect of a Dollar deposit equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the second Business Day following the date of such receipt or recovery and ending on such next Interest Payment Date; and

(b)	the amount of any break cost (if any) payable by such Lender in connection with the breakage of any swap (internal or external) entered into by it in connection with the fixing of the Fixed Rate.

5.3	Calculation of Broken Funding Costs

All amounts due under Clause 5.2 (Broken Funding Costs) shall be accompanied by a calculation in reasonable detail and shall be certified as correct by the Facility Agent or the relevant Lender, as the case may be, which certification shall, in the absence of manifest error, constitute prima facie evidence of the contents thereof.

5.4	Prepayment - Lease Termination

If at any time:

5.4.1	an Event of Loss occurs in relation to an Aircraft, the relevant Loan, together with all interest accrued thereon and other amounts due in connection therewith to the Lenders under this Agreement and any other Finance Document including, without limitation, any costs pursuant to Clause 5.2 (Broken Funding Costs), shall (without need for any notice) become due and payable on the date on which the Stipulated Loss Value becomes due and payable under the relevant Lease Agreement; or

5.4.2	subject to Clause 5.5 (Cure Rights), a Lease Event of Default occurs in relation to an Aircraft and is continuing, the relevant Borrower shall, if so instructed by the Facility Agent, immediately terminate the relevant Lease Agreement whereupon the provisions of Clause 5.4.3 shall apply. If the relevant Borrower is prevented from terminating the relevant Lease Agreement by any applicable law, the Borrower will not be in breach of this provision provided that it shall have first obtained advice addressed to the Facility Agent and the Borrower from duly qualified legal advisors in the relevant jurisdiction in relation to the application and effect of such applicable law (and such advice confirms that the Borrower is so prevented from effecting such termination) and the Borrower shall have taken such action (as may be permissible under applicable law and the relevant Lease Agreement) as the Facility Agent may require to protect the Lenders’ position. If the circumstances change and the relevant Borrower is no longer being prevented from terminating the relevant Lease Agreement by any applicable law, the relevant Borrower shall promptly inform the Facility Agent of such change and, provided such Lease Event of Default is continuing, if so instructed by the Facility Agent, shall immediately terminate the relevant Lease Agreement whereupon the provisions of Clause 5.4.3 shall apply; or

5.4.3	subject to Clause 6 (Remarketing), if a Lease Termination Event in relation to an Aircraft occurs, the Facility Agent shall, if so instructed by the Majority Senior Lenders of the related Loan, be entitled by written notice to accelerate the relevant Loan whereupon such Loan, together with all interest accrued thereon and other amounts due in connection therewith under this Agreement and any other Finance Document including, without limitation, any costs pursuant to Clause 5.2 (Broken Funding Costs) shall (without need for any notice) become immediately due and payable.

5.5	Cure Rights

5.5.1	If a Lessee fails to make payment of an instalment of Rent under a Lease Agreement (a “Rent Event”), the relevant Borrower may give notice to the Facility Agent that it intends to cure such Rent Event in which event, not later than the later of:

(a)	three (3) Business Days after such instalment was due under such Lease Agreement and not paid; and

(b)	the next Interest Payment Date in respect of the relevant Loan,

the relevant Borrower shall pay to the Security Trustee from such Borrower’s own funds, a sum equal to the amount of the principal and interest on the relevant Loan as shall then be due and payable hereunder provided that:

(A)	no Event of Default or Relevant Event under this Agreement has occurred and is continuing at such time; and

(B)	prior to the occurrence of such Rent Event such Borrower shall not have effected a cure pursuant to this Clause 5.5 in relation to a Rent Event with respect to the relevant Loan:

(i)	on four (4) successive occasions; or

(ii)	on any six (6) occasions (or such greater number of occasions as the Facility Agent may agree in writing with respect to any particular Aircraft).

5.5.2	Provided that the provisos of Clause 5.5.1 do not apply, if the relevant Borrower gives notice under Clause 5.5.1 the Facility Agent shall have no right to accelerate the Loan under Clause 5.4 (Prepayment—Lease Termination) unless and until the relevant Borrower fails to make the payments referred to in Clause 5.5.1 in accordance with the time periods specified in Clause 5.5.1. Any such cure payment in compliance with this Clause 5.5 shall be deemed to remedy the relevant Rent Event and to remedy any resulting Lease Event of Default hereunder solely for the purpose of determining whether there exists a Lease Event of Default for the purposes of this Agreement, but without relieving any Lessee of its obligations under any Lease Agreement.

5.6	Prepayment – Voluntary

5.6.1	A Borrower may, if it has given to the Facility Agent not less than three (3) Business Days’ irrevocable prior notice to that effect, cancel or prepay the whole of the relevant Loan on the date specified in such notice together with all other amounts owing or which become due and owing to the Financing Parties or any of them under any Transaction Document including, without limitation, any costs pursuant to Clause 5.2 (Broken Funding Costs).

5.6.2	Amounts prepaid may not be re-borrowed.

5.6.3	If such prepayment occurs before 30 November 2008 (other than due to an Event of Loss of the relevant Aircraft), the relevant Borrower shall pay the Early Repayment Fee to the Facility Agent. Any prepayment which occurs after 30 November 2008 shall not be subject to the Early Repayment Fee.

5.7	Prepayment - Increased Costs

If any of the circumstances described in Clauses 8.2 (Tax Gross-Up), 8.4 (Tax Indemnity), 12.1 (General Indemnity), 12.3 (Default Indemnity) or 13.2 (Increased Costs) arises in respect of a Loan and the relevant Lessee is not obliged to indemnify any Borrower for such sums pursuant to the relevant Lease Agreement then, subject to the provisions of Clause 33.1 (Mitigation), the relevant Borrower may by notice in writing to the Facility Agent accelerate the repayment of such Loan whereupon such Loan, together with all interest accrued thereon and other amounts due under this Agreement and any other Finance Document including, without limitation, any costs pursuant to Clause 5.2 (Broken Funding Costs), shall become due and payable to the relevant Lenders on the date specified in such notice.

5.8	Sale of Aircraft

If a Borrower sells an Aircraft:

5.8.1	the relevant Borrower shall prepay the relevant Loan together with all interest accrued thereon and any other amounts due and owing under the Finance Documents in connection with such Loan including, without limitation, any costs pursuant to Clause 5.2 (Broken Funding Costs) in respect of that Aircraft on the date of such sale and simultaneously with the release of the security over such Aircraft constituted by the Security Documents in respect of that Aircraft provided that upon the sale of the last Aircraft to be subject to any Loan under this Agreement, the relevant Borrower shall in addition to amounts due and owing under this Clause, pay any other amounts due and owing to any Financing Party under the Finance Documents; and

5.8.2	If such prepayment occurs before 30 November 2008 (other than due to an Event of Loss of the relevant Aircraft), the relevant Borrower shall pay the Early Repayment Fee to the Facility Agent. Any prepayment which occurs after 30 November 2008 shall not be subject to the Early Repayment Fee.

6.	REMARKETING

6.1	Remarketing Notice

If the leasing of an Aircraft under the relevant Lease Agreement has been terminated whether by expiry or early termination and no Event of Default or Relevant Event has occurred and is continuing, the relevant Borrower may give written notice (a “Remarketing Notice”) to be received no later than (i) in the case of a scheduled expiry, the scheduled expiry date of the lease or, as the case may be, (ii) in the case of an early termination, five (5) days after a Lease Termination Date under the relevant Lease Agreement (the “Remarketing Start Date”).

6.2	Remarketing Period

If a Borrower gives a Remarketing Notice in respect of an Aircraft, during the period from the Remarketing Start Date to the date falling six (6) months thereafter (the “Remarketing Period”) the following provisions shall apply:

6.2.1	no principal in respect of the relevant Loan shall be repayable or payable;

6.2.2	interest on the outstanding balance of the relevant Loan shall be paid by the relevant Borrower on the due date thereof in accordance with Clause 4 (Interest);

6.2.3	the relevant Borrower shall, at its expense, (i) as soon as it is aware that the relevant Lessee is not complying with its insurance obligations under the relevant Lease Agreement, insure the relevant Aircraft in compliance with the relevant Extension Condition from the date that the relevant Lessee has ceased to insure such Aircraft and (ii) from the time it obtains possession of such Aircraft, procure compliance with the remaining Extension Conditions; and

6.2.4	the relevant Borrower shall provide evidence satisfactory to the Facility Agent that it is using reasonable endeavours to remarket the relevant Aircraft as soon as practicable and in any event prior to the expiry of the Remarketing Period.

6.3	Term of Remarketing Period

The Facility Agent may, by written notice to the relevant Borrower, terminate the Remarketing Period upon the occurrence of any of the following events and for so long as it may continue, whereupon the relevant Loan together with all other sums then expressed to be owing with respect thereto and to any other Finance Document including, without limitation, any costs pursuant to Clause 5.2 (Broken Funding Costs) shall be due and payable on the date specified in such notice:

6.3.1	an Event of Default occurs; or

6.3.2	the relevant Borrower fails to procure compliance in any material respect with any of the Extension Conditions.

6.4	Remarketing

During the Remarketing Period the relevant Borrower may:

6.4.1	request an approval for a new lease agreement to be entered into with the prior written consent of the Facility Agent (acting on the instructions of all Lenders having a Liability in relation to such Aircraft if the Remarketing Period occurs following the scheduled expiry of the lease) and if such consent is given, such lease agreement shall become the Lease Agreement for the relevant Aircraft, and if the remarketing of the relevant Aircraft occurs following a Lease Termination Event in relation to such Aircraft, the provisions of Clause 5.4 (Prepayment – Lease Termination) shall not apply; or

6.4.2	sell the relevant Aircraft in which event on the date of such sale the relevant Loan, together with all interest accrued thereon and other amounts due under this Agreement and any other Finance Document to any Financing Party including, without limitation, any costs pursuant to Clause 5.2 (Broken Funding Costs), shall become due and payable to the Facility Agent provided that the relevant Borrower shall not sell such Aircraft for an amount less than the amount of the relevant Loan together with accrued interest and any other amounts due to any Financing Party under this Agreement or any other Finance Document including, without limitation, any costs pursuant to Clause 5.2 (Broken Funding Costs), without the prior written consent of the Security Trustee.

6.5	Termination of Remarketing Period

At the end of the Remarketing Period, unless a new lease has been entered into in accordance with Clause 6.4.1 or the relevant Aircraft has been sold in accordance with Clause 6.4.2, the relevant Loan, together with all interest accrued thereon and other amounts due under this Agreement or any other Finance Document including, without limitation, any costs pursuant to Clause 5.2 (Broken Funding Costs), shall become due and payable to the Facility Agent.

7.	OVERDUE PAYMENTS AND INDEMNIFICATION

7.1	Default Interest

If any amount due under this Agreement shall not be paid, for whatever reason, on its due date such amount shall bear interest from the due date for the payment thereof to the date on which such sum is paid in full (as well after as before judgment) at the Relevant Rate of Interest. Such interest shall be due and payable on the last day of each period as determined by the Facility Agent.

7.2	Payment not Prejudicial

The payment of interest by any Borrower pursuant to the foregoing provisions of this Clause 7 (Overdue Payments and Indemnification) shall in no way prejudice or preclude any of the Lenders from making any other claims or pursuing any other rights and remedies that may be available to them as a matter of law or by the provisions of this Agreement and the other Transaction Documents provided that no Lender shall be entitled to recover more than once in relation to the same loss.

8.	TAXES AND EXPENSES

8.1	Payments Without Deduction

All amounts payable by any Borrower under this Agreement or any Transaction Document (whether of principal, fees, interest or otherwise) shall be paid free and clear of and without deduction or withholding for or on account of any present or future income or other Taxes or withholdings of any nature whatsoever levied or imposed in any country (including any taxing authority therein or thereof or any political or administrative sub-division thereof) from or through which any such amount is to be or may be paid by or on behalf of such Borrower, unless any such deduction, withholding or payment is required to be made by any Applicable Law.

8.2	Tax Gross-Up

If:

8.2.1	any deduction or withholding for or on account of Taxes is (or, on the making of the next payment to be made hereunder or under any other Finance Document, would be) required to be made from any payment to be made to or for the account of any Lender or any Agent by any Borrower under this Agreement or any other Finance Document; or

8.2.2	any Agent is (or, on the making of the next payment to be made hereunder or under any other Finance Document, would be) required to make any deduction or withholding for or on account of Taxes from any amount received or receivable by such Agent on any Lender’s behalf under this Agreement or any other Finance Document or from any payment required to be made by such Agent to a Lender hereunder or thereunder; or

8.2.3	any Agent or any Lender or such Agent on behalf of any Lender is required to make any payment on account of Tax on or in relation to any amount received or receivable under this Agreement and/or any other Finance Document by such Lender or such Agent or such Agent on behalf of any Lender (including without limitation any sum received or receivable under this Clause 8.2), then the relevant Borrower shall, subject to Clause 13.4 (Exclusions to Indemnities and Increased Costs), within three (3) Business Days of demand from time to time of the relevant Lender or Agent (or the Facility Agent on its behalf) or, as the case may be, the Facility Agent, pay to the Facility Agent for its own account or for the account of the relevant Lender or Agent:

(x)	in the case of Clauses 8.2.1 or 8.2.2, such amounts as may be necessary to ensure that, after the making of all deductions or withholdings therein referred to, the Facility Agent (in the case of a payment to the Facility Agent for its own account) or the relevant Lender or Agent to whom or for whose account the relevant payment is or is to be made receives and retains, free from any such deduction or withholding, a net amount equal to the amounts it would have received and been so entitled to retain had no such deduction or withholding been made or required to be made, and/or

(y)	in the case of Clause 8.2.3, such amounts as may be necessary to indemnify each Agent and each Lender against the payment therein referred to together with any other costs, losses, fees, expenses, liabilities or Taxes payable or incurred in connection therewith.

For the purposes of this clause 8.2 (only), all references to a Finance Document shall be deemed not to include any Hedging Agreement.

8.3	Evidence of Payment of Tax

The relevant Borrower shall deliver to the Facility Agent within thirty (30) days after it has made any payment hereunder from which it is required by law or any competent authority to make any deduction or withholding, an original or certified copy of an official receipt, or such other evidence, if any, as is then customary, evidencing that such deduction or withholding has been made and has been accounted for to the appropriate authorities. The certificate of the relevant Lender or, as the case may be, the relevant Agent certifying any deduction, withholding, payment or liability of the nature referred to in Clause 8.2 (Tax Gross-Up) and/or certifying that there has been demanded from, but not received from, such Borrower such amounts as are referred to in Clause 8.2 (Tax Gross-Up), as the case may be, shall include reasonable details of the circumstances giving rise thereto and of the calculation of the amount thereof and shall be prima facie evidence.

8.4	Tax Indemnity

Subject to Clause 13.4 (Exclusions to Indemnities and Increased Costs), the relevant Borrower shall pay and shall indemnify each Financing Party, on demand, from and against all transaction or registration Taxes (including any such Taxes imposed as a consequence of the matters referred to in Clauses 12.1.1, 12.1.2 and 12.1.3) (collectively “Registration Duties and Taxes”) at any time payable in respect of this Agreement and the other Transaction Documents (other than any Hedging Agreement) or any transaction hereunder or thereunder and against any penalty or additional liability or expense resulting from any failure to pay or any delay in paying the same.

8.5	Expenses

Whether or not the Disbursement is advanced by the relevant Lenders to any Borrower pursuant to this Agreement, the relevant Borrower shall pay, on demand, to each Financing Party:

8.5.1	all legal expenses (subject to the agreed maximum) and all other agreed expenses incurred by each Financing Party in entering into the Transaction Documents relating to the relevant Aircraft;

8.5.2	all reasonable and proper expenses (including, without limitation, legal, printing, and out-of-pocket expenses) incurred by each Financing Party in connection with any amendment or extension of, or the granting of any waiver or consent under, any of the Transaction Documents relating to the relevant Aircraft requested by the relevant Borrower or, in the case of any amendment, agreed as a consequence of the operation of Clause 33.1 (Mitigation); and

8.5.3	all expenses (including legal, survey and other costs) incurred by any Financing Party in contemplation of, or otherwise in connection with, the enforcement (after the occurrence of an Event of Default or a Lease Event of Default) of, or preservation of any rights under, any of the Transaction Documents relating to the relevant Aircraft.

All expenses payable pursuant to this Clause 8.5 shall be paid together with any value added tax or similar Tax thereon, and in the currency in which the same are incurred by the Financing Party. Each Financing Party agrees that any demand under this Clause 8.5 shall set out in reasonable detail the nature and calculation of the amount claimed and shall be accompanied by such supporting evidence as may be reasonably available.

8.6	Refund by Lenders

To the extent that any Lender receives an amount without any deduction or withholding in a situation where (i) the relevant Borrower was required by Applicable Law to make a deduction or withholding for and on account of Taxes and (ii) pursuant to the provisions of Clause 8.2 (Tax Gross-Up) and 13.4 (Exclusion to Indemnity and Increased Costs), the relevant Borrower was not obliged to make an increase in or additional payment as contemplated in paragraph (x) of Clause 8.2 (Tax Gross-Up), such Lender shall as soon as practicable upon written request of such Borrower refund an amount equal to the deduction or withholding that should have been made to such Borrower, such payment to be made subject to any deduction or withholding that such Lender is required to make in relation to such refund by Applicable Law.

9.	CURRENCY

All payments to the Lenders under this Agreement shall be effected in Dollars with the exception of those payments which are, in the reasonable opinion of the Facility Agent, appropriate to be made in another currency, which shall be made in such other currency.

10.	PERFORMANCE PROCEDURE

10.1	Manner of Payments

The relevant Borrower shall be discharged from its payment obligations under this Agreement (including Clause 10.4 (Time and Place of Payments)) on making payments as directed by the relevant Lenders to the extent that the amounts due are unconditionally placed at the disposal of the relevant Lenders as directed by them in the freely convertible lawful currencies stipulated for each payment under this Agreement on the accounts mentioned below and (subject as provided in Clause 8.2 (Tax Gross-Up)) free of any charges (other than any charges imposed by the recipient bank).

10.2	Payments to Facility Agent

On each date when an amount is due from any Borrower under any Transaction Document to the Lenders, the Facility Agent, the Security Trustee or any of them in Dollars or any other currency, then such Borrower shall make the same available before 11:00 am (New York time or in the case of any other currency, the time of the principal financial centre of the country of issue of the relevant currency) by payment in Dollars or, as the case may be, such other currency and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment to, in the case of Dollars, the account of the Facility Agent number              with The Bank of New York, New York (SWIFT Code: IRVTUS3N; ABA No. 021000018) for further credit to Bank of Scotland International Services UK (SWIFT Code: BOFSGB2S), and, in the case of any other currency, to such account as is notified to the relevant Borrower by the Facility Agent at least five (5) Business Days prior to the relevant payment (or in any case to such other account as the Facility Agent may have specified for this purpose by no less than five (5) Business Days’ prior written notice).

10.3	Payment of Loan

Upon receipt of any amounts due from a Borrower to the Lenders, or any of them in accordance with Clause 10.2 (Payments to Facility Agent) in respect of the Loan, the Facility Agent shall make the same available to the relevant Lenders in the proportion that their respective portion of the Loan bears to the total amount of the Loan.

10.4	Time and Place of Payments

All payments to be made under this Agreement shall be made in full, without any set-off or counterclaim whatsoever and free and clear of any deductions or withholdings unless such deduction or withholding is required to be made under Applicable Law, in the currency in which such payments are expressed to be denominated by the terms of this Agreement, where such amount is denominated in Dollars by payment in Dollars and in same day funds (or in such other funds as may from time to time be customary in New York City for the settlement in New York City of international banking transactions in Dollars) and where such amount is denominated in another currency in immediately available, freely transferable cleared funds.

10.5	Non-Business Days

Whenever any payment of interest or principal (or any part thereof or any amount referable thereto including without limitation any amount payable under Clause 8.2 (Tax Gross-Up)) scheduled for payment on an Interest Payment Date shall fall due on a day which is not a Business

Day or where an Interest Period or LIBOR Calculation Period would otherwise start or end on a day which is not a Business Day the due date of such payment or, as the case may be the start date and/or end date of such interest Period or LIBOR Calculation Period shall be adjusted to the immediately following Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.6	Payments by the Agents

An Agent shall not be obliged to make available to any Lender or to any Borrower or to make any payment on behalf of any Lender or any Borrower of any sum which it is expecting to receive for the account of or from such Lender or from such Borrower hereunder until it has been able to establish that it has received such sum. If and to the extent that it does so but it transpires that it had not then received the sum which it paid out:

10.6.1	the person (the “payer”) who should have paid such sum to the relevant Agent shall forthwith on demand of such Agent pay such sum to such Agent;

10.6.2	if the payer fails to pay such sum to such Agent on demand the person who received such sum from such Agent shall forthwith on demand of such Agent refund such sum to such Agent; and

10.6.3	the payer shall on request pay to such Agent the amount (as certified by such Agent) which will indemnify such Agent against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of paying out that sum before receiving it.

11.	APPLICATION OF PROCEEDS

11.1	Realisation of Applicable Proceeds

The Financing Parties and each Borrower shall co-operate with each other and with any Receiver under the Security Documents in realising the Applicable Proceeds or any part thereof and in ensuring that the net proceeds realised under the Transaction Documents are paid to the Facility Agent to be applied in accordance with this Clause 11.

11.2	Application of Applicable Proceeds

Subject to Clause 11.12 (Scheduled Swap Payments prior to the occurrence of a Swap Event), all Applicable Proceeds (other than amounts to be applied in accordance with Clause 11.3 (Application of Termination Proceeds)) shall be applied promptly following receipt in the following manner and order:

11.2.1	Firstly, in or towards payment of any Expenses incurred in connection with any Trust Property;

11.2.2	Secondly, in or towards payment to the Facility Agent and/or the Security Trustee of any amounts then due and owing to them under the Transaction Documents;

11.2.3	Thirdly, in or towards payment to the Facility Agent for the account of each Senior Lender of its pro rata portion of all interest then due and owing to the Senior Lenders under this Agreement in relation to the Loan relating to which the Applicable Proceeds were recovered, whether from Trust Property or any other source;

11.2.4	Fourthly, in or towards payment to the Facility Agent for the account of each Senior Lender of its pro rata portion of all principal then due and owing to such Senior Lender under this Agreement in relation to the Loan relating to which the Applicable Proceeds were recovered, whether from Trust Property or any other source;

11.2.5	Fifthly, in or towards payment to the Facility Agent for the account of the Senior Lenders of any and all other amounts then due and owing to the Senior Lenders under the Transaction Documents in relation to the Loan relating to which the Applicable Proceeds were recovered, whether from Trust Property or any other source;

11.2.6	Sixthly, in or towards payment to the Facility Agent for the account of each Junior Lender of its pro rata portion of all interest then due and owing to the Junior Lenders under this Agreement in relation to the Loan relating to which the Applicable Proceeds were recovered, whether from Trust Property or any other source;

11.2.7	Seventhly, in or towards payment to the Facility Agent for the account of each Junior Lender of its pro rata portion of all principal then due and owing to such Junior Lender under this Agreement in relation to the Loan relating to which the Applicable Proceeds were recovered, whether from Trust Property or any other source;

11.2.8	Eighthly, in or towards payment to the Facility Agent for the account of the Junior Lenders of any and all other amounts then due and owing to the Junior Lenders under the Transaction Documents in relation to the Loan relating to which the Applicable Proceeds were recovered, whether from Trust Property or any other source;

11.2.9	Ninethly, in or towards payment to the Facility Agent for the account of the Hedging Bank of all amounts then due and owing to the Hedging Bank under the Hedging Agreement (if any) applicable to the Loan relating to which the Applicable Proceeds were recovered, whether from Trust Property or any other source;

11.2.10	Tenthly, in or towards payment to the Facility Agent for the account of each Senior Lender of its pro rata portion of all other interest then due and owing to the Senior Lenders under this Agreement;

11.2.11	Eleventhly, in or towards payment to the Facility Agent for the account of each Senior Lender of its pro rata portion of all other principal then due and owing to such Senior Lender under this Agreement;

11.2.12	Twelfthly, in or towards payment to the Facility Agent for the account of the Senior Lenders of any and all other amounts then due and owing to the Senior Lenders under the Transaction Documents;

11.2.13	Thirteenthly, in or towards payment to the Facility Agent for the account of each Junior Lender of its pro rata of all other interest then due and owing to the Junior Lenders under this Agreement;

11.2.14	Fourteenthly, in or towards payment to the Facility Agent for the account of each Junior Lender of its pro rata portion of all other principal then due and owing to such Junior Lender under this Agreement;

11.2.15	Fifteenthly, in or towards payment to the Facility Agent for the account of the Junior Lenders of any and all other amounts then due and owing the Junior Lenders under the Transaction Documents;

11.2.16	Sixteenthly, in or towards payment to the Facility Agent for the account of the Hedging Bank of any and all other amounts then due and owing to the Hedging Bank under the Transaction Documents; and

11.2.17	Lastly, as to any surplus, in or towards payment to the relevant Borrower.

11.3	Application of Termination Proceeds

Provided that no Event of Default has occurred and is continuing (in which event the provisions of Clause 11.2 (Application of Applicable Proceeds) shall apply), all Termination Proceeds for an Aircraft shall be applied in the following manner and order:

11.3.1	Firstly, in or towards payment of any Expenses incurred in connection with any Trust Property relating to such Aircraft;

11.3.2	Secondly, in or towards payment to the Facility Agent and/or the Security Trustee of any amounts then due and owing to them under the Transaction Documents in relation to the Loan relating to such Aircraft;

11.3.3	Thirdly, in or towards payment to the Facility Agent for the account of each Senior Lender of its pro rata portion of all interest then due and owing to the Senior Lenders under this Agreement in relation to the Loan relating to such Aircraft;

11.3.4	Fourthly, in or towards payment to the Facility Agent for the account of each Senior Lender of its pro rata portion of all principal then due and owing to such Senior Lender under this Agreement in relation to the Loan relating to such Aircraft;

11.3.5	Fifthly, in or towards payment to the Facility Agent for the account of the Senior Lenders of any and all other amounts then due and owing to the Senior Lenders under the Transaction Documents in relation to the Loan relating to such Aircraft;

11.3.6	Sixthly, in or towards payment to the Facility Agent for the account of each Junior Lender of its pro rata portion of all interest then due and owing to the Junior Lenders under this Agreement in relation to the Loan relating to such Aircraft;

11.3.7	Seventhly, in or towards payment to the Facility Agent for the account of each Junior Lender of its pro rata portion of all principal then due and owing to such Junior Lender under this Agreement in relation to the Loan relating to such Aircraft;

11.3.8	Eighthly, in or towards payment to the Facility Agent for the account of the Junior Lenders of any and all other amounts then due and owing to the Junior Lenders under the Transaction Documents in relation to the Loan relating to such Aircraft;

11.3.9	Ninethly, in or towards payment to the Facility Agent for the account of the Hedging Bank of all amounts then due and owing to the Hedging Bank under the Hedging Agreement applicable to the Loan relating to such Aircraft; and

11.3.10	Lastly, as to any surplus, in payment of such surplus to the relevant Borrower.

11.4	Partial Loss Proceeds; Engines; Warranty Proceeds

Subject to the following, if any party hereto receives (i) any insurance proceeds (excluding any proceeds of third party liability policies) in respect of loss of or damage to any Aircraft not amounting to an Event of Loss thereof, (ii) any insurance proceeds in respect of an Event of Loss of an Engine separate from the Event of Loss of an Airframe or (iii) any proceeds from any requisition of an Aircraft not amounting to an Event of Loss, (iv) any Warranty Proceeds relating to an Aircraft or (v) any proceeds of a final disposition of an Engine separate from the final disposition of an Airframe, then in each case, they shall be paid to the relevant Borrower or, if an Event of Default has occurred and is continuing, retained by or paid to the Facility Agent, in each case for application in accordance with the relevant Lease Agreement so long as no Lease Event of Default has occurred which is continuing. If any such proceeds are received following the occurrence of a Lease Event of Default which is continuing, the recipient shall promptly pay the amount received to the Security Trustee and the Security Trustee shall retain the same until the first to occur of (a) the relevant Loan becoming due and payable for any reason prior to its stated maturity, in which case the Security Trustee shall apply such amounts in accordance with the provisions of Clause 11.3 (Application of Termination Proceeds) and (b) such Lease Event of Default being cured, remedied or waived, in each case to the satisfaction of the Security Trustee, in which case such amounts shall be paid to the relevant Borrower for application in accordance with the relevant Lease Agreement.

11.5	Indemnity Payments

Notwithstanding the foregoing provisions of this Clause 11 any moneys received by the Facility Agent or the Security Trustee which are identifiable as amounts properly due to any Financing Party, any Borrower or third parties pursuant to the indemnity provisions of the Transaction Documents or otherwise shall be applied by the Facility Agent or, as the case may be, the Security Trustee in payment to such Financing Party, such Borrower and/or such third parties.

11.6	Identity of Financing Parties

In considering at any time (and from time to time) the persons entitled to the benefit of any or all of the Applicable Proceeds the Facility Agent and the Security Trustee may to the extent that any such information is not inconsistent with information on which the Facility Agent or, as the case may be, the Security Trustee is entitled to rely under this Clause 11, rely and act in reliance upon any information provided to the Facility Agent or, as the case may be, the Security Trustee by any party to the Finance Documents so that the Facility Agent or, as the case may be, the Security Trustee shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Facility Agent or, as the case may be, the Security Trustee has actual knowledge that such information is inaccurate or incorrect (for which purpose the Facility Agent or, as the case may be, the Security Trustee shall not be treated as having actual knowledge of any matter of which the corporate finance, corporate lending, loan administration or any other department or division outside the agency division of the Facility Agent or, as the case may be, the Security Trustee (or equivalent department of the person for the time being acting as the Facility Agent or, as the case may be, the Security Trustee) may become aware in the context of corporate finance, advisory, lending or loan administration activities from time to time undertaken by the Facility Agent or, as the case may be, the Security Trustee for any Borrower or any of its Subsidiaries or affiliates).

11.7	Information to Facility Agent and Security Trustee

Each of the Financing Parties and the other parties hereto shall provide the Facility Agent and the Security Trustee with such written information as it may reasonably require for the purpose of carrying out its duties and obligations under this Agreement and/or the Finance Documents and, in particular, with such directions in writing as may reasonably be required so as to enable the Facility Agent or, as the case may be, the Security Trustee to apply the Applicable Proceeds, in each case as contemplated by this Clause 11.

11.8	Currency Conversion

If any Applicable Proceeds are received by an Agent otherwise than in Dollars and such Applicable Proceeds are, in accordance with the provisions of this Clause 11 to be applied in or towards the satisfaction of a debt denominated in Dollars, they shall, as soon as practicable after receipt, be applied by such Agent in the purchase of Dollars at such exchange rate as is then reasonably available to such Agent and the Dollars so purchased shall be applied pursuant to this Clause 11.

11.9	Further Assurance

The parties hereto shall enter into such further documents, deeds or agreements as the Security Trustee may from time to time deem necessary or desirable to give effect to the provisions of this Clause 11.

11.10	Redistribution of Payments

If:

11.10.1	any particular sum (a “Due Sum”) becomes payable pursuant hereto or pursuant to a Hedging Agreement by any Borrower to any of the Lenders or the Hedging Bank; and

11.10.2	the full amount of such Due Sum is not paid in accordance with the provisions of this Agreement; and

11.10.3	any Lender or the Hedging Bank (an “Excess Amount Lender”) receives or recovers by way of set-off, counterclaim, combination of accounts, legal proceedings or other action all or any part of such Due Sum which is owed to such Excess Amount Lender; and

11.10.4	the proportion which such Excess Amount Lender has so received or recovered of that share of the Due Sum actually owed to such Excess Amount Lender exceeds the proportion so received or recovered by any other Lender or Hedging Bank which is also owed a share of such Due Sum (the amount of the excess an “Excess Amount”), then:

(a)	such Excess Amount Lender shall pay to the Facility Agent an amount equal to such Excess Amount; and

(b)	an amount equal to the Excess Amount shall be deemed not to have been paid by the payer to or received or recovered by the Excess Amount Lender but paid to the Facility Agent by the relevant Borrower and shall be distributed by the Facility Agent in accordance with the provisions of this Agreement as if originally received by the Facility Agent.

11.11	Recoveries Through Legal Proceedings

Notwithstanding the provisions of Clause 11.10 (Redistribution of Payments) no Excess Amount Lender shall be obliged to share any amount which it receives or recovers pursuant to legal proceedings taken by it to recover any sum owing to it hereunder or any Transaction Document with any other party which has a legal right to, but does not, join in such proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Excess Amount Lender are instituted by it without prior notice having been given to such party through the Facility Agent).

11.12	Scheduled Swap Payments prior to the occurrence of a Swap Event

In respect of each Hedging Agreement, the Hedging Bank shall be entitled to receive and retain the Applicable Proceeds on each Relevant Scheduled Swap Payment Date from the Borrower Non-Dollar Rent Account in an amount sufficient to pay the Scheduled Swap Payment due to the Hedging Bank on such date, and shall not be required to pay such Applicable Proceeds to the Facility Agent (for application in accordance with Clause 11.2 (Application of Applicable Proceeds)).

12.	INDEMNITIES

12.1	General Indemnity

Each Borrower agrees at all times, whether before, during or after the Security Period, to indemnify and hold harmless each Indemnitee on its first written demand from and against all costs, expenses, losses, claims, actions, suits, penalties, fines and damages (in this Clause 12.1 together referred to as “Losses”) which may be incurred by, imposed on or asserted against any of the Indemnitees and/or any of their respective directors, officers, servants, agents and employees at any time relating to or arising out of:

12.1.1	any Aircraft, any Airframe, any Engine or engine installed on any Aircraft, any Part, any Aircraft Documentation or any other thing delivered under any Transaction Document (including Clause 15.2.2);

12.1.2	the acceptance, delivery, lease, sublease, registration, deregistration, ownership, re-registration, possession, repossession, presence, operation, location, condition, use or non-use, control, management, airworthiness, overhaul, replacement, existence, ownership, storage, preparation, installation, testing, manufacture, design, modification, alteration, maintenance, repair, re-lease or sale, return, transfer, exportation, importation, abandonment or other disposition of, or the imposition of any Lien (or the incurrence of any liability to refund or pay over any amount as the result of any such Lien) on, any Aircraft, any Airframe, any Engine or engine, any Part or any other thing delivered under any Transaction Document (whether on the ground or in the air) or any interest therein regardless of when the same arises;

12.1.3	any design, article or material in any Aircraft, any Engine or any Part or its operation or use constituting an infringement of patent, copyright, trademark, design or other proprietary right or a breach of any obligation of confidentiality owed to any person, provided that the relevant Borrower shall not have the liability to an Indemnitee pursuant to this Clause 12.1 (General Indemnity) in respect of any Loss which is suffered by such Indemnitee:

(i)	as a result of any breach by such Indemnitee of any of its express obligations under any of the Transaction Documents (but excluding any breach in consequence of a failure by any other party to a Transaction Document to perform any of its obligations thereunder);

(ii)	as a result of any fraud, gross negligence or wilful misconduct of such Indemnitee with respect to any of the transactions contemplated by, or the performance of any of its obligations under the Transaction Documents to which it is a party;

(iii)	which constitutes the normal administrative or operative internal costs and expenses of such Indemnitee;

(iv)	in respect of taxes (it being understood that Clauses 8.2 (Tax Gross-Up), 8.4 (Tax Indemnity) and 13.4 (Exclusions to Indemnities and Increased Costs) and any equivalent provisions in the Hedging Agreements provide for any Borrower’s liability in respect of all such matters); or

(v)	to the extent that any Borrower or any Lessee has satisfied the relevant Loss pursuant to any other provision of the Transaction Documents.

12.2	Funding Indemnity

In the event that a Drawdown Notice is served and the Disbursement Date does not occur on the date specified therein as being the proposed Disbursement Date, the Borrowers hereby jointly and severally agree fully to indemnify each Financing Party on its first demand against any cost, loss (other than loss of profits) or expense which such Financing Party actually suffers or incurs for any reason other than the gross negligence or wilful misconduct of such Financing Party, in breaking deposits or redeploying funds at a rate lower than the rate which such Financing Party would have received had drawdown occurred on the proposed drawdown date. Such Financing Party shall, at the cost of the Borrowers, take reasonable steps to mitigate such costs, losses and expenses. Any indemnity payments made under this Clause 12.2 will be made by the Borrowers to each Financing Party in the currency in which the relevant cost, loss or expense was suffered or incurred, to such account as may be notified the Borrowers by such Financing Party, free and clear of any set-off, deduction or withholding whatsoever.

For the purposes of this clause 12.2 (only), all references to a Finance Party shall be deemed to exclude the Hedging Bank.

12.3	Default Indemnity

Each Borrower agrees to indemnify each Indemnitee against, and to pay promptly on demand to each Indemnitee from time to time all amounts which such Indemnitee certifies to be necessary to compensate it for, any costs, losses (other than loss of profits), expenses, penalties, claims, liabilities, premiums or damages suffered or incurred by it as a consequence of or in connection with:

12.3.1	any default in punctual payment by the relevant Lessee to such Borrower of any amount under the relevant Lease Agreement when due or expressed to be due; or

12.3.2	any default in punctual payment to the Financing Parties or any of them of any payments due under the other Transaction Documents when due or expressed to be due; or

12.3.3	the occurrence or continuance of any Event of Default or any Lease Event of Default.

12.4	Currency Indemnity

If any sum due from a Borrower under this Agreement or any order or judgment given or made in relation hereto or thereto has to be converted from the currency (the “First Currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “Second Currency”) for the purpose of (i) making or filing a claim or proof against such Borrower or (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto or thereto, such Borrower shall as a separate and independent obligation indemnify and hold harmless the Financing Party to whom such sum is due from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the First Currency into the Second Currency and (b) the rate or rates of exchange at which such persons to whom such sum is due may in the ordinary course of business purchase the First Currency with the Second Currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. No payment to be made under this Agreement or pursuant to any judgment or order of any court in respect thereof or otherwise shall operate to discharge any obligation of the payer unless and until payment shall have been received in the currency in which such payment was required to be made under this Agreement.

12.5	Claims

Each Indemnitee agrees that any demand by it under Clause 12.1 (General Indemnity), Clause 12.2 (Funding Indemnity) and Clause 12.3 (Default Indemnity) shall specify in reasonable detail the nature and calculation of the amount claimed and shall be accompanied by such supporting evidence as may be reasonably available.

13.	CHANGE IN CIRCUMSTANCES

13.1	Illegality

If:

13.1.1	any Change in Law renders it unlawful for any Lender (an “Affected Lender”) to contribute to a Loan or to maintain or fund its portion of a Loan or any part thereof, or to perform any of its obligations or to exercise any of its rights, under this Agreement or any of the other Transaction Documents; or

13.1.2	either (i) as a result of a Change in Law this Agreement or any of the other Transaction Documents (other than any Hedging Agreement) shall cease to constitute the legally valid, binding and enforceable obligations of the parties thereto or (ii) the Liens expressed to be constituted by any of the Security Documents do not constitute or shall cease to constitute first priority Liens over or in respect of the assets expressed to be the subject thereof, the provisions of Clause 33.1 (Mitigation) shall apply and if no mutually acceptable agreement to mitigate or avoid such unlawfulness can be reached by the end of the Mitigation Period then either any Borrower or the Facility Agent (on the instructions of the Majority Senior Lenders of the related Loan) may by notice to the other prepay or accelerate respectively the Loan in which event:

(i)	the Lenders shall not at any time after such date be obliged to make any part of the relevant Loan available hereunder and the amount of their (or its) Available Commitments in such respect shall be immediately reduced to zero; and

(ii)	the relevant Borrower shall on such date repay the relevant outstanding Loan together with accrued interest thereon and all other amounts owing to any Financing Party in connection with any Finance Document including, without limitation, any costs pursuant to Clause 5.2 (Broken Funding Costs).

13.2	Increased Costs

If there is any Change in Law (including, without limitation, which imposes, modifies or deems applicable any reserve asset, special deposit, capital adequacy or other requirements against assets held by, or deposits in or for the account of, or loans by an office of a Lender) and if as a result:

13.2.1	the cost to a Lender of making, funding or maintaining its portion of the Loans is increased, or

13.2.2	the amount of any principal, interest or other amount payable to a Lender hereunder and/or under any other Transaction Document is reduced, or

13.2.3	a Lender makes any payment or foregoes any interest or other return on or calculated by reference to the gross amount of any sum receivable by it hereunder and/or under any other Transaction Document, or

13.2.4	a Lender is unable to obtain the rate of return on its overall capital which it would have been able to obtain in relation to the transactions contemplated by the Transaction Documents prior to the Change in Law, then and in each such case:

(i)	such Lender shall promptly notify the Facility Agent of the event giving rise thereto (specifying in reasonable detail the amount of such cost, such reduction, such payment or such interest or other return foregone or such reduction in such rate of return (or such proportion of such reduction as is attributable to its obligations under the relevant Transaction Documents referred to above) (together “Increased Cost”) and the calculation thereof) and the provisions of Clause 33.1 (Mitigation) shall apply; and

(ii)	if no mutually acceptable agreement to mitigate or avoid the Increased Cost can be reached by the end of the Mitigation Period the relevant Borrower shall within three (3) Business Days pay an amount equal to such Increased Cost (or such part thereof which has not thereby been mitigated or avoided) to the Facility Agent (for account of the relevant Lender), and, for the avoidance of doubt, the implementation of the provisions of Basle II Paper shall constitute a Change of Law for the purposes of this Agreement provided that each Lender shall act in good faith in relation to the implementation thereof and shall not discriminate in its treatment of the Loans and other loans made by it. Each Lender hereby confirms that it currently applies a one hundred per cent. (100%) risk weighting to the Loans.

13.3	Claims for Increased Costs

A Lender intending to make a claim pursuant to Clause 13.2 (Increased Costs) shall promptly notify the Facility Agent which shall promptly forward a copy of such notice (which shall specify in reasonable detail the nature and calculation of the amount claimed) to the relevant Lessee, the relevant Borrower and each of the other Lenders.

13.4	Exclusions to Indemnities and Increased Costs

The provisions of Clauses 8.2 (Tax Gross-Up), 8.4 (Tax Indemnity) and 13.2 (Increased Costs) shall not apply to and no Borrower shall have any liability to a Lender or an Agent (an “Affected Person”) in respect of any Tax or Increased Cost to the extent that such Tax or Increased Cost:

13.4.1	is a Tax on such Affected Person’s overall net or gross income, receipts, profits or gains or capital net worth howsoever computed;

13.4.2	is imposed or suffered as a result of any breach by such Affected Person of any of its express obligations under any of the Transaction Documents (but excluding any breach in consequence of a failure by any other party to a Transaction Document to perform any of its obligations thereunder); or

13.4.3	is imposed or suffered as a result of any misrepresentation made by such Affected Person contained in any of the Transaction Documents to which it is a party (but excluding any misrepresentation in consequence of a misrepresentation by any other party to a Transaction Document or a failure by any other party to a Transaction Document to perform any of its obligations thereunder); or

13.4.4	is imposed or suffered as a result of any fraud, gross negligence or wilful misconduct by such Affected Person with respect to any of the transactions contemplated by, or the performance of any of its obligations under the Transaction Documents to which it is a party; or

13.4.5	is imposed or suffered as a result of any failure by such Affected Person to make any filing required by Applicable Law within the time limits prescribed by Applicable Law or reasonably requested by any Borrower (subject to the relevant Borrower giving sufficient time and sufficient information necessary to enable such filing to be made and save to the extent that such failure arises as a consequence of any act or omission of any other party to the Transaction Document).

14.	SECURITY AND RECOURSE

14.1	Security

Each Borrower, as security for its and the other Borrowers’ obligations hereunder, is willing to assign to the Security Trustee and create a Lien for the benefit of the Lenders and the Agents, pursuant to the Security Assignments, in and over its rights, title and interest under the Transaction Documents in favour of the Security Trustee as trustee for, inter alia, the relevant Lenders and the Hedging Bank and is willing to execute the relevant Mortgage. In recognition of each Borrower’s willingness to do such acts and things, the Lenders and the Hedging Bank are prepared to limit their recourse against any Borrower under this Agreement as provided in this Clause 14 (Security and Recourse).

14.2	Limitation on Recourse

Notwithstanding the provisions of any of this Agreement or the other Transaction Documents to the contrary, but subject to Clause 14.3 (Continuing Obligations), all amounts payable or expressed to be payable by any Borrower to a Financing Party for, in respect of or in connection with its obligations, covenants, representations, warranties, indemnities or other contractual assurances for a Loan which are owed to the Security Trustee, the Facility Agent, the Lenders or the Hedging Bank under, pursuant to or in connection with this Agreement and the other Transaction Documents shall be limited to and only be made or payable from:

14.2.1	the recovery from any Borrower of all sums that are paid to or recovered by any Borrower (or any person claiming through or on behalf of any Borrower) pursuant to any sale of an Aircraft or pursuant to any provision of any Lease Agreement or as a result of the enforcement of the Security Documents (except to the extent that such Borrower is not entitled to retain such sums as against any third party by virtue of any law, including as a result of any judgment or order of any court or in any bankruptcy of such third party); and

14.2.2	the realisation of any proceeds from the enforcement of any security granted to the Security Trustee, the Facility Agent, any of the Lenders and/or the Hedging Bank under the Security Documents (except to the extent that such Borrower is not entitled to retain such sums as against any third party by virtue of any law, including as a result of any judgement or order of any court or in any bankruptcy of such third party), and the Security Trustee, the Facility Agent, the Lenders and the Hedging Bank irrevocably and unconditionally agree that they shall look solely to such rights and sums for payments to be made by any Borrower under this Agreement and the other Transaction Documents (save as provided in Clause 14.3 (Continuing Obligations)) and that they shall not otherwise take or pursue any judicial or other steps or proceedings or exercise any other right or remedy that they might otherwise have against any Borrower or any of its other assets except:

(i)	to the extent such judgment or similar order is a necessary procedural step to enable the realisation of the full benefit of the security and rights granted in the Transaction Documents to obtain (but not enforce) a declaratory judgment or similar order as to the obligations of such Borrower expressed to be assumed hereunder or under any other Transaction Documents; or

(ii)	to the extent such claim or proof is a necessary procedural step to enable the realisation of the full benefit of the security and rights granted in the Transaction Documents, to make or file a claim or proof in any bankruptcy, insolvency, winding-up, liquidation, reorganisation, amalgamation or dissolution of such Borrower, but not to take proceedings to instigate such bankruptcy, insolvency or other similar situation.

14.3	Continuing Obligations

Notwithstanding the provisions of Clause 14.2 (Limitation on Recourse), each Borrower acknowledges, undertakes and agrees with the Security Trustee, the Facility Agent, the Lenders and the Hedging Bank that:

14.3.1	each of its obligations under this Agreement and the other Transaction Documents to which it is a party is a continuing obligation, shall not be extinguished by reason of any inability of the Security Trustee, the Facility Agent, the Lenders or the Hedging Bank to enforce such obligations as a result of the limitation on recourse contained in Clause 14.2 (Limitation on Recourse), or by the performance in part of any such obligation and is (and shall remain) due to be performed on the date on which it is expressed by the terms of this Agreement or any other Transaction Document to become due to be performed and interest shall accrue on any unpaid amount hereunder in accordance with the provisions of this Agreement (although the provisions of Clause 14.2 (Limitation on Recourse) shall apply to such accrued interest); and

14.3.2	it will forthwith upon receipt of any money under or pursuant to any Transaction Document pay the same to the Facility Agent; and

14.3.3	the Security Trustee shall be fully entitled to take any such steps as may be available to it to enforce its rights under this Agreement and the other Transaction Documents in accordance with the terms thereof (subject always to the foregoing provisions of Clause 14.2 (Limitation on Recourse)).

14.4	Exceptions to Limited Recourse

Notwithstanding the foregoing provisions of this Clause 14 (Security and Recourse), if:

14.4.1	any Applicable Circumstance (as defined in Clause 14.6 below) occurs other than as a consequence of any action or omission on the part of any other party to any Transaction Document; or

14.4.2	any amount or additional amount becomes payable pursuant to Clauses 8.2 (Tax Gross-Up), 8.4 (Tax Indemnity) or 13.2 (Increased Costs) or any amount or additional amount becomes payable under any Hedging Agreement pursuant to Section 2(d) (Deduction or Withholding for Tax) or Section 4(e) (Payment of Stamp Tax) of the 1992 ISDA Master Agreement incorporated into such Hedging Agreement; or

14.4.3	any Borrower is obliged to take any action under this Agreement or the other Finance Documents provided that in relation to any obligation of such Borrower (including without limitation under any covenant or undertaking for further assurances or similar provision) involving expenditure on such Borrower’s part either the relevant Lessee or any Financing Party has put such Borrower in funds or indemnified such Borrower in a manner and on terms reasonably satisfactory to it to enable it to fulfil such obligation and the foregoing shall apply notwithstanding that the relevant obligation may be expressed (in whatever terms) to be at such Borrower’s or any other person’s cost or at no cost to such Borrower or any other person, then such Borrower shall remain personally and fully liable as provided in this Agreement or any other Transaction Document to which it is a party for:

(a)	in the case of 14.4.1, any and all Losses which, pursuant to this Agreement, such Borrower is obliged to indemnify any Financing Party for, if and to the extent incurred by such Financing Party as a result of such Applicable Circumstance; or

(b)	in the case of Clause 14.4.2 or 14.4.3, such amount, additional amount, cost or expense,

and in each case, the Security Trustee, the Facility Agent, the relevant Lenders and the Hedging Bank shall be at liberty to pursue all of their rights and remedies against such Borrower and all of its assets for any such Losses or amounts as so provided without restriction in the event of any such circumstance.

14.5	Action by any Borrower

Notwithstanding anything provided in this Agreement or any of the other Transaction Documents to which any Borrower is a party, no Borrower shall have any obligation to take any affirmative or other action requested by the Security Trustee or any other person to enforce, exercise, protect or preserve any rights, remedies, powers, privileges or interests against the relevant Lessee under or with respect to, or to give effect to, the Transaction Documents (other than the giving of notices or the making of demands provided for in the Transaction Documents) unless indemnified to its reasonable satisfaction in respect of any Losses which it may thereby suffer or incur or unless such action is to rectify or otherwise in connection with an Event of Default or Relevant Event.

14.6	Definitions

For the purposes of this Clause 14 (Security and Recourse):

“Applicable Circumstance” means any of (i) to (iii) below:

(i)	the fraudulent or wilful misconduct or gross negligence of a Borrower with respect to any aspect of the transactions contemplated by, or the performance of any of its obligations under, this Agreement or any of the other Transaction Documents to which it is a party; or

(ii)	a Borrower’s wilful failure to account to the Facility Agent, any Lender, the Hedging Bank or the Security Trustee for any sum received by such Borrower which constitutes a part of the Collateral or is otherwise due and owing to a Financing Party by such Borrower hereunder; or

(iii)	any breach of the covenant by a Borrower contained in Clause 15.2.1 (other than as a result of a failure by any other party to the Transaction Documents to perform their obligations thereunder).

15.	UNDERTAKINGS

15.1	Preservation of Security

Each Borrower covenants and agrees that, from the date of this Agreement until all its and all the other Borrowers’ liabilities under this Agreement have been discharged it will not (otherwise than as expressly contemplated by the Transaction Documents) (i) do anything or take any action or (ii) omit to take any action which it knows or (iii) ought reasonably to have known, in each case which would or may have the effect of prejudicing the absolute and first priority entitlement of the Security Trustee as trustee for the relevant Lenders against a liquidator, receiver, administrator or similar officer or official, to all rights, moneys and property expressed to be mortgaged, assigned, charged or pledged to the Security Trustee as trustee for the relevant Lenders by such Borrower pursuant to the Security Documents to which it is a party.

15.2	Continuing Undertakings

Each Borrower undertakes as follows:

15.2.1	the business of such Borrower is and will continue to be restricted to the leasing of any Aircraft and the other transactions contemplated in respect thereof by the Transaction Documents (including Clause 15.2.2);

15.2.2	it has not entered into, and will not, without the prior written approval of the Facility Agent enter into, any contract or agreement with any person, and has not otherwise created or incurred, and will not, without the prior written approval of the Facility Agent otherwise create or incur, any liability to any person, in each case other than (i) as provided for, or contemplated by, the Transaction Documents executed or to be executed by it, (ii) such liabilities with respect to Taxes, ordinary costs and overhead expenses as have arisen or may arise in the ordinary course of its business as referred to in Clause 15.2.1 or (iii) contracts relating to corporate management, legal, insurance and technical advice and, in the event of any Lease Termination Event, the remarketing (for lease or sale) of an Aircraft;

15.2.3	it will obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things, which may from time to time be necessary or desirable under Applicable Law for the continued due performance of all its obligations under the Transaction Documents;

15.2.4	it will promptly discharge or procure the discharge of all or any Taxes which are payable by it from time to time provided that, to the extent that, pursuant to a Lease Agreement, it is entitled to be indemnified by a Lessee in respect of a Tax and has made a demand on such Lessee for indemnification, such Borrower shall only be obliged to discharge such Tax when so indemnified;

15.2.5	it will not amend or terminate any Transaction Document to which it is a party without the prior written consent of the Facility Agent;

15.2.6	it will, if necessary (and subject to being indemnified for any cost or expense in so doing), take such actions and execute such additional documentation as the Security Trustee may reasonably require to perfect any or all of the Liens granted to the Security Trustee by the Security Documents;

15.2.7	upon the Disbursement Date, such Borrower shall:

(a)	hold the legal title to, and own the entire beneficial interest in the relevant Aircraft free from all Liens and other interests and rights of every kind created by or through it, except for those created by the Transaction Documents; and

(b)	not create or permit to arise any Lien over any other of its assets, present or future, except for those created by the Transaction Documents;

15.2.8	other than pursuant to the relevant Lease Agreement, it will not transfer, lease or otherwise dispose of:

(a)	any Aircraft; or

(b)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(c)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation;

15.2.9	it will not incur any liability or obligation except liabilities and obligations under the Transaction Documents or as otherwise contemplated in Clause 15.2.2;

15.2.10	it will provide the Facility Agent with details of any legal or administrative action involving such Borrower, the relevant Lessor Parent, the relevant Aircraft, any Lease Agreement, the relevant Lessee or the Insurances promptly after becoming aware that such action is instituted or it becoming apparent to such Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document;

15.2.11	it will maintain its place of business at the address stated at the commencement of this Agreement or any other registered office in its country of incorporation notified to the Facility Agent and shall not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than its country of incorporation;

15.2.12	it will, prior to an Event of Default, at least thirty (30) days prior to its inspection of the Aircraft pursuant to the applicable Lease, notify the Security Trustee of such inspection and at the request of the Security Trustee permit the Security Trustee or its authorised representative to jointly inspect such Aircraft (at the Security Trustee’s cost) provided at all times the Security Trustee or its authorised representative shall act in accordance with the terms of the Lease. Alternatively, if the Security Trustee does not elect to inspect such Aircraft, such Borrower shall provide the Security Trustee with copies of all inspection reports (at such Borrower’s cost) obtained as a result of such Borrower’s inspections of such Aircraft and, following the occurrence of an Event of Default which is continuing, allow the Security Trustee to inspect such Aircraft at all reasonable times (at such Borrower’s cost) in accordance with the relevant provisions of the relevant Lease Agreement and such Borrower shall provide the Security Trustee with all reasonable assistance so that the Security Trustee can exercise such right;

15.2.13	it will, as soon as practicable after receiving the request, provide the Facility Agent with any additional financial or other information relating:

(a)	to such Borrower, any Lease, the relevant Lessee or the Insurances;

(b)	to any Aircraft, any Engine, any engine installed on an Airframe, or any Part, and the use, location, operation, insurance, maintenance and condition of any Aircraft, any Engine and any Part, including the hours remaining on any Aircraft and any Engine until the next scheduled check, inspection, overhaul or shop visit, as the case may be; or

(c)	to any other matter relevant to, or to any provision of, a Transaction Document;

which:

(i)	may be reasonably requested by an Agent or any Lender at any time;

(ii)	where relevant, it is entitled to receive under the terms of the relevant Lease Agreement; and

(iii)	in the case of information to be provided pursuant to Clause 15.2.13(b), it has received from the relevant Lessee provided it has made reasonable efforts to obtain the same from the relevant Lessee;

15.2.14	it will not, without the consent of the Facility Agent, to the extent its consent is necessary under the relevant Lease Agreement, consent to any change in the State of Registration, any change in the insurance provisions contained in any Lease Agreement or grant any waiver in respect of any such provisions or in respect of the Lease Agreement (to which it is a party) generally;

15.2.15	it will, as soon as it is aware, immediately notify the Facility Agent of the occurrence of a Lease Event of Default; and

15.2.16	it will, at all times during the Security Period:

(a)	not issue a deregistration power of attorney, deregistration and export request authorisation or similar instrument with respect to the relevant Aircraft, relevant Airframe or any Engine except as required by the Finance Documents and without the Facility Agent’s prior written consent;

(b)	not make and or consent to the filing of any entry on the International Registry against the relevant Aircraft, relevant Airframe or any Engine without the prior written consent of the Facility Agent; and

(c)	at its own cost, promptly do all that is reasonably requested of it by the Facility Agent to ensure that the relevant interests of the relevant Lenders in connection with the relevant Aircraft, Airframe and Engines are registered and continue to be registered at the International Registry.

15.2.17	that for as long as the Letter of Credit (if any) is renewable on an annual basis or otherwise expires prior to the Letter of Credit Validity Date (as defined in the relevant Lease Agreement) and:

(a)	if the relevant Lessee does not provide a replacement Letter of Credit in accordance with the terms of the relevant Lease Agreement not later than thirty (30) days prior to the expiry of the Letter of Credit; and

(b)	if requested in writing by the Security Trustee,

such Borrower will, to the extent permitted under the relevant Lease Agreement and the relevant Letter of Credit, make a call under the Letter of Credit in the amount directed by the Security Trustee (not being an amount in excess of the amount calleable under the Letter of Credit) and promptly place all proceeds of such call into such Borrower’s Dollar Rent Account as directed by the Security Trustee. If at any time the term of any Letter of Credit is extended to the Letter of Credit Validity Date (as defined in the relevant Lease Agreement) such Borrower shall be under no further obligations under this Clause 15.2.17.

15.2.18	it will, at all times while any sums remain outstanding under this Agreement during the term of the relevant Lease Agreement, procure that the relevant Lessee pays all its Rent:

(a)	denominated in Dollars into the relevant Borrower’s Dollar Rent Account; and

(b)	denominated in a currency other than Dollars into the relevant Borrower’s Non-Dollar Rent Account.

15.3	Adequacy of Collateral

15.3.1	If following repayment in full of the Loans relating to an Aircraft either:

(a)	the number of Financed Aircraft is eight (8) or fewer; or

(b)	the number of different operators to whom the Financed Aircraft are leased is three (3) or fewer,

and the ratio (the “LTV Ratio”) of (i) the total principal outstanding under the Loans relating to the Financed Aircraft (taking into account any break costs or break gains which would be payable if those Loans were to be repaid in full on the date of calculation) to (ii) the then aggregate Market Value of the Financed Aircraft (determined in accordance with Clause 15.3.2) together with the aggregate current credit balance of each Borrower’s Collateral Account is eighty per cent (80%) or greater, then

(y)	in the case of a repayment of Loans relating to an Aircraft other than as a result of a Final Disposition of, or an Event of Loss relating to, that Aircraft, the relevant Borrower shall pay an amount calculated in accordance with Clause 15.3.5 into the relevant Borrower’s Collateral Account; or

(z)	in all other circumstances, or if the relevant Borrower so elects, the Security Trustee may retain from the surplus Termination Proceeds relating to the relevant Aircraft which would otherwise be payable to the relevant Borrower following application in accordance with Clause 11.2 or 11.3 such amount as is necessary to reduce the LTV Ratio to less than eighty per cent (80%) and will pay such retained amount into the relevant Borrower’s Collateral Account.

15.3.2	The “market value” of an Aircraft shall be determined as the mean average of the then current market values for that Aircraft determined by Ascend, Avitas and ASG (or other ISTAT certified appraisers as chosen by the Facility Agent if any of the aforementioned appraisers have ceased trading) on the basis of half life values unless the Borrower possesses full and adequate maintenance reserves in cash or under a letter of credit, in which case the basis will be full-life values. If full and adequate maintenance reserves are not held but nevertheless the relevant Borrower holds some level of maintenance reserves (by way of a Letter of Credit or cash), the value of those maintenance reserves will be taken into account for the purposes of determining “market value”.

15.3.3	If at any time the adequacy of the collateral is tested (in the circumstances set out in Clause 15.3.1) the LTV Ratio is less than eighty per cent (80%) and provided no Relevant Event is at that time continuing, the Security Trustee will permit the Borrowers to withdraw such amounts from the relevant Borrower’s Collateral Account(s) so that, following such withdrawal the LTV Ratio is eighty per cent (80%).

15.3.4	If at any time the number of Financed Aircraft increases to nine or more or the number of different operators to whom the Financed Aircraft are leased increases to four or more and, in each case, provided no Relevant Event is at that time continuing, the Security Trustee will permit the Borrowers to withdraw the balance of each Borrower’s Collateral Account, other than any amounts paid into such accounts pursuant to Clause 15.4.

15.3.5	Notwithstanding anything in any Transaction Document to the contrary, a sale of an Aircraft (a Connected Party Aircraft) to a Connected Party (as defined in Clause 15.3.6) of a Borrower will not be a Final Disposition for the purposes of this Clause 15.3 and in such circumstances the relevant Borrower would (if the circumstances require) be obliged to make a payment into a Borrower’s Collateral Account in accordance with Clause 15.3.1(y) an amount which is the lesser of:

(a)	such amount as is necessary to reduce the LTV Ratio to less than eighty per cent (80%); and

(b)	an amount which is equal to the lesser of:

(i)	the amount which is fifteen per cent (15%) of the aggregate principal amount of the outstanding Loans in respect of the Connected Party Aircraft at the time of its sale to a Connected Party; and

(ii)

the amount which is ninety-two point five per cent (92.5%) of the market value of the Connected Party Aircraft (determined in accordance with Clause 15.3.2) less the aggregate principal amount of the outstanding Loans in respect of the Connected Party Aircraft, and for the purposes of this Clause 15.3.5(b), the aggregate principal amounts of the outstanding Loans in respect of a Connected Party Aircraft shall (unless otherwise agreed in writing by the parties to the relevant Facility Supplement) be determined as at the time of its sale to a Connected Party using the then current amortization profile for that Connected Party Aircraft.

15.3.6	A “Connected Party” is:

(a)	a person who directly or indirectly owns or controls:

(i)	more than fifty per cent (50%) of the issued share capital of the relevant Borrower, BBAM (Ireland), BBAM (US) or FLY;

(ii)	more than fifty per cent (50%) of the voting rights in respect of the relevant Borrower, BBAM (Ireland), BBAM (US) or FLY; or

(iii)	more than fifty per cent (50%) of the beneficial interest in the relevant Aircraft prior to the sale;

(b)	a person who is more than fifty per cent (50%) directly or indirectly owned or controlled by a person who is, or a group of persons who taken together would be, a Connected Party under Clause 15.3.6(a); or

(c)	a person who was prior to the sale of the relevant Aircraft more than fifty per cent (50%) directly or indirectly owned or controlled by a person who was, or a group of persons who taken together would have been, a Connected Party under Clause 15.3.6(a).

15.3.7	For the purposes of this Clause 15.3, any operator together with its Affiliates shall constitute one operator.

15.4	Lease managers

15.4.1	Each Borrower undertakes that it shall not change the Lease Manager without the prior written consent of the Facility Agent, such consent not to be unreasonably withheld having regard to the experience, resources, skills and general standing of the proposed new entity.

15.4.2	Without prejudice to any other rights which may accrue to the Finance Parties, if a Borrower changes a Lease Manager in breach of its undertaking in Clause 15.4.1, the Security Trustee may retain as security for the Secured Obligations all amounts payable under the Transaction Documents to the Borrowers exceeding those amounts used on a monthly basis to meet the Repayment Instalments on all outstanding Loans as and when due (such retained amounts being referred to as the “Retained Amounts”).

15.4.3	The Retained Amounts will be applied against the amortization of any Floating Rate Loans.

15.4.4	If no Floating Rate Loans remain outstanding, any Retained Amounts shall be paid into a Borrower’s Collateral Account on a “cash-lock-up basis” until the Facility Agent consents to the relevant change of Lease Manager in accordance with Clause 15.4.1, at which time the Facility Agent will permit the relevant Borrower to withdraw from the relevant Borrower’s Collateral Account an amount equal to the Retained Amounts which have not been applied pursuant to Clause 15.4.3 or Clause 15.5.3.

15.5	Borrower’s Collateral Accounts

15.5.1	If:

(a)	a Borrower is required to make a payment into the relevant Borrower’s Collateral Account;

(b)	any Retained Amounts are to paid into a Borrower’s Collateral Account; or

(c)	the Security Trustee requests that a Borrower opens and maintains a Borrower’s Collateral Account,

and at that time the relevant Borrower does not maintain a Borrower’s Collateral Account, the relevant Borrower shall (at its own cost) as soon as reasonably practicable (and, in any event within ten (10) Business Days or such longer period as the Security Trustee may agree) following the obligation to pay into such account arising or the request from the Security Trustee, as the case may be:

(x)	open an account with Lloyds Banking Group plc, or an Affiliate thereof in the United Kingdom, designate such account as its “Borrower’s Collateral Account” and ensure that ten Dollars ($10) is credited to such account;

(y)	execute and deliver to the Facility Agent a fixed charge over such account, in form and substance acceptable to the Security Trustee; and

(z)	deliver or cause to be delivered to the Facility Agent legal opinions (in form and substance satisfactory to the Facility Agent) of:

(i)	legal counsel in that Borrower’s jurisdiction of incorporation acceptable to the Facility Agent in respect of the due execution and delivery by that Borrower of the fixed charge referred to in Clause 15.5.1(y); and

(ii)	legal counsel in the jurisdiction whose laws are stated to govern the fixed charge referred to in Clause 15.5.1(y) acceptable to the Facility Agent (which in England shall be Denton Wilde Sapte LLP) in respect of that fixed charge.

15.5.2	The Security Trustee shall procure that interest accrues on each Borrower’s Collateral Account at a minimum annual rate of 1 month LIBOR minus zero point one per cent (0.1%) and that accrued interest shall be credited to the relevant account on a monthly basis.

15.5.3	Any amounts from time to time standing to the credit of a Borrower’s Collateral Account (including any interest that may have accrued thereon) which are not otherwise characterized as Retained Amounts in accordance with Clause 15.4.2 shall, at the relevant Borrower’s election, be applied against the amortization of any Floating Rate Loans.

16.	INFORMATION TO BE GIVEN BY THE BORROWERS

16.1	Provision of Information

Each Borrower undertakes for as long as it is indebted by reason of this Agreement:

16.1.1	to inform the Facility Agent immediately it becomes aware of the loss of the relevant Aircraft or of the occurrence of any other event constituting an Event of Loss of the relevant Aircraft;

16.1.2	as soon as they are available and in any event within one hundred and eighty (180) days after the end of each financial year, to provide the Facility Agent (with sufficient copies for each of the relevant Lenders) with the audited financial accounts for itself for that financial year and the audited consolidated accounts of the relevant Lessor Parent for that financial year; and

16.1.3	to inform the Facility Agent and the Security Trustee immediately it becomes aware of any Lien (other than Permitted Liens) which may be created or may arise over or in respect of the relevant Aircraft.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Borrower’s Representations and Warranties

Each Borrower hereby represents and warrants:

17.1.1	it is a limited liability company duly incorporated and validly existing and in good standing under the laws of its country of incorporation and has the corporate power to own its assets and carry on its business as it is being conducted;

17.1.2	it has the corporate power to enter into and perform, and has taken all necessary corporate action to authorise the entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by the Transaction Documents;

17.1.3	each Transaction Document to which it is or will be a party has been duly authorised, executed and delivered by it and constitutes legal, valid and binding obligations of it, enforceable in accordance with their respective terms, except insofar as enforceability may be limited (i) by applicable bankruptcy and similar laws affecting creditors’ rights generally, (ii) by general principles of equity or (iii) in relation to matters of law only, as specifically stated in any legal opinion issue to the Financing Parties in connection with such Transaction Document;

17.1.4	in any proceedings taken in its country of incorporation in relation to the Finance Documents to which it is a party, the choice of English law as the governing law of such documents, and any judgment obtained in England, will be recognised and enforced;

17.1.5	the entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not: (i) conflict with any laws binding on it; or (ii) conflict with the constitutional documents of it; or (iii) conflict with or result in default under any document which is binding upon it or any of its assets nor result in the creation of any Lien over any of its assets (except for the Liens constituted by the Security Documents);

17.1.6	all authorisations, consents, registrations and notifications required in connection with the entry into, performance, validity and enforceability of, the Transaction Documents and the transactions contemplated by the Transaction Documents, have been (or will on or before the first Disbursement Date have been) obtained or effected (as appropriate) and are (or will on their being obtained or effected be) in full force and effect;

17.1.7	it is subject to civil commercial law with respect to its obligations under this Agreement and neither it nor any of its assets is entitled to any right of immunity, and the entry into and performance of the Transaction Documents to which it is or will constitute private and commercial acts;

17.1.8	the obligations of it under the Finance Documents rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of it, with the exception of such obligations as are mandatorily preferred by law and not by virtue of any contract;

17.1.9	no litigation, arbitration or administrative proceedings are pending or threatened against it which if adversely determined would, in the reasonable opinion of the Facility Agent, have a material adverse effect on its ability to perform its obligations under the Transaction Documents;

17.1.10	no Event of Default or Relevant Event has occurred and is continuing or might result from the entry into or performance of the Transaction Documents by it or the making of any Drawdown;

17.1.11	it has not entered into any contract or agreement with any person and has not otherwise created or incurred any liability to any person other than (i) pursuant to and as permitted by the Transaction Documents; and (ii) liabilities with respect to taxes, ordinary operating costs, legal fees and disbursements and overhead expenses as have arisen in the ordinary course of carrying on its business as contemplated by this Agreement, none of which are overdue;

17.1.12	all payments which it is liable to make under the Transaction Documents may be made without deduction or withholding for or on account of any tax payable under its country of incorporation’s law;

17.1.13	there has been no material adverse change in its financial position or state of affairs from that disclosed in the latest version of its audited financial accounts;

17.1.14	it has paid all Taxes applicable to, or imposed on or in relation to it, its business or (so far as it is aware or ought reasonably to be aware) the relevant Aircraft that are due and payable by it; and

17.1.15	under its country of incorporation’s law, it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, or that any stamp, registration or similar tax be paid on or in relation to any of the Finance Documents or any of the transactions contemplated by the Finance Documents.

17.2	Lenders’ Representations and Warranties

Each Lender hereby represents and warrants that they are a Qualifying Lender.

18.	EVENTS OF DEFAULT

18.1	Events of Default

Each of the following events shall constitute an Event of Default:

18.1.1	a failure by any Borrower to pay any sum due and payable under this Agreement within five (5) Business Days of the due date for the payment thereof; or

18.1.2	any Borrower gives any consent or waiver of the type referred to in Clause 15.2.14 without the consent of the Facility Agent or, during any period when such Borrower is obliged to comply with the Extension Conditions, such Borrower fails to insure the relevant Aircraft in accordance with the Extension Conditions; or

18.1.3	any Lessor Parent breaches any term of any Lessor Parent Letter or FLY breaches any term of the FLY Comfort Letter; or

18.1.4	any Borrower breaches its obligations under (i) or (ii) of Clause 15.1 (Preservation of Security); or

18.1.5	any Borrower breaches its obligations under (iii) of Clause 15.1 (Preservation of Security) and, but only if such default is capable of remedy, such default shall continue for more than fifteen (15) days after the occurrence thereof without being remedied to the satisfaction of the relevant Lenders; or

18.1.6	any Borrower breaches its obligations under Clauses 15.2.17 or 15.2.18; or

18.1.7	a default by any Borrower other than as specified in Clauses 18.1.1, 18.1.2, 18.1.4, 18.1.5 or 18.1.6, in the performance of or compliance with any other agreement, condition or provision hereof or of any of the Finance Documents (other than any Hedging Agreement) and, but only if such default is capable of remedy, such default shall continue for more than thirty (30) days after the occurrence thereof without being remedied to the satisfaction of the relevant Lenders; or

18.1.8	any representation or warranty made by any Borrower under or in connection with this Agreement or any of the other Transaction Documents (other than any Hedging Agreement) to which the such Borrower is a party shall prove to have been false or incorrect in any material respect on the date as of which it was made and such representation or warranty and but only if such false or incorrect representation or warranty is capable of being corrected, such Borrower fails to correct such misrepresentation within thirty (30) days of becoming aware of it; or

18.1.9	any Borrower shall (i) admit in writing its inability to pay its debts generally as they become due, (ii) file a voluntary petition for bankruptcy or a voluntary petition or an answer seeking reorganisation in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against such Borrower in any such proceeding, or such Borrower shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganisation or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors, (iii) make a general assignment for the benefit of creditors, (iv) consent to the appointment of a receiver, administrator, administrative receiver, examiner, trustee, liquidator or the like of itself or of a substantial part of its property or (v) cease or threaten to cease to carry on business; or

18.1.10	the commencement of a proceeding or a case, without the application or consent of any Borrower in any court of competent jurisdiction, which shall not be struck out within sixty (60) days of commencement and which seeks: (i) the liquidation, reorganisation, dissolution, winding-up, or composition or readjustment of debts of such Borrower, (ii) the appointment of a trustee, receiver, administrator, administrative receiver, examiner, custodian, liquidator or the like of such Borrower of all or any substantial part of the properties of such Borrower or (iii) similar relief in respect of such Borrower under any law providing for the relief of debtors, or an order for relief against such Borrower shall be entered in an involuntary case under such bankruptcy law; or

18.1.11	the occurrence of any event analogous to any of the events specified in paragraphs 18.1.9 or 18.1.10 above occurs in any jurisdiction;

18.1.12	any of the Security Documents is repudiated;

18.1.13	an Event of Default (as defined in the relevant Hedging Agreement) occurs under any Hedging Agreement in respect of any Borrower; or

18.1.14	any Borrower ceases to be a direct or indirect Subsidiary of FLY.

18.2	Acceleration of Loans

18.2.1	Should any of the events described in Clause 18.1 (Events of Default) occur then the Facility Agent shall, if so instructed by the Facility Majority Senior Lenders, be entitled without having to resort to any legal procedure whatsoever to declare that an Event of Default has occurred under Clause 18.1 (Events of Default) and (i) if a Loan has not yet been advanced, declare that the Available Commitments in respect of such Loan shall be reduced to zero (whereupon the same shall be reduced to zero) or (ii) if a Loan has been advanced, declare that such Loan shall become immediately due and payable (whereupon the same shall become immediately due and payable). Upon any such declaration the Security Trustee shall be entitled to exercise any such rights as are expressly afforded to it pursuant to the Security Documents.

18.2.2	In addition to the rights and remedies granted to the Facility Agent and/or the Security Trustee pursuant to Clause 18.2.1, should the Facility Agent make such declaration referred to in Clause 18.2.1, the rights and remedies set out in Clause 18.2.3 shall be available to the Finance Parties provided that each Borrower agrees and acknowledges that such remedies shall not in any way limit, prejudice or adversely affect, the rights or remedies expressed to be available to the Finance Parties under Clause 18.2.1 or any other terms of the Finance Documents and or available to them under any provision of the Cape Town Agreements.

18.2.3	Each Borrower agrees to the exercise by the Finance Parties of any right or remedy expressed to be available to the Finance Parties under the Finance Documents, and or available to them under any provision of the Cape Town Agreements.

18.2.4	No failure by a Finance Party to follow any procedure (including, without limitation, giving notice to any interested party) arising under the Cape Town Agreements, or any applicable law, for the exercise or enforcement of any right or remedy available to a Finance Party under the Cape Town Agreements and or this Clause 18.2, shall in any way limit, prejudice or adversely affect, the rights or remedies expressed to be available to the Finance Parties under the Finance Documents.

18.2.5	All Events of Default shall be defaults under the Security Documents for the purposes of Article 17 of the Consolidated Text. If any Security Assignment or any Mortgage becomes enforceable for any other reason, that reason shall also be a default under a Security Assignment or a Mortgage for the purposes of Article 17 of the Consolidated Text.

18.2.6	A default under Article 17 of the Consolidated Text in relation to any Security Document shall give the Security Trustee all of the rights and remedies specified in Articles 12 – 15, 20 and 23 – 25 of the Consolidated Text that are applicable to a security agreement.

18.3	Notification of Events of Default

Any notification under Clause 18.2 (Acceleration of Loans) shall be sent to any Borrower by registered airmail letter, fax or cable without any other formality or legal decision.

19.	ASSIGNMENT OF RIGHTS

19.1	Assignment by the Borrowers

No Borrower shall assign any rights or transfer any obligations arising from this Agreement without the prior written consent of all the Lenders.

19.2	Assignments and Transfers by Lenders

Each of the Lenders shall be entitled to assign or transfer its rights, benefits and/or obligations under and in connection with this Agreement in whole or in part as provided below. Any expenses caused by an assignment or transfer (including, for the avoidance of doubt, any expenses of the relevant Borrower or the relevant Lessee) will be borne by the respective Lender unless such assignment or transfer is requested by, or in connection with any mitigation process agreed with, the relevant Borrower or as a result of any breach by such Borrower or the relevant Lessee of any Transaction Document, in which case such expenses will be borne by such Borrower. In this event all provisions of this Agreement shall inure to the benefit of such Assignee or Transferee. The Facility Agent shall notify such Borrower of any such assignment or transfer.

19.3	Assignments by Lenders

Each Lender may assign all or any part of its rights under this Agreement and the other Transaction Documents to any other person (an “Assignee”) by notice to (but without the consent of) the relevant Borrower provided always that no such assignment shall be contrary to any Applicable Law.

19.4	Transfers by Lenders

Each Lender (an “Existing Lender”) may transfer all or any part of its rights, benefits and/or obligations under this Agreement and any other Transaction Document to another person (a “Transferee”) by notice to (but without the consent of) the relevant Borrower provided always that no such transfer shall be contrary to any Applicable Law. Any such transfer shall be effected upon five (5) Business Days’ prior notice by delivery to the Facility Agent of a duly executed and duly completed Transfer Certificate in which event, on the transfer date specified in such Transfer Certificate, to the extent that they are expressed to be the subject of the novation established by the Transfer Certificate:

(a)	the Existing Lender and the other parties to this Agreement shall be released from further obligations towards one another under this Agreement and the other Transaction Documents and their respective rights against one another under this Agreement and the other Transaction Documents shall be cancelled (such rights and obligations being referred to in this Clause 19.4 (Transfers by Lenders) as “discharged rights and obligations”);

(b)	the Transferee and the other parties to this Agreement shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as they are exercisable by or against the Transferee in place of the Existing Lender.

The Facility Agent shall promptly notify the other parties hereto of the receipt by it of any Transfer Certificate and shall promptly deliver a copy of such Transfer Certificate to the relevant Borrower.

19.5	Reliance on Transfer Certificates

The Facility Agent and any Borrower shall be fully entitled to rely on any Transfer Certificate delivered to the Facility Agent in accordance with the foregoing provisions of this Clause 19 which is complete and regular on its face as regards its contents and purportedly signed on behalf of the existing Lender and the Transferee and neither the Facility Agent nor such Borrower shall have any liability or responsibility to any party as a consequence of placing reliance on and acting in accordance with any such Transfer Certificate if it proves to be the case that the same was not authentic or duly authorised.

19.6	Execution of Transfer Certificates

Each Borrower, the Security Trustee and each Lender irrevocably authorises the Facility Agent to counter-sign each Transfer Certificate on its behalf without any further consent of, or consultation with, such Borrower, the Security Trustee or such Lender.

19.7	Further Assurance

If any Lender assigns all or any part of its rights or benefits or transfers all or any of its obligations as provided in Clauses 19.3 (Assignments by Lenders) or 19.4 (Transfers by Lenders) the relevant Borrower undertakes, immediately on being requested to do so by the relevant Lender, to enter into such documents as may be necessary or desirable to transfer to the Assignee or the Transferee, as the case may be, all or the relevant part of the Lender’s interest in this Agreement and the other Transaction Documents and all relevant references in this Agreement and the other Transaction Documents to such Lender shall thereafter be construed as a reference to such Lender and/or its Assignee or Transferee as the case may be to the extent of their respective interests.

19.8	Disclosure of Information

Subject to Clause 34 (Confidentiality) any Lender may disclose to a potential Assignee or Transferee or to any other person who may propose entering into contractual relations with such Lender in relation to this Agreement such information about any Borrower as such Lender shall consider appropriate provided that such potential Assignee or Transferee or other person provides, prior to any disclosure, a confidentiality undertaking in favour of the relevant Borrower in corresponding terms to Clause 34 (Confidentiality).

19.9	Change of Lending Office

Each Lender shall lend through its office at the address specified in Schedule 1 Part A (The Senior Lenders), Schedule 1 Part B (The Junior Lenders) of this Agreement or Schedules 1 (The Senior Lenders) or 2 (The Junior Lenders) of any Facility Supplement or in any relevant Transfer Certificate or through any other office of such Lender selected from time to time by such Lender through which such Lender wishes to lend for the purposes of this Agreement, as the case may be. If the office through which a Lender is lending is changed pursuant to this Clause 19.9, such Lender shall notify the Facility Agent no later than five (5) Business Days’ prior to such change which notice shall include the details of any consequent change in its account for payments. Such notice shall be signed by a duly authorised officer of the relevant Lender and the Facility Agent shall notify the relevant Borrower and the Security Trustee upon receipt of such notice.

19.10	No Increased Costs

Notwithstanding the other provisions of this Agreement if at any time after (i) any assignment or transfer by any Lender and/or any Agent of all or any part of its rights, benefits and/or obligations hereunder or (ii) any change by a Lender in its Lending Office or by any Agent in the office through which it acts for the purposes of the Transaction Documents, there arises any cost, increased cost or Tax (each an “Expense”) which either (a) arises as a result of such assignment, transfer or change; or (b) would not have been incurred, or is greater than the amount that would have been incurred, had such assignment, transfer or change not been made, whether or not as a result of Change in Law, then in each case the relevant Borrower shall not be obliged to pay the amount of such Expense or the amount by which such Expense is greater than the Expense that would have been incurred had no such assignment, transfer or change been made unless such assignment, transfer or change is made at the request of the relevant Borrower or as a result of the application of Clause 33.1 (Mitigation).

19.11	Transfer Fee

In the event that any Lender assigns or transfers all or any part of its rights, benefits and/or obligations under and pursuant to and in connection with this Agreement and the other Transaction Documents in accordance with the terms hereof at any time after six months of the date of this Agreement, it shall pay to the Facility Agent an administration fee of $1,000 in connection therewith on the date of such assignment or transfer.

19.12	Transfers by Hedging Bank

The Hedging Bank shall be entitled to transfer by way of novation all (but not some part only) of its rights, benefits and obligations under and in connection with all (but not less than all) of the Hedging Agreements to any party which it may choose provided that such party shall accede to this Agreement by executing an Accession Undertaking. Any expenses caused by a transfer (including, for the avoidance of doubt, any expenses of the relevant Borrower) will be borne by the Hedging Bank unless such assignment or transfer is requested by, or in connection with any mitigation process agreed with, the relevant Borrower or as a result of any breach by such Borrower or the relevant Lessee of any Transaction Document, in which case such expenses will be borne by such Borrower.

20.	ADDITIONAL PARTIES

20.1	New Junior Lenders - Conditions of Appointment

The Original Borrower may request in a Selection Notice that an additional Junior Lender shall participate in a Loan for the purpose of assisting in the acquisition of title to an Aircraft to be subject to the terms hereunder. That person shall become a Junior Lender if:

20.1.1	all the Senior Lenders in such Loan approve the addition of that person;

20.1.2	in accordance with Clause 29 (Junior Loan Subordination) all obligations incurred by any Borrower to the Junior Lender are fully subordinate to those incurred by such Borrower(s) to the Senior Lenders;

20.1.3	the Original Borrower delivers to the Facility Agent an original duly completed and executed Accession Undertaking in respect of such Junior Lender;

20.1.4	the Original Borrower confirms that no Event of Default is continuing or would occur as a result of that person becoming a Junior Lender; and

20.1.5	the accession of such person as a Junior Lender would not result in any party having any liability under Clauses 8.2 (Tax Gross-Up), 12 (Indemnities) or 13 (Increased Costs) and no event or circumstance of the nature described in Clauses 5.4 (Prepayment - Lease Termination) or 5.7 (Prepayment - Increased Costs) would occur on a consequence of such accession.

20.2	New Senior Lenders - Conditions of Appointment

The Original Borrower may request in a Selection Notice that an additional Senior Lender shall participate in a Loan for the purposes of assisting in the acquisition of title to an Aircraft to be subject to the terms hereunder. That person shall become a Senior Lender if:

20.2.1	all the Senior Lenders in such Loan approve the addition of that person;

20.2.2	the Original Borrower delivers to the Facility Agent an original duly completed and executed Accession Undertaking in respect of such Senior Lender;

20.2.3	the Original Borrower confirms that no Event of Default is continuing or would occur as a result of that person becoming a Senior Lender; and

20.2.4	the accession of such person as a Senior Lender would not result in any party having any liability under Clauses 8.2 (Tax Gross Up), Clause 12 (Indemnities) or 13 (Increased Costs) and no event or circumstance of the nature described in Clauses 5.4 (Prepayment - Lease Termination) or 5.7 (Prepayment - Increased Costs) would occur as a consequence of such accession.

20.3	New Borrower - Conditions of Appointment

The Original Borrower may request in a Selection Notice that a new person becomes a New Borrower for the purposes of acquiring title to an Aircraft to be the subject of a Loan hereunder. That person shall become a New Borrower if:

20.3.1	all the Lenders in such Loan approve the addition of that person;

20.3.2	the Original Borrower delivers to the Facility Agent a duly completed and executed original Accession Undertaking in respect of the New Borrower;

20.3.3	the Original Borrower confirms that no Event of Default is continuing or would occur as a result of that person becoming a New Borrower;

20.3.4	the Facility Agent has received all of the documents and other evidence listed in Part B of Schedule 3 (Conditions Precedent) in relation to that New Borrower, each in form and substance satisfactory to the Facility Agent;

20.3.5	the accession of such person as a New Borrower would not result in any party having any liability under Clauses 8.2 (Tax Gross Up), Clause 12 (Indemnities) or 13.2 (Increased Costs) and no event or circumstance of the nature described in Clauses 5.4 (Prepayment - Lease Termination) or 5.7 (Prepayment - Increased Costs) would occur as a consequence of such accession; and

20.3.6	The Facility Agent shall notify the Original Borrower and the relevant Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Schedule 3 (Conditions Precedent).

20.4	Additional Parties Acceptance

Each of the Parties appoints the Security Trustee to receive on its behalf each Accession Undertaking delivered to the Security Trustee and to accept and sign it if, in the Security Trustee’s opinion, it is complete and appears on its face to be authorised and duly executed and until accepted and signed by the Security Trustee that document shall not be effective.

20.5	Resignation of any Borrower

20.5.1	The Original Borrower may request that any New Borrower ceases to be a Borrower if all of the Aircraft owned by such New Borrower and the subject of a Loan hereunder are the subject of a Final Disposition and/or such Loan(s) are repaid or prepaid in full in accordance with Clause 5 (Repayment and Prepayment), by delivering to the Facility Agent a Release Letter.

20.5.2	The Facility Agent shall accept such Release Letter and notify the remaining Borrowers and the relevant Lenders of its acceptance if:

(a)	no Event of Default is continuing or would result from the acceptance of the relevant Borrower Release Letter (and the Original Borrower has confirmed this is the case); and

(b)	that the resigning New Borrower is under no actual or contingent obligations as a Borrower under any of the Transaction Documents,

whereupon that the resigning New Borrower shall cease to be a Borrower and shall have no further rights or obligations under the Transaction Documents.

20.6	Repetition of Representations

Delivery of a Accession Undertaking constitutes confirmation by the New Borrower that the representations and warranties in Clause 17.1 (Borrower’s Representation and Warranties) are true and correct in relation to it as at the relevant Delivery Date as if made by reference to the facts and circumstances then existing.

20.7	Limitation on Indemnity by New Borrowers

If the Original Borrower notifies the Facility Agent that the assumption by a proposed New Borrower of the obligations contained in Clause 12 (Indemnities) would be contrary to any applicable law or would result in such New Borrower being insolvent under any applicable law, the Original Borrower and the Facility Agent shall consult in good faith to determine whether a basis exists for such proposed New Borrower to become a party hereto without assuming such obligations (it being acknowledged in particular that the absence of such obligations may not prejudice the validity and enforceability of the Security to be created such New Borrower in respect of the Secured Obligations). If such a basis can be agreed the New Borrower may accede to this Agreement and the relevant Accession Undertaking shall be amended to exclude the assumption of such obligations.

21.	COMMUNICATIONS

21.1	Notices

Every notice, request, direction or other communication under this Agreement shall:

21.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or fax;

21.1.2	be deemed to have been received:

(i)	in the case of a fax, on confirmation by the recipient of actual receipt or, if earlier, on actual or deemed receipt by the recipient of a confirmation letter; and

(ii)	in the case of a letter when delivered personally or ten (10) days after it has been put into the post; and

21.1.3	be sent:

(i)	to the Security Trustee and/or the Facility Agent at:

Bank of Scotland plc

6th Floor

33 Old Broad Street

London EC2N 1HZ

England

Facsimile: +44 20 7158 3180

Attention: Head of Aircraft Finance

(ii)	to the Original Borrower at:

Baker & Spice Aviation Limited

West Pier

Dun Laoghaire

County Dublin

Ireland

Facsimile: +353 1 231 1901

Attention: General Counsel

With a copy to:

Address: BBAM, LLC

525 Market Street, 33rd Floor

San Francisco

CA 94105

Facsimile: +415 618 3337

Attention: General Counsel

(iii)	to any New Borrower at the name, address and other contact details specified in the relevant Facility Supplement,

or to such other address or fax number as is notified by the relevant Borrower to the Facility Agent (or vice versa).

21.2	Notices via Facility Agent

Every notice, request, demand or other communication under this Agreement to be given by any party to any Borrower, the Hedging Bank or any of the Lenders shall be given to the Facility Agent for onward transmission.

22.	CONDITIONS PRECEDENT AND DELAYED DELIVERY

22.1	Conditions Precedent

Each Loan shall only become available to the relevant Borrower if:

22.1.1	the Facility Agent shall have received not later than 12.00 noon (London time) on the third (3rd) Business Day before the proposed date for the making of the Loan (or such shorter period as may be agreed by the Facility Agent) a Drawdown Notice for such Loan duly completed and signed by such Borrower;

22.1.2	the Facility Agent shall have received in form and substance satisfactory to the relevant Lenders copies of (i) all documentation to be delivered to the relevant Borrower pursuant, and as a condition, to the relevant Lease Novation Agreement or relevant Lease Agreement and (ii) each of the documents listed in Schedule 3, in respect of such Loan, either on or before the relevant Disbursement Date;

22.1.3	if the rentals under the corresponding Lease Agreement are denominated in a currency other than Dollars, the Hedging Bank and the Borrower shall have entered into a Hedging Agreement in relation to the rentals under such Lease Agreement on terms satisfactory to the Hedging Bank and the Facility Agent;

22.1.4	all of the other conditions precedent of the obligations of the parties under the Finance Documents, in respect of such Loan, shall have been complied to the satisfaction of, or waived by, the Facility Agent;

22.1.5	there shall have been no material adverse change in the business or financial condition of any Borrower or any Lessee after the date of this Agreement; and

22.1.6	no Event of Default, Relevant Event or any Lease Event of Default has occurred and is continuing.

Once served, the relevant Drawdown Notice is irrevocable and shall oblige the relevant Borrower to borrow the relevant Loan in the amount and on the date specified therein.

22.2	Delayed Delivery

22.2.1	In relation to a Loan, the relevant Drawdown Notice once given shall be irrevocable and the relevant Borrower shall be bound to borrow such Loan in accordance therewith, except as otherwise provided in this Agreement.

22.2.2	Subject to any agreement to the contrary and to the provisions of Clause 3 (Disbursement of the Loan), if for any reason (other than a breach by a Lender or the Facility Agent of its obligations under this Agreement) a Loan is not advanced on the date specified in the relevant Drawdown Notice (the “Expected Disbursement Date”), the relevant Borrower shall on demand pay to the Facility Agent for the account of each relevant Lender such amount (if any) as such Lender may certify in writing to be necessary to compensate it under Clause 12.2 (Funding Indemnity) hereof provided however that if:

(i)	the relevant Borrower has notified the Facility Agent by 2pm (London time) on the Expected Disbursement Date that such Loan cannot be advanced on the Expected Disbursement Date because the conditions precedent in this Clause 22 (Conditions Precedent and Delayed Delivery) cannot be satisfied as a result of the failure of the relevant Seller to deliver the relevant Aircraft to the relevant Borrower for any reason; and

(ii)	the relevant Borrower reasonably expects that such conditions will be satisfied within ten (10) Business Days (or such longer period as the Facility Agent and such Borrower shall agree) (in this Clause 22.2 (Delayed Delivery), the “Cut-off Date”), then, notwithstanding any instructions to the contrary in the relevant Drawdown Notice and subject to the continued satisfaction of the other conditions precedent which are to be satisfied prior to the delivery of the relevant Aircraft (and unless otherwise agreed in writing by the parties hereto), the amount payable under Clause 12.2 (Funding Indemnity) shall (subject to Clause 22.2.4) not be payable and the Loan shall be disbursed to an overnight deposit account maintained with the Facility Agent for the account of the relevant Lenders at the overnight rate offered by the Facility Agent for Dollars for each day falling during the period from and including the Expected Disbursement Date to but excluding the earlier to occur of the Cut-off Date and the Disbursement Date.

22.2.3	If such conditions precedent are subsequently satisfied on or before the Cut-off Date (or such other later date as the relevant Borrower and the relevant Lenders may agree), the Loan shall be made on the Disbursement Date and:

(i)	such Loan shall be deemed to have been advanced to the relevant Borrower on the relevant Expected Disbursement Date for all purposes of this Agreement and the other Transaction Documents; and

(ii)	the Facility Agent shall pay to the relevant Borrower any interest which has accrued on such Loan while on deposit as contemplated by Clause 22.2.2 provided that the Facility Agent, in its sole discretion, shall determine the amount of such interest and has no obligation to maximise the amount of interest accrued on such Loan.

22.2.4	If such conditions precedent cannot be satisfied on or before the Cut-off Date, then such Loan shall be deemed not to have been advanced but the relevant Borrower shall be obliged on the next Business Day following the Cut-off Date (the “Delivery Cancellation Date”) to pay to the Facility Agent for the account of the relevant Lenders, an amount equal to:

(i)	the amount of interest that would have accrued on the Loan had it been advanced on the Expected Disbursement Date, but become prepayable on the Delivery Cancellation Date; and

(ii)	any amounts that would have become due under Clause 12.2 (Funding Indemnity) if the Loan had been advanced on the Expected Disbursement Date, but become prepayable on the Delivery Cancellation Date.

Subject to the receipt of the foregoing amounts, the Facility Agent shall pay to the relevant Borrower any interest which has accrued on the Loan while on deposit in accordance with Clause 22.2.2, provided that the Facility Agent, in its sole discretion, shall determine the amount of such interest and has no obligation to maximise the amount of interest accrued on such Loan.

23.	FACILITY AGENT AND SECURITY TRUSTEE

23.1	Appointment of Facility Agent

Each Lender irrevocably appoints the Facility Agent as its agent for the purposes of the Loan and the Transaction Documents and authorises the Facility Agent (whether or not by or through employees or agents) to take such action on their behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Facility Agent by this Agreement and the Transaction Documents, together with such powers and discretions as are reasonably incidental thereto. The Facility Agent shall not, however, have any duties, obligations or liabilities to the Lenders beyond those expressly stated in this Agreement and the Transaction Documents. The Facility Agent shall act in accordance with, and the Facility Agent’s appointment shall be on the terms set out in, Clause 24 (Facility Agent).

23.2	Appointment of Security Trustee

Each of the Financing Parties irrevocably appoints the Security Trustee as its security trustee of the Trust Property for the purposes of this Agreement and the Transaction Documents on the terms set out in this Agreement.

23.3	Delegation of Powers to Security Trustee

By virtue of the appointment set out above, each of the Financing Parties hereby authorises the Security Trustee (whether or not by or through its employees as agents) to take such action on its behalf and to exercise such powers as are specifically delegated to the Security Trustee by this Agreement together with such powers and rights as are reasonably incidental thereto. The Security Trustee shall act in accordance with, and the Security Trustee’s appointment shall be on the terms set out in, Clause 25 (Security Trustee).

23.4	Declaration of Trust

The Security Trustee hereby accepts its appointment under Clause 23.2 (Appointment of Security Trustee) as trustee in relation to the Trust Property with effect from the date of this Agreement and irrevocably acknowledges and declares that from such date it holds the same on trust for the Financing Parties and that it shall apply, and deal with, the Trust Property in accordance with the provisions of this Agreement.

23.5	Perpetuities

The trusts constituted or evidenced by this Agreement shall remain in full force and effect until whichever is the earlier of the expiration of a period of eighty (80) years from the date of this Agreement, and receipt by the Security Trustee of written confirmation from the Financing Parties that all the obligations and liabilities for which the Transaction Documents are constituted as security have been discharged in full. The parties to this Agreement declare that the perpetuity period applicable to this Agreement shall, for the purposes of the Perpetuities and Accumulations Act 1964 be a period of eighty (80) years from the date of this Agreement.

23.6	Rights of Security Trustee under Applicable Law

In its capacity as trustee in relation to the Transaction Documents, the Security Trustee shall, without prejudice to any of the powers and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Transaction Documents), have all the same powers as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Trustee by this Agreement and/or any of the Transaction Documents.

23.7	Effect of Deed

It is agreed between all parties to this Agreement that in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this Agreement, the relationship of the Financing Parties to the Security Trustee shall in the case of each of the trusts constituted hereby be construed simply as one of principal and agent but, to the fullest extent permissible under the laws of each and every such jurisdiction, this Agreement shall have full force and effect as between the parties.

23.8	Trustee Act 2000

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

23.9	No Independent Enforcement by Financing Parties

Save as expressly permitted by the terms of any Transaction Document, none of the Financing Parties shall have any independent power to enforce any of the Transaction Documents, to exercise any rights and/or powers or to grant any consents or releases under or pursuant to any of the Transaction Documents or otherwise have direct recourse to the security constituted by any of the Transaction Documents except that each Financing Party shall have the independent power to enforce, exercise rights and/or powers or grant consents or releases under or pursuant to this Agreement.

23.10	Acceleration of Loan

None of the Financing Parties shall have any independent power to take any steps to accelerate or demand repayment of the Loan, to exercise any rights or powers pursuant to the Transaction Documents or to grant any consents or releases under the Transaction Documents relating to or in connection with the occurrence or existence of an Event of Default.

23.11	Common Agent and Security Trustee

Notwithstanding that the Facility Agent and the Security Trustee may from time to time be the same legal entities, the Facility Agent and the Security Trustee have each entered into this Agreement in their separate capacities as facility agent for the Lenders and as security trustee for the Financing Parties under and pursuant to the Transaction Documents; provided always that, where this Agreement provides for the Facility Agent or the Security Trustee to communicate with or provide instructions to any of the Facility Agent or the Security Trustee while the Facility Agent and the Security Trustee are the same or related entities, it will not be necessary for there to be any such formal communication or instructions notwithstanding that this Agreement provides in certain cases for the same to be in writing.

23.12	Know Your Customer

23.12.1	Each Borrower shall, at its own cost, as soon as practicable upon the request of either Agent or any Lender or the Hedging Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective Transferee in relation to which consent, if necessary, has been given) or the Hedging Bank (for itself or on behalf of any prospective transferee of the Hedging Bank) in order for such Agent, such Lender, the Hedging Bank or such prospective Transferee to carry out checks which are required pursuant to any anti-money laundering laws and regulations applicable to it or its affiliates and be satisfied with the results thereof.

23.12.2	Each Lender shall promptly upon the request of either Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Agent (for itself) in order for such Agent to carry out checks which are required pursuant to any anti-money laundering laws and regulations applicable to it or its affiliates and be satisfied with the results thereof.

24.	FACILITY AGENT

24.1	Performance by Facility Agent

24.1.1	The Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in this Agreement or any other Transaction Document in accordance with any instructions given to it by the Majority Senior Lenders of the related Loan or, if it relates to all of the Loans, the Facility Majority Senior Lenders (or, if so instructed by the relevant Majority Senior Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the relevant Majority Senior Lenders.

24.1.2	Unless a contrary indication appears in this Agreement or any other Transaction Document, any instructions given by the Majority Senior Lenders of the related Loan or, if it relates to all of the Loans, the Facility Majority Senior Lenders will be binding on all the Lenders of the related Loan or Loans.

24.1.3	The Facility Agent may refrain from acting in accordance with the instructions of the relevant Majority Senior Lenders (or, if appropriate, the relevant Lenders) or under Clause 24.1.4 until it has received such security as it may require for any cost, loss or liability (together with any associated indirect tax) which it may incur in complying with the instructions.

24.1.4	In the absence of instructions from the relevant Majority Senior Lenders, (or, if appropriate, the relevant Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the relevant Lenders.

24.1.5	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Transaction Document.

24.2	Amendments to Transaction Documents

24.2.1	Subject to Clause 23.9 (No Independent Enforcement by Financing Parties) and Clause 23.2.2, the Facility Agent may, with the consent of the Majority Senior Lenders of the related Loan or, if it relates to all of the Loans, the Facility Majority Senior Lenders (or if and to the extent expressly authorised by the other provisions of this Agreement or any other Transaction Document) amend, modify or otherwise vary in each such case with the agreement of the relevant Borrower or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of this Agreement or any Transaction Document (other than any Hedging Agreement) provided that no amendment or waiver which relates to the rights or obligations of an Agent may be effected without the consent of that Agent and no amendment or waiver which relates to the rights or obligations of the Hedging Bank may be effected without the consent of the Hedging Bank. Any such action so authorised and effected by the Facility Agent shall be promptly notified to the relevant Lenders of the related Loan by the Facility Agent and shall be binding on each such Lender.

24.2.2	Except with the prior written consent of all the relevant Lenders of the related Loan, the Facility Agent shall not nor shall it authorise any other person to agree with the other parties thereto any amendment to any Transaction Document which would (i) extend the due date or reduce the amount of any payment under any Transaction Document, (ii) change the currency in which any amount is payable under any Transaction Document, (iii) increase any Lender’s Contribution, (iv) change the definition of “Lenders” or “Majority Senior Lenders” in Clause 1.1 (Definitions), (v) change Clause 23.9 (No Independent Enforcement by Financing Parties) or this Clause 24.2.2 or any provision of this Agreement or the Transaction Documents which provides for the consent of all of the relevant Lenders of the related Loan to be obtained or (vi) reduce any margin or interest rate, pursuant to this Agreement.

24.3	Rights of Facility Agent

With respect to its own Contribution (if any) in the Loan the Facility Agent shall have the same rights and powers under this Agreement and the Transaction Documents as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it (as agent) under this Agreement or, as the case may be, the Transaction Documents, and the term “Lender” shall, unless the context otherwise indicates, include the Facility Agent. Neither this Agreement nor any of the Transaction Documents shall (nor shall the same be construed so as to) constitute a partnership between the parties or any of them or so as to establish a fiduciary relationship between the Facility Agent (in any capacity) and any other person.

24.4	No Obligations to Other Parties

The Facility Agent shall not:

24.4.1	be obliged to make any enquiry as to any default by any Borrower or any Lessee in the performance or observance of any of the provisions of any of the Transaction Documents or as to the existence of a default unless the Facility Agent has actual knowledge thereof or has been notified in writing thereof, by a Lender in which case the Facility Agent shall promptly notify the Lenders of the relevant event or circumstances;

24.4.2	be liable to any Lender of the related Loan for any action taken or omitted under or in connection with this Agreement or any of the Transaction Documents or the Loan except in the case of the gross negligence or wilful misconduct of the Facility Agent; or

24.4.3	notwithstanding any other provision of this Agreement and any other Transaction Documents to the contrary, be obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of law or any duty of confidentiality.

For the purposes of this Clause 24 the Facility Agent shall not be treated as having actual knowledge of any matter of which the corporate finance or leasing or any other division outside the agency division of the Facility Agent (or equivalent department of the person for the time being acting as the Facility Agent) may become aware in the context of corporate finance or advisory activities from time to time undertaken by the Facility Agent for any Borrower, any Lessee or any of their respective associates. In acting as Facility Agent for the Lenders, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments. If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

24.5	Communications

The Facility Agent shall promptly notify each Lender of the related Loan of the contents of each notice, certificate, document or other communication received by it from any Borrower or any Lessee under or pursuant to any of the Transaction Documents. The Facility Agent may disclose to any other party to this Agreement, any information it reasonably believes it has received as Facility Agent under this Agreement.

24.6	Identity of Lenders

The Facility Agent may deem and treat (a) each Lender as the person entitled to the benefit of the Contribution of such Lender for all purposes of the Transaction Documents unless and until a notice of assignment of such Lender’s Contribution or any part thereof shall have been filed with the Facility Agent and (b) the office set opposite the name of each Lender in Schedule 1 (The Senior Lenders) and Schedules 1 (The Senior Lenders) and 2 (The Junior Lenders) of each Facility Supplement (if any) as such Lender’s Lending Office unless and until a written notice of change of facility office shall have been received by the Facility Agent not later than five (5) Business Days prior to such change; and the Facility Agent may act upon any such notice unless and until the same is superseded by a further such notice.

24.7	No Reliance on Facility Agent

Each Lender acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the Facility Agent to induce it to enter into any of the Transaction Documents and that it has made and will continue to make, without reliance on the Facility Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of any Borrower and any Lessee and its own independent investigation of the financial condition and affairs of such Borrower and such Lessee, in connection with the making and continuation of the Loan. The Facility Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide the Lenders with any credit or other information with respect to such Borrower or such Lessee, whether coming into its possession before the making of the relevant advance or at any time or times thereafter, other than as provided in Clause 24.4.1. The Facility Agent shall not have any duty or responsibility for the completeness or accuracy of any information given by any Borrower or any Lessee in connection with or pursuant to any of the Transaction Documents, whether the same is given to the Facility Agent and passed on by it to the Lenders or otherwise.

24.8	No Responsibility for Other Parties

The Facility Agent shall not have any responsibility to any Lender:

24.8.1	on account of the failure of any Borrower or any Lessee to perform their respective obligations under any of the Transaction Documents; or

24.8.2	for the financial condition of any Borrower or any Lessee; or

24.8.3	for the completeness or accuracy of any statements, representations or warranties in any of the Transaction Documents or any document delivered under this Agreement or any of the other Transaction Documents (save for those made by the Facility Agent); or

24.8.4	for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of this Agreement or any of the other Transaction Documents or of any certificate, report or other document executed or delivered under this Agreement or any of the other Transaction Documents; or

24.8.5	otherwise in connection with any Loan or the negotiation of any Transaction Document; or

24.8.6	for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Lenders and/or in accordance with any provision of any Transaction Document; or

24.8.7	to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any such checks made by, or any statement in relation to such checks made by the Facility Agent; or

24.8.8	unless mandatorily required by Applicable Laws and regulations to which the Facility Agent is subject, to provide any certification, document or information (except information relating to itself) that may be required for any anti-money laundering due diligence purpose (any such certification, document or information to be provided by any Borrower or any Lessee to the relevant Lender directly notwithstanding that a request for such certification, document or information may be made through the Facility Agent); or

24.8.9	to account to any Lender for any sum or the profit element of any sum received by it for its own account.

The Facility Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it.

24.9	No Restriction on Other Business

The Facility Agent and each of the relevant Lenders may, without any liability to account to any of the other Financing Parties, accept deposits from, lend money to, and generally engage in any kind of banking or trust business with, or be the owner or holder of any shares or other securities of any Borrower, any Lessee or any of their respective Subsidiaries or affiliates or any of the other Financing Parties as if it were not the Facility Agent or, as the case may be, a Lender.

24.10	Indemnification of Facility Agent

Each Lender shall reimburse the Facility Agent (rateably in accordance with its Liability, to the extent the Facility Agent is not reimbursed by any Borrower or any Lessee) for the charges, losses and expenses incurred by it in connection with the preparation and execution of this Agreement and the Transaction Documents and/or in contemplation of, or otherwise in connection with, the enforcement of, or the preservation of any rights under, or in carrying out its duties under this Agreement and the Transaction Documents including (in each case) the fees and expenses of legal or other professional advisers which the Facility Agent may engage as it considers necessary or desirable from time to time. Each Lender shall indemnify the Facility Agent (rateably in accordance with its Liability) against all liabilities, damages, costs and claims whatsoever suffered or incurred by the Facility Agent in connection with the Transaction Documents or the performance of its duties under the Transaction Documents or any action taken or omitted by the Facility Agent under the Transaction Documents, unless such liabilities, damages, costs or claims arise from the Facility Agent’s own gross negligence or wilful misconduct. If any party owes an amount to the Facility Agent under this Agreement or any of the other Transaction Documents the Facility Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Facility Agent would otherwise be obliged to make under this Agreement or any of the other Transaction Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of this Agreement and the other Transaction Documents, that party shall be regarded as having received any amount so deducted.

24.11	Retirement of Facility Agent

24.11.1

The Facility Agent may retire from its appointment as Facility Agent under this Agreement and the Transaction Documents having given not less than thirty (30) days notice of its intention to do so to each Lender in relation to each Loan and each Borrower; provided always that no such retirement shall take effect unless there has been appointed by the Lenders in relation to each Loan as a successor any reputable and experienced bank or financial institution nominated by the Facility Agent. If the Facility Agent has made a nomination, but it has not been accepted, the Facility Agent may nominate one of the Lenders. If such Lender either does not accept such appointment or, after thirty (30) days, such appointment has not been made the Facility Agent’s resignation shall nevertheless become effective from that date and thereafter the role of Facility Agent shall be suspended and all references herein or in any other Transaction Document to “Facility Agent” shall be deemed replaced with references to the Facility Majority Senior Lenders until such time (if any) as the Facility Majority Senior Lenders appoint a successor Facility Agent which accepts such appointment.

24.11.2	All costs associated with such retirement shall be for the account of the retiring Facility Agent unless it is as a consequence of an agreement reached pursuant to Clause 33.1 (Mitigation) in which case all such costs shall be for the account of the Borrowers. Upon any such successor as aforesaid being appointed, the retiring Facility Agent shall be discharged from any further obligation under this Agreement and the Transaction Documents and its successor and each of the other parties to this Agreement and the Transaction Documents shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Facility Agent provided that the retiring Facility Agent shall remain entitled to the benefit of Clause 23 (Facility Agent and Security Trustee) and this Clause 24 to the extent it relates to any action or obligation during such period as it acted as Facility Agent.

24.12	Removal of Facility Agent

24.12.1	The Facility Majority Senior Lenders may at any time require the Facility Agent to retire from its appointment as Facility Agent under this Agreement and the other Transaction Document without giving any reason upon having given to the Facility Agent and each Borrower not less than thirty (30) days’ prior written notice to such effect. The Facility Agent agrees to co-operate in giving effect to such resignation in accordance with any such notice duly received by it and, in such connection, shall execute all such deeds and documents as all the Lenders may reasonably require in order to provide for (a) such resignation, (b) the appointment of a successor facility agent and (c) the transfer of the rights and obligations of the Facility Agent under this Agreement and the other Transaction Documents to such successor, in each case in a legal, valid and binding manner. The Lenders agree that any such removal of the Facility Agent shall not take effect unless a reputable and experienced bank or financial institution has been appointed as the successor facility agent.

24.12.2	The Lenders agree that all costs associated with such removal shall be borne by the Lenders rateably in accordance with their respective liabilities. Upon any such successor as aforesaid being appointed, the removed Facility Agent shall be discharged from any further obligation under this Agreement and the other Transaction Documents and its successor and each of the other parties to this Agreement and the other Transaction Documents shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the removed Facility Agent provided that the removed Facility Agent shall remain entitled to the benefit of Clause 23 (Facility Agent and Security Trustee) and this Clause 24 to the extent it relates to any action or obligation during such period as it acted as Facility Agent.

25.	SECURITY TRUSTEE

25.1	Obligations of Security Trustee

The Security Trustee shall have no duties, obligations or liabilities to any of the parties by whom it has been appointed or any other party hereto beyond those expressly stated in this Agreement and specifically (but without prejudice to the generality of the foregoing) the Security Trustee shall not be obliged to take any action or exercise any rights, remedies or powers under or pursuant to this Agreement beyond those which it is specifically instructed in writing to take or exercise as provided in Clause 25.5 (Action under Transaction Documents) and then only to the extent stated in such specific written instructions.

25.2	Use of Agents

The Security Trustee may, in the conduct of any trusts constituted by this Agreement, instead of acting personally, employ and pay any agent (whether being a lawyer, chartered accountant or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Trustee (including the receipt and payment of money). Any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his in connection with such trusts. The Security Trustee shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of any such agent if the Security Trustee shall have exercised reasonable care in the selection of such agent.

25.3	Performance by Security Trustee

25.3.1	Subject to Clause 25.4 (Determination of Issues), the Security Trustee shall (i) exercise any right, power, authority or discretion vested in it as Security Trustee in this Agreement or any other Transaction Document in accordance with any instructions given to it by the Majority Senior Lenders of the related Loan or, if it relates to all of the Loans, the Facility Majority Senior Lenders (or, if so instructed by the relevant Majority Senior Lenders, refrain from exercising any right, power, authority or discretion vested in it as Security Trustee) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the relevant Majority Senior Lenders.

25.3.2	Unless a contrary indication appears in this Agreement or any other Transaction Document, any instructions given by the Majority Senior Lenders of the related Loan or, if it relates to all of the Loans, the Facility Majority Senior Lenders will be binding on all the Lenders of the related Loan or Loans.

25.3.3	The Security Trustee may refrain from acting in accordance with the instructions of the relevant Majority Senior Lenders (or, if appropriate, the relevant Lenders) or under Clause 25.3.4 until it has received such security as it may require for any cost, loss or liability (together with any associated indirect tax) which it may incur in complying with the instructions.

25.3.4	In the absence of instructions from the relevant Majority Senior Lenders, (or, if appropriate, the relevant Lenders) the Security Trustee may act (or refrain from taking action) as it considers to be in the best interest of the relevant Lenders.

25.3.5	The Security Trustee is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Transaction Document.

25.4	Determination of Issues

In its capacity as trustee in relation to the Transaction Documents, the Security Trustee shall have full power to determine all questions and doubts arising in relation to the interpretation or application of any of the provisions of this Agreement or any of the Transaction Documents as it affects the Security Trustee and every such determination (whether made upon a question actually raised or implied in the acts or proceedings of the Security Trustee) shall be conclusive and shall bind all the other parties to this Agreement.

25.5	Action under Transaction Documents

If an Event of Default or Lease Event of Default shall occur and be continuing, then subject to being indemnified to its satisfaction in accordance with Clause 25.8 (Indemnification by Lenders upon Enforcement), the Security Trustee shall ensure that the appropriate person takes such action (including, without limitation, the exercise of all rights and/or powers and the granting of consents or releases) or, as the case may be, refrains from taking such action under or pursuant to the Transaction Documents as the Majority Senior Lenders of the related Loan or, if it relates to all of the Loans, the Facility Majority Senior Lenders shall specifically direct the Security Trustee (such direction, in the case of directions of the relevant Lenders, being given in writing through the Facility Agent). Unless and until the Security Trustee shall have received such directions or instructions, the Security Trustee shall not be required to ensure that any action is taken under any of the Transaction Documents.

25.6	Instructions of Lenders

The Security Trustee shall be entitled (and bound) to assume that any directions received by it from the Facility Agent under or pursuant to this Agreement or any of the relevant Transaction Documents are the directions of the relevant Lenders (in the case of the directions of the Facility Agent) or the directions of the Facility Agent itself acting pursuant to the provisions of the Transaction Documents. The Security Trustee shall not be liable to the Financing Parties (or any of them) for any action taken or omitted under or in connection with this Agreement or any of the Transaction Documents in accordance with any such directions unless caused by the gross negligence or wilful misconduct of the Security Trustee.

25.7	Notification of Relevant Events

Each of the parties hereto agrees that as soon as practicable upon becoming aware of the same, it will give written notice to the Facility Agent of any Relevant Event, whereupon the Facility Agent shall thereupon give notice of the same to the Lenders and the Security Trustee.

25.8	Indemnification by Lenders upon Enforcement

Without prejudice to Clause 11 (Application of Proceeds), each Lender shall reimburse the Security Trustee, rateably in accordance with its Liability, to the extent the Security Trustee is not reimbursed by any other party for the charges and expenses incurred by the Security Trustee in contemplation of, or otherwise in connection with, the enforcement or attempted enforcement of, or the preservation or attempted preservation of any rights under, any of the Transaction Documents or in carrying out its duties under this Agreement and/or any of the Transaction Documents including (in each case) the fees and expenses of legal or other professional advisers.

25.9	Indemnification by Lenders

Without prejudice to Clause 11 (Application of Proceeds), each Lender shall indemnify the Security Trustee, rateably in accordance with its Liability, to the extent the Security Trustee is not reimbursed by any other entity, against all liabilities, damages, costs and claims whatsoever suffered or incurred by the Security Trustee in connection with any of the Transaction Documents or the performance of its duties under this Agreement and/or any of the Transaction Documents or any action taken or omitted by the Security Trustee under any of the Transaction Documents or this Agreement, unless such liabilities, damages, costs or claims arise from the Security Trustee’s own gross negligence or wilful misconduct.

25.10	No Obligation to Act

The Security Trustee shall not be obliged:

25.10.1	to request any certificate or opinion under any Transaction Document unless so required in writing by the Facility Agent in which case the Security Trustee shall promptly make the appropriate request of the relevant party; or

25.10.2	to make any enquiry as to any default by any party in the performance or observance of any provision of any of the Transaction Documents or as to whether any event or circumstance has occurred as a result of which the security constituted by any of the Transaction Documents shall have or may become enforceable.

25.11	No Responsibility to Provide Information

The Security Trustee shall not have any duty or responsibility, either initially or on a continuing basis:

25.11.1	subject to Clause 25.16 (Communications), to provide any of the Financing Parties with any information with respect to any Borrower whenever coming into its possession; or

25.11.2	to investigate or make any enquiry into the title of any party to the Applicable Proceeds or any part thereof.

25.12	No Responsibility for Other Parties

The Security Trustee shall not have any responsibility to any of the Financing Parties (a) on account of the failure of any other party to perform any of its or their obligations under any of the Transaction Documents, (b) for the financial condition of any Borrower or any Lessee (c) for the completeness or accuracy of any statements, representations or warranties in any of the Transaction Documents or any document delivered under any of the Transaction Documents, (d) for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any of the Transaction Documents or of any certificate, report or other document executed or delivered under any of the Transaction Documents, (e) to investigate or make any enquiry into the title of any party to the Applicable Proceeds or any part thereof, (f) for the failure to register any of the Transaction Documents on any register with any authority, court or relevant body, (g) for the failure to take or require any Borrower, any Lessee, any Airframe Manufacturer, any Engine Manufacturer, any lessee or any provider of insurances or reinsurances, to take any steps to render any of the Applicable Proceeds effective or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned or (h) otherwise in connection with the Transaction Documents or their negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the directions of the Facility Agent or the Majority Senior Lenders of the related Loan or, if it relates to all of the Loans, the Facility Majority Senior Lenders given pursuant to the terms of the Transaction Documents or in reliance upon information provided by the Facility Agent or the Financing Parties pursuant to the terms of the Transaction Documents or otherwise.

25.13	Reliance on Communications

The Security Trustee shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it.

25.14	Safekeeping of Security Documents

The Security Trustee shall be entitled to place all Security Documents and other deeds, certificates and other documents relating thereto or any of them in any safe deposit, safe or receptacle selected by the Security Trustee or with any solicitor or firm of solicitors and may make any such arrangements as it thinks fit for allowing each Financing Party access to, or its solicitors or auditors possession of, such documents when necessary or convenient, and the Security Trustee shall not be responsible for any loss incurred in connection with any such deposit, access or possession, unless such loss arose from the Security Trustee’s own gross negligence.

25.15	No Obligation to Act in Breach of Applicable Law

The Security Trustee may refrain from doing anything which would, or might in its reasonable opinion, be contrary to any law of any jurisdiction or any directive, regulation or regulatory requirement of any state (or any agency thereof) or which would or might render it liable to any person and may do anything which is, in its opinion, necessary to comply with any such law, directive, regulation or regulatory requirement.

25.16	Communications

The Security Trustee shall notify the Facility Agent as soon as is reasonably practicable, of the contents of any communication received by it from any Borrower or any Lessee pursuant to any Transaction Document. The Security Trustee shall have no obligation to notify any Borrower or any Lessee of the contents of any communication received by it under any Transaction Document.

25.17	No Restriction on Other Business

The Security Trustee and each of the Lender may, without any liability to account to any of the other Financing Parties, accept deposits from, lend money to, and generally engage in any kind of trust or banking business with, or be the owner or holder of any shares or other securities of, any Borrower, any Lessee or any of their respective Subsidiaries or affiliates or any of the other Financing Parties as if it were not the Security Trustee or, as the case may be, a Lender. The Security Trustee shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.18	Right of Security Trustee

With respect to its own participation in the Transaction Documents, the Security Trustee shall have the rights and powers thereunder and under the Transaction Documents of a lender and may each exercise the same as though it were not performing the duties and functions delegated to it under this Agreement.

25.19	Retirement of Security Trustee

The Security Trustee may retire from its appointment as Security Trustee under this Agreement without giving any reason having given not less than thirty (30) days notice of its intention to do so to the Financing Parties and each Borrower; provided always that no such retirement shall take effect unless such retirement relates to all the trusts constituted and evidenced by this Agreement and a successor Security Trustee in respect of all trusts constituted and evidenced by this Agreement has been appointed by instrument in writing signed by the Security Trustee:

25.19.1	a trust corporation, bank or financial institution nominated by the Facility Majority Senior Lenders; or

25.19.2	failing such a nomination, any trust corporation, bank or financial institution nominated by the Security Trustee after consultation with the Financing Parties and each Borrower and with the consent of the Facility Majority Senior Lenders, and, in either case, such successor security trustee shall have duly accepted such appointment by delivering to the Facility Agent and each Borrower written confirmation (in a form acceptable to the Facility Agent) of such acceptance agreeing to be bound by this Agreement in the capacity of Security Trustee as if it had been an original party to this Agreement. All costs associated with such retirement shall be for the account of the retiring Security Trustee unless it is as a consequence of an agreement reached pursuant to Clause 33 (Mitigation) in which case all such costs shall be for the account of the Borrowers.

25.20	Removal of Security Trustee

The Facility Majority Senior Lenders may at any time require the Security Trustee to retire from its appointment as Security Trustee with respect to all of the trusts constituted and evidenced by this Agreement without giving any reason upon having given to the Security Trustee and each Borrower not less than thirty (30) days’ prior written notice to such effect. The Security Trustee agrees to co-operate in giving effect to such resignation in accordance with any such notice duly received by it and, in such connection, shall execute all such deeds and documents as the Facility Agent may reasonably require in order to provide for (a) such resignation, (b) the appointment of a successor security trustee and trustee in accordance with Clause 25.19 (Retirement of Security Trustee) and (c) the transfer of the rights and obligations of the Security Trustee under this Agreement to such successor, in each case in a legal, valid and binding manner. The Lenders agree that any costs associated with such removal (including in relation to any such deeds or documents previously referred to in this Clause 25.20) shall be borne by the Lenders rateably in accordance with their respective liabilities.

25.21	Discharge of Retiring Security Trustee

Upon any successor to the Security Trustee being appointed pursuant to Clause 25.19 (Retirement of Security Trustee) or Clause 25.20 (Removal of Security Trustee), the retiring Security Trustee shall be discharged from any further obligation under the Transaction Document and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to the Transaction Document in place of the retiring Security Trustee provided that the retiring Security Trustee shall remain entitled to the benefit of Clause 23 (Facility Agent and Security Trustee) and this Clause 25 to the extent it relates to any action or obligation during such period as it acted as Security Trustee.

26.	INTERCREDITOR ARRANGEMENTS

26.1	General Restriction on Enforcement of Security

26.1.1	Except as permitted by this Clause 26 (Intercreditor Arrangement), no Secured Party shall take any Enforcement Action at any time.

26.1.2	Except as permitted by Clause 29.2 (No Acceleration), no Junior Lender shall accelerate any Junior Loan.

26.2	Enforcement Action

After the occurrence of a Relevant Event each of the Secured Parties irrevocably authorises the Security Trustee to:

26.2.1	take any Enforcement Action (subject to the terms of this Agreement);

26.2.2	demand, sue, prove and give receipt for any or all of the Secured Obligations;

26.2.3	collect and receive all distributions on, or on account of, any or all of the Secured Obligations; and

26.2.4	file claims, take proceedings and do all other things the Security Trustee considers reasonably necessary to recover the Secured Obligations.

26.3	Facility Agent’s directions

The Security Trustee will enforce the Collateral and undertake Enforcement Action (or refrain from doing so) as directed by the Facility Agent acting on the instructions of the Majority Senior Lenders of the related Loan or, if it relates to all of the Loans, the Facility Majority Senior Lenders. At all times after the request to commence enforcement has been issued and subject to the terms of this Agreement, the Security Trustee will act on the directions of the Facility Agent (acting on the instructions of the Majority Senior Lenders of the related Loan or, if it relates to all of the Loans, the Facility Majority Senior Lenders) who shall be entitled to give directions and do any other things in relation to the enforcement of the Collateral (including in connection with but not limited to, the disposal, collection or realisation of assets subject to the Collateral) that it considers appropriate including (without limitation) determining the timing and manner of any Enforcement Action against any particular person or asset.

26.4	Junior Lenders’ waiver

Until the Senior Secured Obligations Discharge Date has occurred and to the extent permitted under applicable law and subject to Clause 11 (Application of Proceeds), each Junior Lender waives all rights it may otherwise have to require that the Collateral be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Collateral or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

26.5	Hedging Bank’s waiver

Until the Junior Secured Obligations Discharge Date has occurred and to the extent permitted under applicable law and subject to Clause 11 (Application of Proceeds), the Hedging Bank waives all rights it may otherwise have to require that the Collateral be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Collateral or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

26.6	Secured Parties’ actions

The Secured Parties will do all things that the Security Trustee reasonably requests in order to give effect to this Clause 26 and, if the Security Trustee is not entitled to take any of the actions contemplated by this Clause 26 or if the Security Trustee requests any Secured Party to take that action, that Secured Party will (subject to being indemnified for any Losses it may suffer as a consequence of such action on terms reasonably satisfactory to it) undertake those actions itself in accordance with the reasonable instructions of the Security Trustee.

27.	TURNOVER OF RECEIPTS

27.1	Turnover by the Secured Parties

Subject to Clause 27.2 (Permitted assurance and receipts) if at any time prior to the discharge in full of the Secured Obligations, any Finance Party receives or recovers:

27.1.1	any payment or distribution of, or on account of or in relation to, any of the Secured Obligations which is not permitted by Clause 11 (Application of Proceeds);

27.1.2	any amount by way of set-off in respect of any of the Secured Obligations owed to them (which, for the avoidance of doubt, does not include any amount received by the Hedging Bank by virtue of the payment netting or close-out netting provisions of any Hedging Agreement);

27.1.3	the proceeds of any enforcement of any Collateral except in accordance with Clause 11 (Application of Proceeds); or

27.1.4	any distribution in cash or in kind made as a result of the occurrence of an insolvency event in respect of any Borrower which relates to any of the Secured Obligations,

that Finance Party will pay an amount equal to that receipt or recovery to the Security Trustee, to be held on trust by the Security Trustee for application in accordance with the terms of this Agreement.

27.2	Permitted assurance and receipts

Nothing in this Agreement shall restrict the ability of any Lender to:

27.2.1	arrange with any person any assurance against loss in respect of, or reduction of its credit exposure to, any Borrower (including assurance by way of credit based derivative, insurance policy or sub-participation); or

27.2.2	to receive or recover any sum in respect of its Secured Obligations as a result of any assignment or transfer permitted by Clause 19 (Assignment of Rights),

and that Lender shall not be obliged to account to any other Party for any sum received by it as a result of that action.

28.	COVENANTS OF BORROWER, JUNIOR LENDERS AND HEDGING BANK

28.1	Borrower and Junior Lenders

Each Borrower and the Junior Lenders (if any) covenant in favour of each other Party that they shall not, without the prior written consent of the Facility Agent, (i) make or cause or permit to be made any amendment or modification to any Junior Loan; (ii) amend, vary, modify, supplement, restate, novate or replace or agree to any amendment, variation, modification, supplement, restatement, novation or replacement of any Junior Loan; or (iii) except in the case of the Security Documents grant (in the case of such Borrower) or accept (in the case of the Junior Lenders) any Liens (other than Permitted Liens) in respect of any amounts due under this Agreement.

28.2	Borrower and Hedging Bank

Each Borrower and the Hedging Bank covenant in favour of each other Party that they shall not, without the prior written consent of the Facility Agent, (i) make or cause or permit to be made any amendment or modification to any Hedging Agreement; (ii) amend, vary, modify, supplement, restate, novate or replace or agree to any amendment, variation, modification, supplement, restatement, novation or replacement of any Hedging Agreement other than as permitted by Clause 19.12 (Transfers by Hedging Bank); or (iii) except in the case of the Security Documents grant (in the case of such Borrower) or accept (in the case of the Hedging Bank) any Liens (other than Permitted Liens) in respect of any amounts due under any Hedging Agreement.

29.	JUNIOR LOAN AND HEDGING AGREEMENT SUBORDINATION

29.1	Junior Loan Subordination

Each of the Junior Lender hereby undertakes in favour of the Senior Finance Parties that it’s rights under, in and to this Agreement, the other Transaction Documents are, and shall at all times until the Senior Secured Obligations Discharge Date has occurred, be subject and subordinated to the rights of the Senior Lenders and the Security Trustee in, to and under this Agreement and the other Transaction Documents and that no amounts shall be payable to it under the Transaction Documents otherwise than in accordance with the terms of this Agreement until the Senior Secured Obligations Discharge Date has occurred.

29.2	Junior Loans: No Acceleration

Each of the Junior Lenders hereby undertakes in favour of the Senior Finance Parties that unless and until the relevant Senior Loan has been accelerated or the relevant Senior Secured Obligations Discharge Date has occurred, it will not accelerate any Junior Loan or any part thereof (including, without limitation, upon the occurrence of an Event of Default in respect of any Junior Loan).

29.3	Junior Loans: Directions to Borrower

Each of the Junior Lenders hereby undertakes in favour of the Senior Finance Parties that until the Senior Secured Obligations Discharge Date has occurred, it will not instruct or direct any Borrower to exercise any right, power, authority or discretion vested in it, under, or in connection with any Transaction Document or refrain from exercising any right, power, authority or discretion vested in it thereunder, and each of the Junior Lenders hereby agrees and acknowledges that any Borrower shall only accept such instructions from the Facility Agent (acting solely on the instructions of the Majority Senior Lenders of the related Loan or, if it relates to all of the Loans, the Facility Majority Senior Lenders).

29.4	Junior Loans: Sharing of Additional Security

Until the Senior Secured Obligations Discharge Date has occurred, none of the Junior Lender will accept any Lien or guarantee from any Borrower or any Lessee or any other person in respect of any amounts due under this Agreement or any other amounts or obligations arising under any Transaction Document (except for the Security Documents) unless the benefit thereof is extended pro rata to the Facility Agent and the Facility Lenders with respect to the amounts due to them under the Transaction Documents or such Junior Lender agrees in writing that any proceeds of such Lien or guarantee will be applied in accordance with the terms of this Agreement.

29.5	Hedging Agreement Subordination

The Hedging Bank hereby undertakes in favour of the Senior Finance Parties and the Junior Lenders that it’s rights under, in and to this Agreement, the Hedging Agreements and the other Transaction Documents are, and shall at all times until the Junior Secured Obligations Discharge Date has occurred, be subject and subordinated to the rights of the Senior Lenders, the Junior Lenders and the Security Trustee in, to and under this Agreement and the other Transaction Documents and that no amounts shall be payable to it under the Transaction Documents otherwise than in accordance with the terms of this Agreement until the Junior Secured Obligations Discharge Date has occurred.

29.6	Hedging Agreements: Acceleration

The Hedging Bank shall, if so requested by the Facility Agent (acting on the instructions of the Majority Senior Lenders) following the occurrence of an Event of Default (as defined in a Hedging Agreement) in respect of the Borrower or a Termination Event (as defined in a Hedging Agreement), terminate the Hedging Agreement in whole or part.

29.7	Hedging Agreements: Directions to Borrower

The Hedging Bank hereby undertakes in favour of the Senior Finance Parties and the Junior Lenders that until the Junior Secured Obligations Discharge Date has occurred, it will not instruct or direct any Borrower to exercise any right, power, authority or discretion vested in it, under, or in connection with any Transaction Document or refrain from exercising any right, power, authority or discretion vested in it thereunder, and the Hedging Bank hereby agrees and acknowledges that any Borrower shall only accept such instructions from the Facility Agent (acting solely on the instructions of the Majority Senior Lenders of the related Loan or, if it relates to all of the Loans, the Facility Majority Senior Lenders).

29.8	Hedging Agreements: Sharing of Additional Security

Until the Junior Secured Obligations Discharge Date has occurred, the Hedging Bank will not accept any Lien or guarantee from any Borrower or any Lessee or any other person in respect of any amounts due under any Hedging Agreement or any other amounts or obligations arising under any Transaction Document (except for the Security Documents) unless the benefit thereof is extended pro rata to the Facility Agent, the Senior Lenders, the Junior Lenders and the Hedging Bank with respect to the amounts due to them under the Transaction Documents or the Hedging Bank agrees in writing that any proceeds of such Lien or guarantee will be applied in accordance with the terms of this Agreement.

30.	RELEASE OF SECURITY

30.1	Release of Mortgage

Subject to Clause 30.3 (Counsel’s advice), if at any time any Borrower has repaid or prepaid in full a Loan (and all other amounts expressed to be due and payable at such time including under the corresponding Hedging Agreement) then, provided that no Event of Default is then continuing, the Financing Parties shall, at the request and cost of that Borrower, take such action as that Borrower may reasonably require for the discharge and release of the Mortgage in respect of the relevant Aircraft the subject of such Loan and cancel and terminate any other Security Documents creating security over such Aircraft (without recourse to or warranty by any Financing Party).

30.2	Release of Collateral

Subject to Clause 30.3 (Counsel’s advice), the Financing Parties agree that upon repayment and payment to the relevant Lenders fully, finally and indefeasibly of each Loan under this Agreement and all other amounts of the Secured Obligations then due and owing to the Financing Parties then, provided that no relevant Commitment is in force, the Financing Parties will promptly confirm to the Security Trustee that the Collateral is released from any security constituted by the Security Documents (without recourse to or warranty by any Financing Party), save to the extent such security has previously been released in accordance with Clause 30.1, and the Security Trustee (at the cost of the relevant Borrower) will execute such agreements, give such notices and do such other things as the relevant Borrower may reasonably request to give effect to such release.

30.3	Counsel’s advice

No Financing Party shall be required to release any Mortgage or any part of the Collateral if a Financing Party has been advised by relevant legal counsel (to be approved by the relevant Borrower) that, by reason of the application of any bankruptcy, insolvency or other applicable laws affecting creditors’ rights and the discharge of obligations, any Financing Party will or will become likely to be obliged to pay to or account to any liquidator or trustee in bankruptcy any amount corresponding to all or any part of the amount paid in or towards such discharge.

31.	BUY-OUT RIGHTS

The Facility Agent and the Senior Lenders severally hereby agree with the Junior Lenders that:

31.1.1	following the occurrence of a Lease Event of Default which is continuing, the Senior Lenders of the related Loan shall, if requested by the Junior Lenders of the related Loan, transfer all of their rights and interests under this Agreement and the other Transaction Documents in relation to the Loan relating to the Aircraft subject to the Lease Event of Default to the relevant Junior Lenders against payment of the Transfer Amount (to be made by the relevant Junior Lenders within three (3) Business Days of the relevant Junior Lenders’ request) whereupon each relevant Senior Lender shall forthwith deliver to the relevant Junior Lenders a Transfer Certificate in accordance with this Agreement and give written notice to the Lessee of such transfer, and the Facility Agent shall promptly comply with its obligations under Clause 19 (Assignment of Rights) and Schedule 2 (Form of Transfer Certificate) with respect to such transfer; and

31.1.2	the Senior Lenders of the related Loan shall only be obliged to transfer all of their rights and interests under this Agreement and the other Transaction Documents in relation to the Loan relating to the Aircraft subject to the Lease Event of Default to the relevant Junior Lenders in accordance with Clause 31.1.1 if, on or before the proposed Transfer Date, the Junior Lenders have exercised their rights under Clause 31.1.1.

32.	CURE RIGHTS

The Senior Lenders of a Loan severally hereby agree with the Junior Lenders of such Loan that the Junior Lenders of such Loan shall have the right but not the obligation to elect to cure any Lease Event of Default relating to such Loan (which is curable) at any time from the occurrence of a Lease Event of Default to and excluding the date which is thirty (30) days following the date of receipt of the Notice of Default in respect of such Lease Event of Default in respect thereof unless the Junior Lenders of such Loan have previously effected cures with respect to six (6) Lease Events of Default relating to such Loan during the Lease Period. Accordingly, if the relevant Lessee fails to pay any amount comprising any Rent under the relevant Lease Agreement, the Senior Lenders of such Loan will accept as adequate cure of that failure, payment by the Junior Lenders of such Loan to the Facility Agent of an amount equal to the corresponding amount then due and payable by any Borrower to the Senior Lenders of such Loan under the Transaction Documents (and, for the avoidance of doubt, the corresponding obligations of the relevant Borrower to the Senior Lenders of such Loan under this Agreement shall be discharged pro tanto and the obligations of the relevant Borrower to the Junior Lenders of such Loan shall be increased by a corresponding amount and be payable on demand to the Junior Lenders of such Loan by the relevant Borrower).

33.	MITIGATION, CONSULTATION AND TAX CREDITS

33.1	Mitigation

If any party hereto becomes aware of any circumstances (“Circumstances”) which would result in:

33.1.1	any subjection to Tax or any deduction or withholding of the nature referred to in Clauses 8.2 (Tax Gross-Up) or 8.4 (Tax Indemnity); or

33.1.2	any cost, reduction in rate of return, increased cost or liability (each an “Increased Cost”) for any such person of the nature referred to in Clause 13.2 (Increased Costs); or

33.1.3	any illegality (including, without limitation, any illegality of the nature referred to in Clause 13.1 (Illegality) having a material adverse effect on any of the Transaction Documents to which any such person is a party and/or the transactions contemplated thereby; or

33.1.4	any equivalent provision to Clauses 33.1.1, 33.1.2 or 33.1.3 in any Lease Agreement,

then such party shall notify the Facility Agent thereof (and the Facility Agent shall promptly notify each of the other relevant parties) and if any party so requests (and at the expense of the party making such request), each Borrower and the relevant Financing Parties shall consult in good faith with each other and, if so requested, the relevant Lessee, for a period (the “Mitigation Period”) of up to fifteen (15) days (or in the case of any unlawfulness as referred to above, such shorter period as is reasonably permissible having regard to the rights, interests and position of the relevant Lenders, the Agents and each Borrower under such Transaction Documents) with a view to each party hereto taking such steps as may be open to it to mitigate the effects of such Circumstances and/or re-structure the transactions contemplated by the Transaction Documents with a view to avoiding such Circumstances provided that no party shall be under any obligation to take any such action or other steps if to do so would or would be likely to involve it in any unlawful activity or would involve it in any loss, cost, liability or expense or Tax disadvantage unless indemnified by any other party to its satisfaction or if, in the opinion of such party (acting reasonably), to do so might be prejudicial to it.

33.2	Consultation Regarding Indemnity Claims

Each of the Indemnitees hereby agrees that, in circumstances where any Borrower is required to make a tax or general indemnity payment to such Indemnitee under any provision of this Agreement which payment is to be funded by a payment from the relevant Lessee under a Lease Agreement, so long as no Lease Event of Default has occurred and is continuing, such Indemnitee will consult in good faith with the relevant Lessee in accordance with the relevant Lease Agreement with a view to such Indemnitee (or the relevant Lessee and such Indemnitee together) taking action to challenge or contest the relevant tax or indemnity payment, provided that such Indemnitee will have no obligation to agree to taking action to challenge or contest the relevant tax or indemnity provision.

33.3	Tax Credits

If any Borrower makes a payment under Clause 8.2 (Tax Gross-Up) or under any other tax indemnity provision of this Agreement and a Lender determines in its absolute discretion that it has received or been granted a credit against or relief or remission for, or repayment of, any Tax paid or payable by it in respect of or which takes account of the deduction, withholding or other matter giving rise to such payment, such Lender shall, to the extent it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to such Borrower such amount as such Lender shall have determined to be attributable to such deduction or withholding or other matter and which will leave such Lender (after such payment) in a position which it determines to be no better or worse than it would have been in if such Borrower had not been required to make such deduction or withholding or such other matter had not arisen. Nothing herein contained shall:

33.3.1	oblige such Lender to claim any credit, relief, remission or repayment within any particular time;

33.3.2	interfere with the right of such Lender to arrange its Tax or other affairs in whatever manner it thinks fit;

33.3.3	oblige such Lender to disclose any information relating to its Tax or other affairs or any computations in respect thereof;

33.3.4	require such Lender to do anything that it determines would or may prejudice its ability to benefit from any other credit, relief, remission or repayment to which it may be entitled; or

33.3.5	require such Lender to give any priority as to the order in which it allocates to any person or class of persons any such credit, relief, remission or repayment.

34.	CONFIDENTIALITY

34.1	Confidentiality

At all times during the continuance of this Agreement and after the termination thereof, each of the parties hereto shall, and shall procure that their respective officers, employees and agents shall, keep confidential and shall not, without the prior written consent of each other party hereto, disclose to any third party any Transaction Document or any information, reports or documents relating to the transactions contemplated by any Transaction Document save that each party shall be entitled, to disclose any Transaction Document or, any such information, reports or documents:

34.1.1	in connection with any proceedings arising out of or in connection with this Agreement or any of the other Transaction Documents to the extent that such party may consider necessary to protect its interest; or

34.1.2	to any investor or potential investor of any Borrower; or

34.1.3	to any potential assignee or transferee of its rights under this Agreement or any of the other Transaction Documents, subject to it obtaining an undertaking from such potential assignee or transferee in corresponding terms to this Clause 34; or

34.1.4	if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise; or

34.1.5	pursuant to any Applicable Law; or

34.1.6	if obliged by Applicable Law to do so at any time, to any fiscal, monetary, tax, governmental or other competent authority; or

34.1.7	to its auditors, legal, tax or other professional advisers.

35.	WAIVER

35.1	No Set-Off

No Borrower shall be entitled to deduct any sum which may be due to it or any other Borrower from the Lenders (or any of them) howsoever arising from any sum payable by it or any other Borrower under or in connection with this Agreement. No Borrower shall be entitled to refuse or to postpone performance of any payment or other obligations under this Agreement by reason of any claim which it may have or may consider that it has against the Lenders (or any of them) under or in connection with this Agreement or any other agreement with any of the Lenders.

35.2	Rights Cumulative

No failure to exercise nor any delay in exercising on the part of the Facility Agent, the Security Trustee, the Hedging Bank or any of the Lenders any right or remedy under this Agreement or any of the Transaction Documents or in connection herewith or therewith shall operate as a waiver thereof nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by or arising out of operation of law.

36.	GOVERNING LAW AND JURISDICTION

36.1	Governing Law

This Agreement, and any non-contractual obligations arising from or connected with it, shall be governed by and construed in accordance with the laws of England.

36.2	English Courts

Each Borrower irrevocably agrees for the benefit of each Financing Party that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

36.3	Service of Process

Each Borrower agrees that the process by which any suit, action or proceeding is begun in England may be served on it by being delivered to Clifford Chance Secretaries Limited at 10 Upper Bank Street, London, E14 5JJ, England. If the appointment of the persons mentioned in this Clause 36.3 ceases to be effective each Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment by each Borrower, the Facility Agent shall be entitled to appoint such a person by notice to the relevant Borrower. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

36.4	Other Courts

Notwithstanding Clause 36.2 (English Courts), each Financing Party reserves the right to institute any legal action or proceedings arising out of or in connection with this Agreement in the courts of any other jurisdiction where assets of any Borrower may be found, whether concurrently or not, and each Borrower hereby irrevocably submits to the jurisdiction of each such court.

36.5	Consent to Enforcement

Each Borrower hereby consents generally in respect of any legal action or proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such action or any legal action or proceedings including without limitation the making, enforcement or execution against any property whatsoever (irrespective of its intended use) of any order or judgment which may be made or given in such action or proceedings.

36.6	Non-Exclusive Submissions

The submissions to the jurisdiction of the courts referred to in this Clause 36 shall not (and shall not be construed so as to) limit the right of any Financing Party to take proceedings against any Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by Applicable Law.

36.7	Discharge of Obligations

No payments to any Financing Party hereunder (or pursuant to any award or judgment or order of the court of otherwise) shall operate as a complete and full discharge of the obligations of any Borrower in respect of which it was made unless and until such payment in full shall have been received in the currency of account of such obligation and to the extent that the amount of any such payment shall on any necessary conversion into the currency of account in which the payment fell due fall short of the amount of the relevant obligation expressed in such currency of account, the relevant Borrower shall remain indebted to the relative Financing Party(ies) in such sum as shall upon conversion into the currency of account in which the payment fell due equal the amount of the shortfall.

37.	PARTIAL INVALIDITY OR UNENFORCEABILITY

37.1	Partial Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any case be affected or impaired thereby.

37.2	Implementation of Provisions

Any provisions which may prove to be or become invalid, illegal or unenforceable in whole or in part shall so far as is permissible in law be implemented in accordance with the spirit and purpose of this Agreement.

38.	LANGUAGE - AMENDMENTS - SURVIVAL OF INDEMNITIES

38.1	Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts each of which when executed and delivered shall constitute an original but all counterparts shall together constitute but one and the same instrument.

38.2	Amendments

All amendments to this Agreement shall be made in writing.

38.3	Communications in English

All communications hereunder shall be in English and if any of the documents mentioned in or required under this Agreement shall not be in the English language a certified English translation shall be attached (which in the event of any conflict shall prevail).

38.4	Continuing Indemnities

The indemnities in favour of the Lenders, the Security Trustee, the Hedging Bank and/or the Facility Agent contained in this Agreement shall continue in full force and effect in accordance with their terms notwithstanding any breach by the Lenders, or any of them, the Security Trustee, the Hedging Bank or the Facility Agent and not withstanding repayment of the Loan in full together with accrued interest thereon and any and all other amounts that may have become due and payable hereunder.

39.	THIRD PARTY RIGHTS

The parties do not intend that any term of this Agreement shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 (the “Act”) by any person who is not a party to this Agreement provided that:

(a)	each Indemnitee may enforce its rights under Clause 12 (Indemnities) in accordance with the terms of the Act;

(b)	the parties may rescind, waive, vary, release, assign, novate or otherwise dispose of any of their respective rights and obligations under this Agreement without the consent of any Indemnitee or any other person who is not a party to this Agreement (save as otherwise expressly agreed in this Agreement or any other Transaction Document).

40.	JOINT AND SEVERAL

The obligations and liabilities of the Borrowers hereunder and the Transaction Documents are joint and several.

IN WITNESS WHEREOF this Agreement has been executed as a deed by the duly authorised representatives of the parties hereto on the date first written above.

EXECUTION PAGES

(LOAN AGREEMENT)

The Borrowers

SIGNED SEALED AND DELIVERED	)
AS A DEED by the duly authorised attorney of	)
BAKER & SPICE AVIATION LIMITED	)
by:	)
)
	)	Title: Attorney-in-fact
	)	Name:

in the presence of:

Witness Signature:

Witness Name:

Witness Address and Occupation:

EXECUTED by COMMERCIAL AVIATION	)
SOLUTIONS AUSTRALIA PTY. LTD.	)
as trustee for The Aviation Solutions Unit	)
Trust in accordance with section 127(1) of the	)
Corporations Act 2001 (Cwlth) by authority	)
of its directors:	)
)

Signature of director		Signature of director/company secretary

Name of director (block letters)		Name of director/company secretary (block letters)

EXECUTED by CORONET AVIATION	)
AUSTRALIA PTY. LTD	)
as trustee for The Barcom Aviation Unit	)
Trust in accordance with section 127(1) of the	)
Corporations Act 2001 (Cwlth) by authority	)
of its directors:	)
)

Signature of director		Signature of director/company secretary

Name of director (block letters)		Name of director/company secretary (block letters)

EXECUTION PAGES

(LOAN AGREEMENT)

The Facility Agent

EXECUTED AS A DEED by	)
BANK OF SCOTLAND PLC	)
acting by:	)
in the presence of:	)

Signature:

Name:

Title:

The Security Trustee

EXECUTED AS A DEED by	)
BANK OF SCOTLAND PLC	)
acting by:	)
in the presence of:	)

Signature:

Name:

Title:

The Hedging Bank

EXECUTED AS A DEED by	)
BANK OF SCOTLAND PLC	)
acting by:	)
in the presence of:	)

Signature:

Name:

Title:

EXECUTION PAGES

(LOAN AGREEMENT)

The Senior Lenders

EXECUTED AS A DEED by	)
BANK OF SCOTLAND PLC	)
acting by:	)
in the presence of:	)

Signature:

Name:

Title:

EXECUTED AS A DEED by	)
COMMBANK EUROPE LIMITED	)
acting by:	)
in the presence of:	)

Signature:

Name:

Title:

EXECUTED AS A DEED by	)
COMMONWEALTH BANK OF AUSTRALIA	)
acting by:	)
in the presence of:	)

Signature:

Name:

Title:

The Junior Lenders

EXECUTED AS A DEED by	)
BANK OF SCOTLAND PLC	)
acting by:	)
in the presence of:	)

Signature:

Name:

Title: